Filed Pursuant to Rule 424(b)(3)

Registration No. 333-161898

PROSPECTUS

(Proposed Holding Company for OBA Bank)

Up to 4,025,000 Shares of Common Stock

OBA Financial Services, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of OBA Bancorp, MHC from the mutual to the stock form of organization. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “OBAF” upon conclusion of the stock offering. There is currently no public market for the shares of our common stock.

We are offering up to 4,025,000 shares of common stock for sale on a best efforts basis. We may sell up to 4,628,750 shares of common stock because of demand for the shares in excess of 4,025,000 shares or changes in market conditions that would increase our pro forma market value in excess of $40.3 million (4,025,000 shares multiplied by the $10.00 purchase price per share) without resoliciting subscribers. We must sell a minimum of 2,975,000 shares in order to complete the offering.

We are offering the shares of common stock in a “subscription offering.” Depositors of OBA Bank with aggregate account balances of at least $50 as of the close of business on April 30, 2008 will have first priority rights to buy our shares of common stock. Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering.” We also may offer for sale shares of common stock not purchased in the subscription offering or community offering through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc.

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered through a single qualifying account or by any person in the subscription offering is 25,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 50,000 shares in the offering. The offering is expected to expire at 3:00 p.m., Eastern Time, on December 15, 2009. We may extend this expiration date without notice to you until January 29, 2010, unless the Office of Thrift Supervision approves a later date, which may not be beyond December 22, 2011. Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond January 29, 2010, or the number of shares of common stock to be sold is increased to more than 4,628,750 shares or decreased to fewer than 2,975,000 shares. If the offering is extended beyond January 29, 2010, or the number of shares of common stock to be sold is increased to more than 4,628,750 shares or decreased to fewer than 2,975,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock will be returned promptly. Funds received during the offering will be held in a segregated account at OBA Bank or, in our discretion, at another insured depository institution, and will earn interest at 0.25%.

Keefe, Bruyette & Woods, Inc. will assist us in selling our shares of common stock on a best efforts basis. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of the common stock that are being offered for sale.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors ” beginning on page 14.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Maximum	Adjusted Maximum
Number of shares	2,975,000	4,025,000	4,628,750
Gross offering proceeds	$29,750,000	$40,250,000	$46,287,500
Estimated offering expenses (excluding selling agent fees and expenses)	$825,500	$825,500	$825,500
Estimated selling agent fees and expenses (1)	$404,125	$524,875	$594,306
Estimated net proceeds	$28,520,375	$38,899,625	$44,867,694
Estimated net proceeds per share	$9.56	$9.66	$9.69

(1)	The amounts shown assume that all shares are sold in the subscription offering. If shares are sold in the community offering and/or the syndicated community offering, compensation paid to Keefe, Bruyette & Woods, Inc. will be higher and net proceeds and net proceeds per share will be lower. See “The Conversion; Plan of Distribution—Marketing and Distribution; Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For assistance, please call the Stock Information Center, toll free, at (877) 860-2070.

KEEFE, BRUYETTE & WOODS

The date of this prospectus is November 12, 2009.

OBA bank

Since 1861

81
83
70
795
95
70
Baltimore
270
Columbia
695
Germantown
Gaithersburg
95
97
Bethesda
50
301
Washington, DC
495

Germantown
20300 Seneca Meadows Parkway
Germantown, MD 20876

Bethesda
5229 River Road
Bethesda, MD 20816

Columbia
10840 Little Patuxent Parkway
Columbia, MD 21044

Washington, DC
700 7th Street, NW
Washington, DC 20001

Maryland
Delaware
West Virginia
Virginia

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the notes to the Consolidated Financial Statements.

In this prospectus, the terms “we, “our,” and “us” refer to OBA Financial Services, Inc. and OBA Bank unless the context indicates another meaning.

OBA Bank

OBA Bank is a federally chartered savings bank headquartered in Germantown, Maryland. OBA Bank was organized in 1861, and reorganized into the mutual holding company structure in 2007. OBA Bank is currently the wholly owned subsidiary of OBA Bancorp, Inc., a federal corporation, which is the wholly owned subsidiary of OBA Bancorp, MHC, a federal mutual holding company. On a consolidated basis, as of June 30, 2009, OBA Bancorp, MHC had total assets of $362.5 million, total loans of $284.1 million, total deposits of $244.5 million and equity of $38.6 million. At that date, 71.7% of our assets were real estate loans, and 7.4% were mortgage-backed securities. We provide financial services to individuals, families and businesses through our five banking offices located in the Maryland counties of Montgomery and Howard and the District of Columbia.

OBA Bank’s business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, commercial real estate loans, home equity loans and lines of credit, commercial business loans and investment securities. To a much lesser extent, we also originate construction loans and consumer loans. OBA Bank offers a variety of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts.

OBA Bank’s executive offices are located at 20300 Seneca Meadows Parkway, Germantown, Maryland 20876. Our telephone number at this address is (301) 916-0742. Our website address is www.obabank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

OBA Financial Services, Inc.

OBA Financial Services, Inc. is a newly formed Maryland corporation that will own all of the outstanding shares of common stock of OBA Bank upon completion of the mutual-to-stock conversion and the offering. Other than matters of an organizational nature, OBA Financial Services, Inc. has not engaged in any business to date.

Our executive offices are located at 20300 Seneca Meadows Parkway, Germantown, Maryland 20876. Our telephone number at this address is (301) 916-0742.

Our Organizational Structure

In December 2007, OBA Bank’s mutual predecessor reorganized into the mutual holding company form of organization by forming OBA Bancorp, MHC. OBA Bancorp, MHC owns 100% of the outstanding shares of common stock of OBA Bancorp, Inc., a federal corporation. OBA Bancorp, MHC is a mutual holding company that has no stockholders and is controlled by its members. OBA Bancorp, Inc. owns 100% of the outstanding shares of common stock of OBA Bank. OBA Bancorp, Inc. has not issued shares of stock to the public.

Pursuant to the terms of OBA Bancorp, MHC’s plan of conversion and reorganization, OBA Bancorp, MHC will convert from a mutual holding company to the stock holding company corporate structure. Upon the completion of the conversion, OBA Bancorp, MHC and OBA Bancorp, Inc. will cease to exist, and OBA Bank will be a wholly owned subsidiary of OBA Financial Services, Inc.

Business Strategy

Our business strategy is to grow and improve our profitability by:

•	Remaining a community-oriented financial institution while continuing to increase our servicing of small businesses in our market area;

•	Increasing commercial business and commercial real estate lending while maintaining high asset quality;

•	Emphasizing lower cost core deposits by attracting new customers and enhancing existing customer relationships; and

•	Expanding our branch network.

A full description of our products and services begins on page 77 of this prospectus under the heading “Business of OBA Bank.”

These strategies are intended to guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the conversion and the offering, subject to changes necessitated by future market conditions and other factors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•	to improve our capital position during a period of significant economic uncertainty;

•	to support our internal growth through lending in communities we serve or may serve in the future;

•	to assist us in managing interest rate risk;

•	to provide additional financial resources to pursue future expansion and acquisition opportunities, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. As of June 30, 2009, OBA Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.

For further information about our reasons for the conversion and stock offering, please see “The Conversion; Plan of Distribution—Reasons for the Conversion.”

Terms of the Conversion and the Offering

Under OBA Bancorp, MHC’s plan of conversion and reorganization, our organization will convert to a fully public stock holding company structure. In connection with the conversion, we are offering between 2,975,000 and 4,025,000 shares of common stock to eligible depositors and borrowers of OBA Bank, to our employee benefit plans and, to the extent shares remain available, to the general public. The number of shares of common stock to be sold may be increased to up to 4,628,750 as a result of demand for the shares or changes in the market for financial institution stocks. Unless the number of shares of common stock to be offered is increased to more than 4,628,750 or decreased to less than 2,975,000, or the offering is extended beyond January 29, 2010, subscribers will not have the opportunity to change or cancel their stock orders.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing advisor in the offering, will use its best efforts to assist us in selling shares of our common stock. Keefe, Bruyette & Woods, Inc. is not obligated to purchase any shares of common stock in the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to depositors of OBA Bank with aggregate account balances of at least $50 as of the close of business on April 30, 2008.

•

Second, to OBA Bank’s tax-qualified employee benefit plans (including our employee stock ownership plan and 401(k) plan), which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering.

•	Third, to depositors of OBA Bank with aggregate account balances of at least $50 as of the close of business on September 30, 2009.

•	Fourth, to depositors of OBA Bank as of October 31, 2009 and to borrowers of OBA Bank as of July 20, 2006 whose borrowings remain outstanding as of October 31, 2009.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons residing in the

Maryland counties of Montgomery and Howard and the District of Columbia. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. If shares remain available for sale following the subscription offering or community offering, we also may offer for sale shares of common stock through a “syndicated community offering” managed by Keefe, Bruyette & Woods, Inc. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his or her stock order and certification form all deposit accounts in which he or she had an ownership interest at April 30, 2008, September 30, 2009 or October 31, 2009, as applicable. Failure to list all accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first in the order of priority to subscribers in the subscription offering.

For a detailed description of the offering, including share allocation procedures, please see “The Conversion; Plan of Distribution.”

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of OBA Financial Services, Inc., assuming the conversion and the offering are completed. RP Financial, LC., our independent appraiser, has estimated that, as of August 28, 2009, this market value ranged from $29.8 million to $40.3 million, with a midpoint of $35.0 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale by us will range from 2,975,000 shares to 4,025,000 shares. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

RP Financial, LC. advised the Board of Directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC. selected a group of 10 comparable public companies for this analysis.

The appraisal peer group consists of the following companies, with asset size as of June 30, 2009.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
BCSB Bancorp, Inc.	BCSB	Nasdaq	Baltimore, MD	$587
Citizens Community Bancorp, Inc.	CZWI	Nasdaq	Eau Claire, WI	$547
Elmira Savings Bank	ESBK	Nasdaq	Elmira, NY	$516
Fidelity Bancorp, Inc.	FSBI	Nasdaq	Pittsburgh, PA	$741
First Capital, Inc.	FCAP	Nasdaq	Corydon, IN	$449
LSB Financial Corp.	LSBI	Nasdaq	Lafayette, IN	$376
Liberty Bancorp, Inc.	LBCP	Nasdaq	Liberty, MO	$384
River Valley Bancorp	RIVR	Nasdaq	Madison, IN	$388
TF Financial Corporation	THRD	Nasdaq	Newton, PA	$724
Wayne Savings Bancshares, Inc.	WAYN	Nasdaq	Wooster, OH	$404

Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 5.3% on a price-to-book value basis and a discount of 8.6% on a price-to-tangible book value basis. Pro forma earnings multiples were not meaningful for OBA Financial Services, Inc. as the result of pro forma loss per share figures.

Our Board of Directors carefully reviewed the information provided to it by RP Financial, LC. through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued. Instead, we engaged RP Financial, LC. to help us understand the regulatory process as it applies to the appraisal and to advise the Board of Directors as to how much capital OBA Financial Services, Inc. would be required to raise under the regulatory appraisal guidelines.

The independent appraisal does not indicate per share market value. Do not assume or expect that the valuation of OBA Financial Services, Inc. as indicated above means that, after the conversion and the offering, the shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial, LC. to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including a comparison of selected pro forma pricing ratios compared to pricing ratios of the peer group, see “The Conversion; Plan of Distribution—Determination of Share Price and Number of Shares to be Issued.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual with one or more qualifying accounts, or individuals exercising subscription rights through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock in the subscription offering. If any of the following persons purchases shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 50,000 shares ($500,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion; Plan of Distribution—Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order, made payable to OBA Financial Services, Inc.; or

•	authorizing us to withdraw funds from the types of OBA Bank deposit accounts permitted on the stock order and certification form.

OBA Bank is not permitted to knowingly lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not use a check drawn on an OBA Bank line of credit or a third-party check to pay for shares of common stock.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order and certification form, together with full payment or authorization to withdraw from one or more of your OBA Bank deposit accounts, so that it is received (not postmarked) before 3:00 p.m., Eastern Time, on December 15, 2009, which is the expiration of the offering period. You may submit your stock order and certification form by mail using the order reply envelope provided, by overnight courier to the indicated address on the order form, or by hand delivery to our Stock Information Center, located at 20300 Seneca Meadows Parkway, Germantown, Maryland 20876. We will not accept stock order forms at our branch offices.

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in your OBA Bank individual retirement account to purchase our common stock, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 15, 2009 expiration of the offering period, for assistance with purchases using funds from your OBA Bank individual retirement account or any other retirement account that you may have. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Deadline for Orders of Common Stock

The deadline for purchasing shares of common stock in the offering is 3:00 p.m., Eastern Time, on December 15, 2009. A postmark prior to December 15, 2009 will not entitle you to purchase shares of common stock unless we receive the envelope by 3:00 p.m., Eastern Time on December 15, 2009.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 3:00 p.m., Eastern Time, on December 15, 2009, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion; Plan of Distribution—Procedure for Purchasing Shares” for a complete description of how to purchase shares in the stock offering.

Delivery of Stock Certificates

Certificates representing shares of common stock sold in the offering will be mailed to the certificate registration address noted on the order form. We expect stock certificates to be sent to purchasers by first-class mail on the day the stock offering closes, and we expect trading in the stock to begin the business day following the closing of the stock offering. The stock offering is expected to close as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion and the Offering.” It is possible that, until certificates for the common stock are delivered, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm, as you are generally required to deliver stock certificates within three business days of selling the underlying securities.

After-Market Stock Price Performance Provided by Independent Appraiser

The following table presents stock price performance information for all standard mutual-to-stock conversions completed between January 1, 2008 and August 28, 2009. None of these companies was included in the group of 10 comparable public companies utilized in RP Financial, LC.’s valuation analysis.

Mutual-to-Stock Conversion Offerings with Closing Dates

between January 1, 2008 and August 28, 2009

	Conversion Date	Exchange	Percentage Price Appreciation (Depreciation) From Initial Trading Date
Company Name and Ticker Symbol			One Day	One Week	One Month	Through August 28, 2009
Territorial Bancorp, Inc. (TBNK)	7/31/2009	Nasdaq	49.9%	47.5%	48.7%	60.0%
St. Joseph Bancorp, Inc. (SJBA)	2/2/2009	OTC	0.0	0.0	0.0	0.0 (1)
Hibernia Homestead Bancorp, Inc. (HIBE)	1/28/2009	OTC	5.0	5.0	5.0	40.0
First Savings Financial Group, Inc. (FSFG)	10/7/2008	Nasdaq	(1.0)	(0.1)	(7.8)	8.0
Home Bancorp, Inc. (HBCP)	10/3/2008	Nasdaq	14.9	2.5	3.5	20.1
Cape Bancorp, Inc. (CBNJ) (2)	2/1/2008	Nasdaq	0.5	(1.0)	(2.0)	(17.2)
Danvers Bancorp, Inc. (DNBK)	1/10/2008	Nasdaq	(2.6)	(3.1)	2.6	29.4
Average			9.5	7.3	7.1	20.0
Median			0.5	0.0	2.6	20.1

(1)	There were no reported trades in St. Joseph Bancorp, Inc. common stock through August 28, 2009.
(2)	Conversion was conducted with a simultaneous acquisition.

Stock price performance is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. None of the companies listed in the table above are exactly similar to OBA Financial Services, Inc., the pricing ratios for their stock offerings were in some cases different from the pricing ratios for OBA Financial Services, Inc.’s common stock and the market conditions in which these offerings were completed were, in most cases, different from current market conditions. The performance of these stocks may not be indicative of our how stock will perform.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for many mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 14.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 2,975,000 shares of common stock, we may take the following steps to issue the minimum number of shares of common stock in the offering range:

•	increase the maximum purchase limitations; and/or

•	seek the approval of the Office of Thrift Supervision to extend the offering beyond January 29, 2010, so long as we resolicit subscriptions that we have previously received in the offering.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If, as a result of demand for the shares or changes in market conditions, RP Financial, LC. determines that our pro forma market value has increased, we may sell up to 4,628,750 shares in the offering without further notice to you. If our pro forma market value at that time is either below $29.8 million or above $46.3 million, then, after consulting with the Office of Thrift Supervision, we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

If we set a new offering range, we will be required to resolicit subscribers and we will promptly return your subscription funds, with interest at 0.25%, and cancel any authorization to withdraw funds from your deposit accounts for the purchase of shares of common stock.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of OBA Bancorp, MHC that is being called to vote upon the conversion, and at any time after member approval with the approval of the Office of Thrift Supervision. If we terminate the offering, we will promptly return your funds with interest at 0.25% and we will cancel deposit account withdrawal authorizations.

How We Intend to Use the Proceeds From the Offering

We intend to invest 50% of the net proceeds from the offering in OBA Bank, loan funds to our employee stock ownership plan to fund its purchase of our shares of common stock and retain the remainder of the net proceeds from the offering. Therefore, assuming we sell 4,628,750 shares of common stock in the stock offering, and we have net proceeds of $44.9 million, we intend to invest $22.4 million in OBA Bank, loan $3.7 million to our employee stock ownership plan to fund its purchase of our shares of common stock and retain the remaining $18.7 million of the net proceeds.

We may use the funds we retain for investments, to pay cash dividends, to repurchase shares of common stock and for other general corporate purposes. OBA Bank may use the proceeds it receives from us to support increased lending and other products and services, and to repay short-term borrowings.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds From the Offering” for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order and certification form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription priority than you do. In addition, the stock order and certification form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 64,000 shares of common stock in the offering, or 2.2% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Our Directors and Executive Officers” for more information on the proposed purchases of our shares of common stock by our directors and executive officers.

Benefits to Management and Potential Dilution to Stockholders Following the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all our employees, to purchase 8% of the total number of shares of common stock that we sell in the offering. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the total number of shares of common stock sold in the offering. This would reduce the number of shares available for allocation to eligible account holders. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering.

We also intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans will be required, and the stock-based benefit plans cannot be implemented until at least six months after the completion of the conversion pursuant to applicable Office of Thrift Supervision regulations. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will reserve a number of shares of common stock equal to not more than 4% of the shares sold in the offering (reduced by amounts purchased in the this stock offering by our 401(k) plan using its purchase priority in the stock offering), for restricted stock awards to key employees and directors, at no cost to the recipients, and will also reserve a number of stock options equal to not more than 10% of the shares of common stock sold in the offering for key employees and directors. If the stock-based benefit plans are adopted after one year from the date of the completion of the conversion, the 4% and 10% limitations described above will no longer apply, and we may adopt stock-based benefit plans encompassing more than 14% of our shares of common stock. We have not yet determined whether we will present these plans for stockholder approval within 12 months following the completion of the conversion or more than 12 months after the completion of the conversion, and we have not yet determined the number of shares that would be reserved for issuance under these plans.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to not more than 4% and 10% of the shares sold in the offering for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all of these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Issued (2)		At Minimum of Offering Range	At Adjusted Maximum of Offering Range
					(Dollars in thousands)
Employee stock ownership plan	238,000	370,300	8.00%	N/A	$2,380	$3,703
Stock awards	119,000	185,150	4.00	3.85%	1,190	1,852
Stock options	297,500	462,875	10.00	9.09%	1,482	2,305

Total	654,500	1,018,325	22.00%	12.28%	$5,052	$7,860

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $4.98 per option using the Black-Scholes option pricing model, based upon assumptions described in “Pro Forma Data.” The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.
(2)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.

In addition to the stock-based benefit plans that we may adopt, we have entered into an employment agreement with our President and Chief Executive Officer, and intend to enter into change of control agreements with certain of our executive officers. See “Management of OBA Financial Services, Inc.—Executive Officer Compensation” for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements. In addition, for further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—Our stock-based benefit plans will increase our costs, which will reduce our income” and “Management of OBA Financial Services, Inc.—Benefits to be Considered Following Completion of the Stock Offering.”

Market for Common Stock

We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “OBAF.” Keefe, Bruyette & Woods, Inc. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for the Common Stock.”

Our Policy Regarding Dividends

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors.

For further information, see “Our Policy Regarding Dividends.”

Recent Economic Data Relating to Our Primary Market Area

Our success depends primarily on the general economic conditions in the Maryland counties of Howard and Montgomery, and the District of Columbia, as nearly all of our loans are to customers in this market. Recently, ratified contracts for single family homes in our market area have increased, but the average sales price has decreased. In addition, foreclosure activity in our market area has generally increased.

See “Risk Factors—Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk” and “Business of OBA Bank—Market Area.”

Recent Downturn in the Market for Stock of Financial Institutions and Their Holding Companies

The severe economic recession that began in the latter half of 2007 and is continuing through the present time has resulted in significant uncertainty in the financial markets. Loan portfolio quality has deteriorated at many institutions. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Bank and bank holding company stock prices have been negatively affected, as has the ability of banks and bank holding companies to raise capital or borrow in the debt markets. Continued negative developments in the financial services industry and the domestic and international credit markets may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, declines in the stock market in general, or in the stock values of financial institutions and their holding companies, could adversely affect our stock performance.

See “Risk Factors—The United States economy is in a deep recession. A prolonged economic downturn, especially one affecting our geographic market area, would likely adversely affect our business and financial results.”

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to OBA Bancorp, MHC, OBA Bancorp, Inc., OBA Bank, OBA Financial Services, Inc., or persons eligible to subscribe in the subscription offering. See “The Conversion; Plan of Distribution—Material Income Tax Consequences” for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•

the plan of conversion and reorganization is approved by at least a majority of votes eligible to be cast by members of OBA Bancorp, MHC. A special meeting of members to consider and vote upon the plan of conversion and reorganization has been set for December 22, 2009;

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive final approval of the Office of Thrift Supervision to complete the conversion and the offering.

How You Can Obtain Additional Information

Our branch office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern Time, or visit the Stock Information Center located at 20300 Seneca Meadows Parkway, Germantown, Maryland, Monday through Friday between 9:00 a.m. and 3:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF DECEMBER 15, 2009 IN ACCORDANCE WITH FEDERAL LAW, NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO DECEMBER 15, 2009.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

We had an operating loss during our last full fiscal year, and losses may continue in the future.

We had a net operating loss of $621,000 for the fiscal year ended June 30, 2009. The primary reasons for the operating loss were an increase in noninterest expense of $1.0 million, our incurring other-than-temporary-impairment losses on trust preferred securities of $1.0 million and our providing $877,000 for loan losses. See “—We could record future losses on our holdings of trust preferred securities. In addition, we may not receive full future interest payments on these securities,” “—If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Comparison of Operating Results for the Fiscal Years Ended June 30, 2009 and 2008.” Any further losses in the future could negatively impact the value of our stock.

Because we intend to increase our commercial real estate and commercial business loan originations, our credit risk will increase and continued downturns in the local real estate market or economy could adversely affect our earnings.

We intend to continue our recent emphasis on originating commercial real estate and commercial business loans. Commercial real estate and commercial business loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and commercial business loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial business loans may also involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate and commercial business loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

A significant portion of our commercial business loan portfolio is unseasoned.

We have grown our commercial business loan portfolio to $24.2 million, or 8.5% of our gross loan portfolio, at June 30, 2009 from $4.7 million, or 1.5% of our gross loan portfolio, at June 30, 2007. It is difficult to assess the future performance of this part of our loan portfolio due to the recent origination or purchase of these loans. These loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

We could record future losses on our holdings of trust preferred securities. In addition, we may not receive full future interest payments on these securities.

We own shares of trust preferred securities with an amortized cost basis of $2.1 million and a fair value of $677,000 at June 30, 2009. The trust preferred securities were issued by two issuer pools consisting of financial institutions and financial institution holding companies, and one issuer pool consisting of insurance companies. The original purchase price of these securities was $3.2 million. We recognized total other-than-temporary impairment of $2.4 million for these securities for the fiscal year ended June 30, 2009, of which $1.0 million was credit-related losses recorded through our income statement as a reduction of non-interest income, and $1.4 million was recorded as a decrease to other comprehensive income.

The following table sets forth information with respect to these securities as of June 30, 2009.

Pool Deal Name	Class	Amortized Cost		Fair Value	Unrealized Loss
(Dollars in Thousands)
I-PtrTSL1	Senior	$160		$67	$93
PreTSL VII	Mezzanine	$1,461		$502	$959
PreTSL VIII	Mezzanine	$519		$108	$411

Pool Deal Name	Moody’s/Fitch Credit Ratings	Current Number of Issuers		Non-performing Collateral as a % of Current Collateral	Excess Subordination as a % of Current Performing Collateral
(Dollars in Thousands)
I-PtrTSL1	AAA/AAA	18	(1)	16.59%	83%
PreTSL VII	Ca/CC	20	(2)	46.89%	—%
PreTSL VIII	Ca/CC	37	(2)	41.20%	—%

(1)	Consists solely of insurance companies.
(2)	Consists solely of financial institutions and financial institution holding companies.

A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that these securities have experienced additional other-than-temporary impairment. Any resulting loss may be material to our financial condition or results of operations. These factors include, but are not limited to, continued failure to make scheduled interest payments, an increase in the severity of the unrealized loss on a particular security, an increase in the continuous duration of the unrealized loss without an improvement in value or changes in market conditions and/or industry or issuer specific factors that would render us unable to forecast a full recovery of the amortized cost basis. In addition, the fair values of the trust preferred securities could decline if the overall economy and the financial condition of some of the issuers continue to deteriorate and there remains limited liquidity for these securities.

For the quarter ended June 30, 2009, we received interest payments totaling $19,000 on the trust preferred securities. The failure of the trust preferred issuers to make dividend payments for any quarter will reduce our earnings during that quarter.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover probable incurred losses in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

Any future Federal Deposit Insurance Corporation insurance premium increases will adversely affect our earnings. The Federal Deposit Insurance Corporation has adopted a rule that will require us to prepay insurance premiums.

On May 22, 2009, the Federal Deposit Insurance Corporation adopted a final rule levying a five basis point special assessment on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009. We recorded an expense of $162,000 during the quarter ended June 30, 2009, to reflect the special assessment. The final rule permits the Federal Deposit Insurance Corporation to levy up to two additional special assessments of up to five basis points each during 2009 if the Federal Deposit Insurance Corporation estimates that the Deposit Insurance Fund reserve ratio will fall to a level that the Federal Deposit Insurance Corporation believes would adversely affect public confidence or to a level that will be close to or below zero. Any further special assessments that the Federal Deposit Insurance Corporation levy will be recorded as an expense during the appropriate period. In addition, the Federal Deposit Insurance Corporation increased the general assessment rate and our prior credits for federal deposit insurance were fully utilized during the quarter ended June 30, 2009. Therefore, our Federal Deposit Insurance Corporation general insurance premium expense will increase compared to prior periods.

The Federal Deposit Insurance Corporation has adopted a rule pursuant to which all insured depository institutions will be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. This pre-payment will be due on December 30, 2009. The assessment rate for the fourth quarter of 2009 and for 2010 will be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 will be equal to the modified third quarter assessment rate plus an additional three basis points. In addition, each institution’s base assessment rate for each period will be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. We are required to record the pre-payment as a prepaid expense, which will be amortized to expense over three years. Based on our deposits and assessment rate as of September 30, 2009, we estimate that our prepayment amount will be $1.3 million.

Our branch network expansion strategy may negatively affect our financial performance.

We intend to expand our branch network by establishing four new branch offices in the next five years. This strategy may not generate earnings, or may not generate earnings within a reasonable period of time. Numerous factors contribute to the performance of a new branch, such as a suitable location, qualified personnel, and an effective marketing strategy. Additionally, it takes time for a new branch to originate sufficient loans and generate sufficient deposits to produce enough income to offset expenses, some of which, like salaries and occupancy expense, are relatively fixed costs.

Future changes in interest rates could reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

As a result of our historical focus on one- to four-family residential real estate loans, the majority of which have fixed interest rates, the interest rates we earn on our loans are generally fixed for a long period of time. Additionally, many of our securities investments have lengthy maturities with fixed interest rates. Like many savings institutions, our focus on deposit accounts as a source of funds, which have no stated maturity date or shorter contractual maturities, results in our liabilities having a shorter duration than our assets. For example, as of June 30, 2009, 52.4% of our loans had maturities of 15 years or longer, while 69.0% of our certificates of deposit had maturities of one year or less. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets, such as loans and investments, may not increase as rapidly as the interest paid on our liabilities, such as deposits. In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called or prepaid, thereby requiring us to reinvest these cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Changes in interest rates creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities in a declining interest rate environment. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable-rate loans. Changes in interest rates also affect the current fair value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates.

At June 30, 2009, the Office of Thrift Supervision “rate shock” analysis indicated that our net portfolio value (the difference between the present value of our assets and the present value of our liabilities) would decrease by $6.7 million, or 13%, if there was an instantaneous 200 basis point increase in market interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Concentration of loans in our primary market area, which has recently experienced an economic downturn, may increase risk.

Our success depends primarily on the general economic conditions in Howard and Montgomery Counties, Maryland and the District of Columbia, as nearly all of our loans are to customers in these markets. Accordingly, the local economic conditions in these markets have a significant impact on the ability of borrowers to repay loans as well as our ability to originate new loans. As such, a continuation of the decline in real estate values in these markets would also lower the value of the collateral securing loans on properties in these markets. In addition, a continued weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control could negatively affect our financial results.

The average sales price for single family homes in the District of Columbia decreased to $566,000 for the first seven months of 2009 compared to $664,000 for all of 2008, while the average sales price for single family homes in Montgomery County, Maryland decreased to $481,000 for the first seven months of 2009 compared to $552,000 for all of 2008, and the average sales price for Howard County, Maryland decreased to $425,000 for the first seven months of 2009 compared to $469,000 for all of 2008.

The slowing local economy has also resulted in a rise in delinquency and foreclosure rates. For the State of Maryland, foreclosure activity rose to 5,152 filings in July 2009, a 66.2% increase from the level reported for June 2009 and a 66.0% increase from the level reported for July 2008. For the District of Columbia, foreclosure activity rose to 521 filings in July 2009, a 24.9% increase from the level reported for June 2009.

The United States economy is in a deep recession. A prolonged economic downturn, especially one affecting our geographic market area, would likely adversely affect our business and financial results.

The severe economic recession that began during the latter half of 2007 is expected to continue through the remainder of 2009 and into 2010. Loan portfolio quality has deteriorated at many institutions, reflecting in part, the deteriorating U.S. economy and rising unemployment. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. The continuing real estate slump also has resulted in reduced demand for the construction of new housing and increased delinquencies in construction, residential and commercial mortgage loans. Since 2007, bank and bank holding company stock prices have declined substantially, and it is significantly more difficult for banks and bank holding companies to raise capital or borrow in the debt markets.

The Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that noncurrent assets plus other real estate owned as a percentage of assets for Federal Deposit Insurance Corporation-insured financial institutions rose to 2.77% as of June 30, 2009, compared to 0.95% as of December 31, 2007. For the six months ended June 30, 2009, the Federal Deposit Insurance Corporation Quarterly Banking Profile has reported that annualized return on average assets was 0.04% for Federal Deposit Insurance Corporation-insured financial institutions compared to 0.81% for the year ended December 31, 2007. The NASDAQ Bank Index declined 42.0% between December 31, 2007 and June 30, 2009. At June 30, 2009, our noncurrent assets plus other real estate owned as a percentage of assets was 0.48%, and our return on average assets was (0.18)% for the fiscal year ended June 30, 2009.

Continued negative developments in the financial services industry and the domestic and international credit markets, may significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Further, declines in the stock market in general, or in stock values of financial institutions and their holding companies, could adversely affect our stock performance.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income.

In response to the developments described above, Congress has taken actions that are intended to strengthen confidence and encourage liquidity in financial institutions, and the Federal Deposit Insurance Corporation has taken actions to increase insurance coverage on deposit accounts. In addition, there have been proposals made by members of Congress and others that would reduce the amount distressed borrowers are otherwise contractually obligated to pay under their mortgage loans and limit an institution’s ability to foreclose on mortgage collateral.

The potential exists for additional federal or state laws and regulations, or changes in policy, regarding lending and funding practices and liquidity standards, and bank regulatory agencies have been active in responding to concerns and trends identified in examinations, and have issued many formal enforcement orders. Bank regulatory agencies, such as the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, govern the activities in which we may engage, primarily for the protection of depositors, and not for the protection or benefit of potential investors. In addition, new laws, regulations, and other regulatory changes may increase our costs of regulatory compliance and of doing business, and otherwise affect our operations. New laws, regulations, and other regulatory changes may also significantly affect the markets in which we do business, the markets for and value of our loans and investments, and our ongoing operations, costs and profitability. Proposals limiting our rights as a creditor could result in credit losses or increased expense in pursuing our remedies as a creditor.

Legislative proposals have been introduced that would eliminate our primary federal regulator, require OBA Bank to convert to a national bank or state bank, and require OBA Financial Services, Inc. to become a bank holding company.

The U.S. Treasury Department recently released a legislative proposal that would implement sweeping changes to the current bank regulatory structure. The proposal would create a new federal banking regulator, the National Bank Supervisor, and merge our current primary federal regulator, the Office of Thrift Supervision, as well as the Office of the Comptroller of the Currency (the primary federal regulator for national banks) into this new federal bank regulator. The proposal would also eliminate federal savings banks and require all federal savings banks, such as OBA Bank, to elect, within six months of the effective date of the legislation, to convert to either a national bank, state bank or state savings association. A federal savings bank that does not make the election would, by operation of law, be converted into a national bank within one year of the effect date of the legislation.

In addition to the U.S. Treasury Department’s proposal, the House Financial Services Committee recently released a draft of its proposed restructuring legislation, which was developed in conjunction with the U.S. Treasury Department. The proposed legislation would establish a Financial Services Oversight Council and merge our primary regulator, the Office of Thrift Supervision, into the Office of the Comptroller of the Currency. The proposal also contemplates that a division of thrift supervision within the Office of the Comptroller of the Currency would regulate federal savings banks.

If OBA Bank is required to convert to a national bank or a state bank, OBA Financial Services, Inc. would become a bank holding company subject to supervision by the Board of Governors of the Federal Reserve System as opposed to the Office of Thrift Supervision, and we expect we would become subject to the Federal Reserve’s regulations, including holding company capital requirements, that OBA Financial Services, Inc. would not be subject to as a savings and loan holding company. In addition, compliance with new regulations and being supervised by one or more new regulatory agencies could increase our expenses.

If our investment in the common stock of the Federal Home Loan Bank of Atlanta is classified as other-than-temporarily impaired or as permanently impaired, our earnings and stockholders’ equity could decrease.

We own common stock of the Federal Home Loan Bank of Atlanta. We hold this stock to qualify for membership in the Federal Home Loan Bank System and to be eligible to borrow funds under the Federal Home Loan Bank of Atlanta’s advance program. The aggregate cost and fair value of our Federal Home Loan Bank of Atlanta common stock as of June 30, 2009 was $3.9 million based on its par value. There is no market for our Federal Home Loan Bank of Atlanta common stock.

Recent published reports indicate that certain member banks of the Federal Home Loan Bank System may be subject to accounting rules and asset quality risks that could result in materially lower regulatory capital levels. In an extreme situation, it is possible that the capital of a Federal Home Loan Bank, including the Federal Home Loan Bank of Atlanta, could be substantially diminished or reduced to zero. Consequently, we believe that there is a risk that our investment in Federal Home Loan Bank of Atlanta common stock could be impaired at some time in the future, and if this occurs, it would cause our earnings and stockholders’ equity to decrease by the after-tax amount of the impairment charge.

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Business of OBA Bank—Competition.”

Risks Related to this Stock Offering

The future price of the shares of common stock may be less than the purchase price in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them at or above the purchase price in the stock offering. The aggregate purchase price of the shares of common stock sold in the offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Following the completion of the stock offering, our aggregate pro forma market value will be based on the market trading price of the shares, and not the final, approved independent appraisal, which may result in our stock trading below the initial offering price of $10.00 per share.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the stock offering, we expect our consolidated equity to be between $63.6 million at the minimum of the offering range and $77.9 million at the adjusted maximum of the offering range. Based upon our loss for the fiscal year ended June 30, 2009, and these pro forma equity levels, our return on equity would be (0.98)% and (0.80)% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by higher expenses from the costs of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plan we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements.

Upon completion of the stock offering, we will become a public reporting company. The federal securities laws and regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports, and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our banking operations.

Compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify the adequacy of our internal controls and procedures, which could require us to upgrade our systems, and/or hire additional staff, which would increase our operating costs.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We anticipate that our employee stock ownership plan will purchase 8% of the total shares of common stock sold in the stock offering, with funds borrowed from OBA Financial Services, Inc. We will record annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees. Assuming the employee stock ownership plan purchases 370,300 shares in the offering at the adjusted maximum of the offering range, we will recognize additional pre-tax compensation expense of $3.7 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan may not exceed 4% and 10%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering. Assuming a $10.00 per option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $4.98 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $461,000 at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under a stock-based benefit plan would be $370,000 at the adjusted maximum. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further.

The shares of restricted stock granted under a stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of restricted stock to be granted are repurchased in the open market (rather than issued directly from authorized but unissued shares by OBA Financial Services, Inc.) and cost the same as the purchase price in the stock offering, the reduction to stockholders’ equity due to the plan would be between $1.2 million at the minimum of the offering range and $1.9 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders’ equity would be less than the range described above.

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more stock-based benefit plans, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the stock offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases. If we do not repurchase shares of common stock to fund these plans, then stockholders would experience a reduction in their ownership interest, which would total 12.9% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 10% or 4%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the stock offering.

Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined whether we will adopt stock-based benefit plans more than one year following the stock offering. Stock-based benefit plans adopted more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would further increase our costs.

If we adopt stock-based benefit plans more than one year following the completion of the stock offering, then grants of shares of common stock or stock options under our stock-based benefit plans may exceed 4% and 10%, respectively, of our total outstanding shares. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.” Although the implementation of the stock-based benefit plan will be subject to stockholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors.

We have entered into an employment agreement and we will enter into change in control agreements with certain of our officers, all of which may increase our compensation costs or increase the cost of acquiring us.

We have entered into an employment agreement with Charles E. Weller, our President and Chief Executive Officer, and we will enter into change in control agreements with our Executive Vice President and Chief Operations Officer Shane Hennessy and our Executive Vice President-Sales Gary L. Will. In the event of termination of employment of Mr. Weller other than for cause, or in the event of certain types of termination following a change in control, as set forth in the employment and change in control agreements, and assuming the agreements were in effect, the employment and change in control agreements provide for cash severance benefits that would cost up to approximately $1.3 million in the aggregate based on information as of June 30, 2009. For additional information see “Management of OBA Financial Services, Inc.—Executive Officer Compensation.”

We have broad discretion in using the proceeds of the stock offering. Our failure to effectively use such proceeds could reduce our profits.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan, and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, deposit funds in OBA Bank, acquire other financial services companies or branch offices or for other general corporate purposes. OBA Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Our stock value may be negatively affected by federal regulations that restrict takeovers.

For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of OBA Financial

Services, Inc.” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The corporate governance provisions in our articles of incorporation and bylaws, OBA Bank’s federal stock charter and the corporate governance provisions under Maryland law, may prevent or impede the holders of our common stock from obtaining representation on our board of directors and may impede takeovers of the company.

Provisions in our articles of incorporation and bylaws, as well as the federal stock charter of OBA Bank, may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of OBA Financial Services, Inc. more difficult. For example, our Board of Directors is divided into three staggered classes. A classified board makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. In addition, our articles of incorporation include a provision that no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us. OBA Bank’s federal stock charter will contain a provision that for a period of five years from the closing of the conversion, no person other than OBA Financial Services, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of OBA Bank. This limitation does not apply to the purchase of shares by a tax-qualified employee stock benefit plan established by us, as well as other acquisitions specified in the federal stock charter. In addition, our articles of incorporation and bylaws restrict who may call special meetings of stockholders and how directors may be removed from office. Additionally, in certain instances, the Maryland General Corporation Law requires a supermajority vote of our stockholders to approve a merger or other business combination with a large stockholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of OBA Financial Services, Inc.”

Our stock value may be negatively affected by federal regulations that restrict stock repurchases.

Office of Thrift Supervision regulations restrict us from repurchasing our shares of common stock during the first year following the conversion unless extraordinary circumstances exist. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the conversion may negatively affect our stock price.

We have never issued common stock and there is no guarantee that a liquid market will develop.

We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “OBAF,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the Nasdaq Capital Market, which could reduce the liquidity of our common stock.

We may take other actions to meet the minimum required sales of shares if we cannot find enough purchasers in the community. Such actions may reduce the net proceeds from the stock offering or concentrate ownership in fewer stockholders.

If we do not sell enough shares to reach the minimum of the offering range through the subscription and community offerings, shares may be offered for sale to the general public in a syndicated community offering to be managed by Keefe Bruyette & Woods, Inc., acting as our agent. The fee to be paid in connection with such an offering would be higher than the fee paid in the subscription and community offerings, which would increase the expenses associated with the stock offering and reduce the net proceeds. Specifically, Keefe, Bruyette & Woods, Inc. will receive a management fee of $30,000, and a success fee of (i) 1.25% of the aggregate dollar amount of the common stock sold in the subscription offering and (ii) 2.5% of the aggregate dollar amount of the common stock sold in the community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee not to exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering, which would be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in the subscription and community offerings. The management fee will be credited against the fee payable to Keefe, Bruyette & Woods, Inc. upon the consummation of the conversion. In addition, we can increase the maximum purchase limitations and allow all maximum purchase subscribers to increase their orders to the new maximum purchase limitations. This could result in a small number of stockholders owning a larger percentage of our stock, which could provide these stockholders with greater influence over management or our board of directors in a manner that other stockholders may not agree is in their best interests.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of OBA Bancorp, MHC and its subsidiaries for the fiscal years and at the dates indicated. The information at June 30, 2009 and 2008 and for the fiscal years ended June 30, 2009 and 2008 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of OBA Bancorp, MHC beginning at page F-1 of this prospectus. The information at June 30, 2007, 2006 and 2005 and for the fiscal years ended June 30, 2007, 2006 and 2005 is derived in part from audited consolidated financial statements that are not included in this prospectus.

	At June 30,
	2009		2008	2007	2006	2005
	(In thousands)
Selected Financial Condition Data:
Total assets	$362,471		$354,217	$379,829	$389,192	$446,786
Cash and cash equivalents	33,657		16,144	16,444	13,116	16,474
Securities available for sale	25,909		30,225	44,284	43,501	79,932
Securities held to maturity	—		—	—	1	6
Federal Home Loan Bank of Atlanta stock, at cost	3,883		3,846	3,910	3,325	4,369
Loans receivable, net	283,641		290,178	302,441	319,701	335,815
Bank owned life insurance	5,455		5,211	—	—	—
Deposits	244,536		216,230	227,919	261,537	285,818
Federal Home Loan Bank of Atlanta advances	56,400		71,400	70,400	55,400	78,400
Securities sold under agreements to repurchase	18,779		23,809	38,789	30,888	43,362
Equity	38,612	(1)	38,958	38,524	37,488	35,751

	For The Fiscal Years Ended June 30,
	2009		2008	2007	2006	2005
	(In thousands)
Selected Operating Data:
Interest and dividend income	$17,472		$19,732	$20,792	$21,666	$20,575
Interest expense	8,880		11,729	12,345	12,123	11,526

Net interest income	8,592		8,003	8,447	9,543	9,049
Provision (credit) for loan losses	877		—	(452)	(200)	—

Net interest and dividend income after provision (credit) for loan losses	7,715		8,003	8,899	9,743	9,049
Noninterest income (loss)	(101	)(1)	977	648	901	949
Noninterest expense	8,762		7,713	7,997	8,341	7,658

Income (loss) before income taxes	(1,148)		1,267	1,550	2,303	2,340
Income tax expense (benefit)	(527)		386	634	726	825

Net income (loss)	$(621)		$881	$916	$1,577	$1,515

(1)	We recognized total other-than-temporary impairment of $2.4 million for trust preferred securities for the fiscal year ended June 30, 2009, of which $1.0 million was credit-related losses recorded through our income statement as a reduction of non-interest income, and $1.4 million was recorded as a decrease to other comprehensive income.

	At or For the Fiscal Years Ended June 30,
	2009	2008	2007	2006	2005
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income (loss) to average total assets)	(0.18)%	0.25%	0.25%	0.38%	0.36%
Return on average equity (ratio of net income (loss) to average equity)	(1.60)%	2.26%	2.40%	4.31%	4.38%
Interest rate spread (1)	2.23%	1.99%	1.98%	2.11%	2.04%
Net interest margin (2)	2.55%	2.35%	2.36%	2.27%	2.11%
Efficiency ratio (3)	103.19%	85.87%	87.93%	79.86%	76.60%
Non-interest expense to average total assets	2.48%	2.16%	2.16%	2.01%	1.82%
Average interest-earning assets to average interest-bearing liabilities	112.17%	110.34%	111.24%	105.48%	105.38%
Average equity to average total assets	10.95%	10.90%	10.32%	8.84%	8.23%

Asset Quality Ratios:
Non-performing assets to total assets	0.73%	0.09%	0.07%	—%	—%
Non-performing loans to total loans	0.87%	0.11%	0.08%	—%	—%
Allowance for loan losses to non-performing loans	47.46%	153.33%	238.82%	N/A	N/A
Allowance for loan losses to total loans	0.41%	0.17%	0.20%	0.33%	0.38%

Capital Ratios (bank-level only):
Total capital (to risk-weighted assets)	17.39%	18.03%	17.48%	16.33%	13.35%
Tier I capital (to risk-weighted assets)	16.89%	17.81%	17.22%	15.82%	12.74%
Tier I capital (to average assets)	10.76%	11.17%	10.27%	9.74%	7.95%

Other Data:
Number of full service offices	5	4	5	5	5
Full time equivalent employees	59	56	69	66	67

(1)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of OBA Bancorp, MHC and its subsidiaries for the periods and at the dates indicated. The information at June 30, 2009 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of OBA Bancorp, MHC beginning at page F-1 of this prospectus. The information at September 30, 2009 and for the three months ended September 30, 2009 and 2008 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended September 30, 2009 are not necessarily indicative of the results to be achieved for the remainder of fiscal year 2010.

	At September 30, 2009	At June 30, 2009
	(In thousands)
Selected Financial Condition Data:
Total assets	$357,923	$362,471
Cash and cash equivalents	21,092	33,657
Securities available for sale	24,625	25,909
Securities held to maturity	9,959	—
Federal Home Loan Bank of Atlanta stock, at cost	3,883	3,883
Loans receivable, net	280,147	283,641
Bank owned life insurance	8,037	5,455
Deposits	243,312	244,536
Federal Home Loan Bank of Atlanta advances	51,400	56,400
Securities sold under agreements to repurchase	21,219	18,779
Equity	39,018	38,612

	For The Three Months Ended September 30,
	2009	2008
	(In thousands)
Selected Operating Data:
Interest and dividend income	$4,086	$4,594
Interest expense	1,752	2,475

Net interest income	2,334	2,119
Provision for loan losses	(148)	(43)

Net interest and dividend income after provision for loan losses	2,186	2,076
Noninterest income	17	240
Noninterest expense	2,223	1,989

Income (loss) before income taxes	(20)	327
Income tax expense (benefit)	(47)	95

Net income	$27	$232

	At or For the Three Months Ended September 30,
	2009	2008
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (ratio of net income to average total assets) (1)	0.03%	0.26%
Return on average equity (ratio of net income to average equity) (1)	0.28%	2.40%
Interest rate spread (2)	2.51%	2.18%
Net interest margin (1)(3)	2.76%	2.51%
Efficiency ratio (4)	94.56%	84.32%
Non-interest expense to average total assets (1)	2.49%	2.27%
Average interest-earning assets to average interest-bearing liabilities	112.19%	111.08%
Average equity to average total assets	10.86%	11.03%

Asset Quality Ratios:
Non-performing assets to total assets	0.62%	0.15%
Non-performing loans to total loans	0.70%	0.19%
Allowance for loan losses to non-performing loans	66.96%	69.06%
Allowance for loan losses to total loans	0.47%	0.13%

Capital Ratios (bank-level only):
Total capital (to risk-weighted assets)	17.94%	18.18%
Tier I capital (to risk-weighted assets)	17.36%	18.01%
Tier I capital (to average assets)	10.92%	11.35%

Other Data:
Number of full service offices	5	5
Full time equivalent employees	61	56

(1)	Annualized.
(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2009 and June 30, 2009

Assets. Our total assets decreased $4.5 million, or 1.3%, to $357.9 million at September 30, 2009 from $362.5 million at June 30, 2009. The decrease was caused by decreases in cash and cash equivalents and loans, offset by an increase in securities held to maturity. We used excess cash to fund securities purchases and bank owned life insurance, and we experienced continued increased prepayments on longer-term, one- to four-family residential real estate loans, resulting from refinancings with other financial institutions.

Loans. At September 30, 2009, total gross loans were $281.5 million, or 78.6% of total assets. During the three months ended September 30, 2009, the loan portfolio decreased $3.3 million, or 1.2%. The decrease was caused by a $5.5 million, or 3.4%, decrease in one- to four-family residential real estate loans, due primarily to prepayments exceeding originations during the three months ended September 30, 2009.

Securities. At September 30, 2009, our securities portfolio totaled $34.6 million, or 9.7% of total assets. During the three months ended September 30, 2009, the securities portfolio increased $8.7 million, or 33.6%. The increase was caused by our using excess cash to purchase U.S. Government agency securities and U.S. Government agency mortgage-backed securities classified as held to maturity. As of September 30, 2009, we owned trust preferred securities with an amortized cost basis of $1.9 million and a fair value of $673,000. Based on our review, for the three months ended September 30, 2009, we recognized other-than-temporary impairment on two of these securities, incurring $224,000 of credit-related losses recorded through our statement of operations as a reduction of non-interest income, offset by $222,000 that was recorded as an increase in other comprehensive income. The net result was our recognizing other-than-temporary impairment of $2,000 for the three months ended September 30, 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Balance Sheet Analysis—Securities” for further discussion respect to our trust preferred securities.

Deposits. During the three months ended September 30, 2009, our deposits decreased $1.2 million, or 0.5%. The decrease resulted from a reduction in higher-cost jumbo certificates of deposit.

Borrowings. During the three months ended September 30, 2009, our borrowings decreased $2.6 million, or 3.5%. At September 30, 2009, Federal Home Loan Bank advances totaled $51.4 million, or 16.1% of total liabilities, and our repurchase agreements totaled $21.2 million, or 6.7% of total liabilities. At September 30, 2009, we had access to additional Federal Home Loan Bank advances of up to $44.1 million.

During the three months ended September 30, 2009, we were able to repay $5.0 million of Federal Home Loan Bank advances while increasing repurchase agreements by $2.4 million. This lowered our cost of funds, as our repurchase agreements generally have lower interest rates than Federal Home Loan Bank advances.

Equity. Equity increased $406,000, or 1.1%, to $39.0 million at September 30, 2009 from $38.6 million at June 30, 2009. The increase resulted from net income of $27,000 for the three months ended September 30, 2009, as well as a decrease in accumulated other comprehensive loss of $379,000.

Comparison of Operating Results for the Three Months Ended September 30, 2009 and 2008

General. Net income decreased $205,000, or 88.4%, to $27,000 for the three months ended September 30, 2009 from $232,000 for the three months ended September 30, 2008. The decrease was caused by increases in noninterest expense and the provision for loan losses and a decrease in noninterest income, offset by an increase in net interest income and a decrease in income tax expense.

Net Interest Income. Net interest income increased $215,000, or 10.1%, to $2.3 million for the three months ended September 30, 2009, compared to $2.1 million for the three months ended September 30, 2008. Interest expense decreased $723,000 as declining market interest rates allowed us to reduce our cost of deposits, and as deposit inflows and loan prepayments allowed us to reduce our average balance of borrowings, which also experienced lower interest rates. Interest and dividend income decreased $508,000, or 11.1%, as interest income on loans decreased $389,000 due both to a reduction in our loan portfolio and lower yields on our loans. The interest rate spread and net interest margin were 2.51% and 2.76%, respectively, for the three months ended September 30, 2009, compared to 2.18% and 2.51%, respectively, for the three months ended September 30, 2008. The improvement in the interest rate spread was the result of a decrease in the average cost of interest-bearing liabilities of 94 basis points, which more than offset a 61 basis points decrease in the average yield on interest-earning assets.

Interest and Dividend Income. Interest and dividend income decreased $508,000, or 11.1%, to $4.1 million for the three months ended September 30, 2009 from $4.6 million for the three months ended

September 30, 2008. Interest income on loans decreased $389,000, or 9.5%, to $3.7 million for the three months ended September 30, 2009 from $4.1 million for the three months ended September 30, 2008, as our average yield on loans decreased 45 basis points, to 5.23% for the three months ended September 30, 2009 from 5.68% for the three months ended September 30, 2008, reflecting decreases in market interest rates. In addition, our average loans decreased $5.1 million, or 1.8%, reflecting a reduction in our average balance of one- to four-family residential real estate loans resulting from our selling newly-originated, longer-term (primarily 30 year) one- to four-family residential real estate loans as well as prepayments exceeding other originations that we held in our portfolio. Our average balance of commercial business loans was $26.1 million for the three months ended September 30, 2009 compared to $5.7 million for the three months ended September 30, 2008, reflecting our recent focus on originating commercial business loans, as well as our recent purchases of commercial business loans, which are intended to generate higher yields and assist in managing interest rate risk.

Interest income on securities decreased $99,000, or 21.5%, to $361,000 for the three months ended September 30, 2009 from $460,000 for the three months ended September 30, 2008, as our average yield on securities decreased 130 basis points to 2.84% for the three months ended September 30, 2009 from 4.14% for the three months ended September 30, 2008, reflecting decreases in market interest rates. This decrease in average yield on our securities more than offset the increase in interest income resulting from a $5.7 million, or 13.0%, increase in our average balance of securities, as we purchased $7.3 million of securities in November 2008, $3.0 million of securities in March 2009 and $10.0 million of securities in August 2009.

Interest Expense. Interest expense decreased $723,000, or 29.2%, to $1.8 million for the three months ended September 30, 2009 from $2.5 million for the three months ended September 30, 2008, as we experienced decreases in interest expense on deposits and borrowings. Declining market interest rates and a decrease in higher-cost certificates of deposit allowed us to reduce our deposit expense by $476,000, or 30.4%, as the average rate we paid on deposits decreased 107 basis points to 1.90% for the three months ended September 30, 2009 from 2.97% for three months ended September 30, 2008. This decrease more than offset an increase in interest income resulting from an increase in the average balance of deposits of $18.0 million, or 8.6%, between the periods. Interest expense on borrowings decreased $247,000, or 27.2%, to $662,000 for the three months ended September 30, 2009 from $909,000 for the three months ended September 30, 2008, due to a $20.4 million, or 22.2%, decrease in our average balance of borrowings (primarily in Federal Home Loan Bank advances), as well as a 24 basis points decrease in our average cost of borrowings to 3.70% for the three months ended September 30, 2009 from 3.94% for the three months ended September 30, 2008 (reflecting decreases in market interest rates). The proceeds from loan prepayments have continued to allow us to reduce our average balance of borrowings.

Provision for Loan Losses. Based on our analysis of the factors described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Allowance for Loan Losses,” we recorded a provision for loan losses of $148,000 for the three months ended September 30, 2009 compared to $43,000 for the three months ended September 30, 2008. Although our loan portfolio decreased to $281.5 million at September 30, 2009 from $284.8 million at September 30, 2008, we experienced an increase in criticized loans (classified loans plus loans designated as special mention) and impaired loans from September 30, 2008 to September 30, 2009. In addition, the portfolio contained a higher percentage of commercial business loans relative to one- to four-family residential real estate loans at September 30, 2009 compared to September 30, 2008. Specifically, commercial business loans increased by $20.8 million, or 332.3%. These loans represented 9.6% of the gross loan portfolio at September 30, 2009, compared to 2.1% at September 30, 2008. Generally, commercial business loans are considered to have greater risk than one- to four-family residential real estate loans, and, therefore, may require greater allowances for loan losses compared to the same amount of one- to four-family residential real estate loans. The increased provision also reflected continued worsening economic conditions that were reflected by substantial increases in annualized net charge-off rates for the Southeast Region as of September 30, 2009 in construction, non-residential and commercial real estate loans, as reported by the Office of Thrift Supervision. Our allowance for loan losses to total loans was 0.47% and 0.13% at September 30, 2009 and 2008, respectively. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at September 30, 2009 and 2008.

Non-Interest Income. The following table summarizes changes in non-interest income between the three months ended September 30, 2009 and 2008.

	Three Months Ended September 30,		Change
	2009	2008	$ Change	% Change
	(Dollars in thousands)
Customer service fees	$120	$106	$14	13.2%
Loan servicing fees	13	16	(3)	(18.8)%
Bank owned life insurance income	82	60	22	36.7%
Impairment losses on investment securities	(224)	—	(224)	N/A
Net gain on sale of loans	5	—	5	N/A
Other	21	58	(37)	63.8%

Total	$17	$240	$(223)	(92.9)%

We recognized a $224,000 loss for other-than-temporary impairment on our investments in trust preferred securities during the three months ended September 2009, as described in “—Comparison of Financial Condition at September 30, 2009 and June 30, 2009—Balance Sheet Analysis—Securities.”

Non-Interest Expense. The following table summarizes changes in non-interest expense between the three months ended September 30, 2009 and 2008.

	Three Months Ended September 30,		Change
	2009	2008	$ Change	% Change
	(Dollars in thousands)
Salaries and employee benefits	$1,181	$1,037	$144	13.9%
Occupancy and equipment	364	364	—	—
Data processing	185	176	9	5.1%
Directors’ fees	75	75	—	—
Federal deposit insurance assessments	100	14	86	614.3%
Other	318	323	(5)	(1.5)%

Total	$2,223	$1,989	$234	11.8%

Federal deposit insurance premiums increased between the periods, reflecting an increase in the Federal Deposit Insurance Corporation’s regular insurance assessment rates.

Income Tax Expense (Benefit). We recorded an income tax benefit of $47,000 for the three months ended September 30, 2009, which was a direct result of the pre-tax loss for the period, compared to income tax expense of $95,000 for the three months ended September 30, 2008. The effective tax rate for the 2008 period was 28.7%, which was below the statutory tax rate primarily because of the tax-free income we earn on our investment in bank owned life insurance.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 14.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $28.5 million and $38.9 million, or $44.9 million if the offering range is increased by 15%.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	2,975,000 Shares		3,500,000 Shares		4,025,000 Shares		4,628,750 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Stock offering proceeds	$29,750		$35,000		$40,250		$46,288
Less offering expenses	1,230		1,290		1,350		1,420

Net offering proceeds (2)	$28,520	100.0%	$33,710	100.0%	$38,900	100.0%	$44,868	100.0%

Use of net proceeds:
To OBA Bank	$14,260	50.0%	$16,855	50.0%	$19,450	50.0%	$22,434	50.0%
To fund loan to employee stock ownership plan	$2,380	8.3%	$2,800	8.3%	$3,220	8.3%	$3,703	8.3%
Retained by OBA Financial Services, Inc.	$11,880	41.7%	$14,055	41.7%	$16,230	41.7%	$18,731	41.7%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes all shares of common stock are sold in the subscription offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of OBA Bank’s deposits. The net proceeds may vary because the total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription and community offerings.

OBA Financial Services, Inc. may use the proceeds it retains from the offering:

•	to invest in mortgage-backed securities, collateralized mortgage obligations and debt securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises;

•	to finance the acquisition of financial institutions or other financial service companies;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

With the exception of the funding of the loan to the employee stock ownership plan, OBA Financial Services, Inc. has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the conversion, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

OBA Bank may use the net proceeds it receives from the offering:

•

to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies. We currently intend to open four new branch offices over the next five years;

•	to fund new loans;

•	to repay borrowings;

•

to invest in mortgage-backed securities and collateralized mortgage obligations, and debt securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises; and

•	for other general corporate purposes.

OBA Bank has not quantified its plans for use of the offering proceeds for each of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to acquire other banks, thrifts, or other financial services companies. There can be no assurance that we will be able to consummate any acquisition.

Initially, the net proceeds we retain will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities.

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our Board of Directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with OBA Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes. Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Pursuant to our Articles of Incorporation, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock.” Initially, dividends we can declare and pay will depend upon the proceeds retained from the stock offering and the earnings received from the investment of those proceeds. In the future, dividends will depend in large part upon receipt of dividends from OBA Bank, because we expect to have limited sources of income other than dividends from OBA Bank and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by OBA Bank to us that would be deemed to be drawn out of OBA Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by OBA Bank on the amount of earnings deemed to be removed from the reserves for such distribution. OBA Bank does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation—Federal Taxation” and “—State Taxation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the Nasdaq Capital Market under the symbol “OBAF,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Keefe Bruyette & Woods, Inc. has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2009, OBA Bank exceeded all of the applicable regulatory capital requirements. The table below sets forth the historical equity capital and regulatory capital of OBA Bank at June 30, 2009, and the pro forma regulatory capital of OBA Bank, after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by OBA Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	OBA Bank Historical at June 30, 2009		Pro Forma at June 30, 2009, Based Upon the Sale in the Offering of (1)
			2,975,000 Shares		3,500,000 Shares		4,025,000 Shares		4,628,750 Shares (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$38,577	10.65%	$50,457	13.40%	$52,632	13.88%	$54,807	14.36%	$57,308	14.89%
Tangible capital	$39,067	10.76%	$50,947	13.50%	$53,122	13.98%	$55,297	14.45%	$57,798	14.99%
Tangible requirement	7,264	2.00	7,549	2.00	7,601	2.00	7,653	2.00	7,713	2.00

Excess	$31,803	8.76%	$43,398	11.50%	$45,521	11.98%	$47,644	12.45%	$50,085	12.99%

Core capital	$39,067	10.76%	$50,947	13.50%	$53,122	13.98%	$55,297	14.45%	$57,798	14.99%
Core requirement (4)	14,528	4.00	15,098	4.00	15,202	4.00	15,306	4.00	15,425	4.00

Excess	$24,539	6.76%	$35,849	9.50%	$37,920	9.98%	$39,991	10.45%	$42,373	10.99%

Tier 1 risk-based capital (5)	$39,067	16.88%	$50,947	21.36%	$53,122	22.15%	$55,297	22.93%	$57,798	23.82%
Risk-based requirement	9,255	4.00	9,540	4.00	9,592	4.00	9,644	4.00	9,704	4.00

Excess	$29,812	12.88%	$41,407	17.36%	$43,530	18.15%	$45,653	18.93%	$48,094	19.82%

Total risk-based capital (5)	$40,234	17.39%	$52,114	21.85%	$54,289	22.64%	$56,464	23.42%	$58,965	24.31%
Risk-based requirement	18,510	8.00	19,081	8.00	19,185	8.00	19,288	8.00	19,408	8.00

Excess	$21,724	9.39%	$33,033	13.85%	$35,104	14.64%	$37,176	15.42%	$39,557	16.31%

Reconciliation of capital infused into OBA Bank:
Net proceeds			$14,260		$16,855		$19,450		$22,434
Less: Common stock acquired by employee stock ownership plan			(2,380)		(2,800)		(3,220)		(3,703)

Pro forma increase			$11,880		$14,055		$16,230		$18,731

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock to be outstanding immediately following the stock offering with funds we lend. Pro forma generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund this plan. See “Management of OBA Financial Services, Inc.” for a discussion of the employee stock ownership plan.
(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(3)	Tangible and core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	The current Office of Thrift Supervision core capital requirement for financial institutions is 3% of total adjusted assets for financial institutions that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other financial institutions.
(5)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of OBA Bancorp, MHC at June 30, 2009 and the pro forma consolidated capitalization of OBA Financial Services, Inc., after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

	OBA Bancorp, MHC Historical at June 30, 2009	OBA Financial Services, Inc. Pro Forma, Based Upon the Sale in the Offering at $10.00 per Share of
		2,975,000 Shares	3,500,000 Shares	4,025,000 Shares	4,628,750 Shares (1)
	(Dollars in thousands)
Deposits (2)	$244,536	$244,536	$244,536	$244,536	$244,536
Borrowings	75,179	75,179	75,179	75,179	75,179

Total deposits and borrowed funds	$319,715	$319,715	$319,715	$319,715	$319,715

Stockholders’ equity:
Preferred stock $0.01 par value, 50,000,000 shares authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock $0.01 par value, 100,000,000 shares authorized; assuming shares outstanding as shown (3)(4)	—	30	35	40	46
Additional paid-in capital (4)	—	28,490	33,675	38,860	44,822
Retained earnings (5)	39,104	39,104	39,104	39,104	39,104
Less:
Accumulated other comprehensive loss	(492)	(492)	(492)	(492)	(492)
Common stock to be acquired by employee stock ownership plan (6)	—	(2,380)	(2,800)	(3,220)	(3,703)
Common stock to be acquired by stock-based benefit plans (7)	—	(1,190)	(1,400)	(1,610)	(1,852)

Total stockholders’ equity	$38,612	$63,562	$68,122	$72,682	$77,925

Total stockholders’ equity as a percentage of total assets (2)	10.65%	16.41%	17.38%	18.33%	19.39%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	No effect has been given to the issuance of additional shares of OBA Financial Services, Inc. common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 10% and 4% of the shares of OBA Financial Services, Inc. common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively, with the amount reserved for restricted stock awards reduced by amounts purchased in the this stock offering by our 401(k) plan using its purchase priority in the stock offering. See “Management of OBA Financial Services, Inc.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds at the offering price of $10.00 per share.
(5)	The retained earnings of OBA Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”

(footnotes continue on following page)

(continued from previous page)

(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from OBA Financial Services, Inc. The loan will be repaid principally from OBA Bank’s contributions to the employee stock ownership plan. Since OBA Financial Services, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no asset or liability will be reflected on OBA Financial Services, Inc.’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As OBA Financial Services, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require stockholder approval. The funds to be used by the stock-based benefit plans will be provided by OBA Financial Services, Inc.

PRO FORMA DATA

The following tables summarize historical data of OBA Bancorp, MHC and pro forma data of OBA Financial Services, Inc. at and for the fiscal year ended June 30, 2009. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	all shares of common stock will be sold in the subscription offering;

•	64,000 shares of common stock will be purchased by our executive officers and directors, and their associates;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the stock offering with a loan from OBA Financial Services, Inc. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, adjusted annually) over a period of 20 years. Interest income that OBA Financial Services, Inc. will earn on the loan will offset the interest paid on the loan by OBA Bank;

•

Keefe Bruyette & Woods, Inc. will receive a fee equal to 1.25% of the dollar amount of the shares of common stock sold in the subscription offering. Shares purchased by our employee benefit plans or by our officers, directors and employees, and their immediate families will not be included in calculating the shares of common stock sold for this purpose; and

•	expenses of the stock offering, other than fees and expenses to be paid to Keefe Bruyette & Woods, Inc., will be $825,500.

We calculated pro forma consolidated net loss for the fiscal year ended June 30, 2009 as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.64% (1.05% on an after-tax basis). This represents the three-year U.S. Treasury Note as of June 30, 2009, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by Office of Thrift Supervision regulations.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net loss and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $4.98 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 32.17% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 3.53%. Because there is currently no market for our shares of common stock, the assumed expected volatility is based on the SNL Securities index for all publicly-traded thrift institutions and their holding companies.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to OBA Bank, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or For the Fiscal Year Ended June 30, 2009 Based Upon the Sale at $10.00 Per Share of
	2,975,000 Shares	3,500,000 Shares	4,025,000 Shares	4,628,750 Shares (1)
	(Dollars in thousands, except per share amounts)
Gross Proceeds of Offering	$29,750	$35,000	$40,250	$46,288
Less: expenses	(1,230)	(1,290)	(1,350)	(1,420)

Estimated net proceeds	28,520	33,710	38,900	44,868
Less: Common stock purchased by ESOP (2)	(2,380)	(2,800)	(3,220)	(3,703)
Less: Common stock awarded under stock-based benefit plans (3)	(1,190)	(1,400)	(1,610)	(1,852)

Estimated net cash proceeds	$24,950	$29,510	$34,070	$39,313

For the Fiscal Year Ended June 30, 2009
Consolidated net loss:
Historical	$(621)	$(621)	$(621)	$(621)
Pro forma income on net proceeds	262	310	358	413
Pro forma ESOP adjustment (2)	(76)	(90)	(103)	(118)
Pro forma stock award adjustment (3)	(152)	(179)	(206)	(237)
Pro forma stock option adjustment (4)	(270)	(317)	(365)	(420)

Pro forma net loss	$(857)	$(897)	$(937)	$(983)

Per share net loss:
Historical	$(0.23)	$(0.19)	$(0.17)	$(0.15)
Pro forma income on net proceeds	0.10	0.10	0.10	0.10
Pro forma ESOP adjustment (2)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock award adjustment (3)	(0.06)	(0.06)	(0.06)	(0.06)
Pro forma stock option adjustment (4)	(0.10)	(0.10)	(0.10)	(0.10)

Pro forma net loss per share (5)	$(0.32)	$(0.28)	$(0.26)	$(0.24)

Offering price as a multiple of pro forma net loss per share	Not meaningful	Not meaningful	Not meaningful	Not meaningful
Number of shares outstanding for pro forma net loss per share calculations (5)	2,748,900	3,234,000	3,719,100	4,276,965

At June 30, 2009
Stockholders’ equity:
Historical	$38,612	$38,612	$38,612	$38,612
Estimated net proceeds	28,520	33,710	38,900	44,868
Less: Common stock acquired by ESOP (2)	(2,380)	(2,800)	(3,220)	(3,703)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(1,190)	(1,400)	(1,610)	(1,852)

Pro forma stockholders’ equity (6)	$63,562	$68,122	$72,682	$77,925

Stockholders’ equity per share:
Historical	$12.98	$11.03	$9.59	$8.34
Estimated net proceeds	9.59	9.63	9.66	9.69
Less: Common stock acquired by ESOP (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock awarded under stock-based benefit plans (3) (4)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share (6)	$21.37	$19.46	$18.05	$16.83

Offering price as percentage of pro forma stockholders’ equity per share	46.79%	51.39%	55.40%	59.42%
Number of shares outstanding for pro forma book value per share calculations (7)	2,975,000	3,500,000	4,025,000	4,628,750

(footnotes begin on following page)

(Footnotes from previous page)

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from OBA Financial Services, Inc. OBA Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. OBA Bank’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans” (“SOP 93-6”) (Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40), requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by OBA Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 36.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 11,900, 14,000, 16,100 and 18,515 shares were committed to be released during the fiscal year at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, and in accordance with SOP 93-6, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of income per share calculations.
(3)	If approved by OBA Financial Services, Inc.’s stockholders, one or more stock-based benefit plans plan may purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from OBA Financial Services, Inc. or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by OBA Financial Services, Inc. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the fiscal year and (iii) the stock-based benefit plans expense reflects an effective combined federal and state tax rate of 36.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(4)	If approved by OBA Financial Services, Inc.’s stockholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Stockholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $4.98 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. Assuming shares of common stock used to fund stock options (equal to 10% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.
(5)	Loss per share computations are determined by taking the number of shares assumed to be sold in the offering and, in accordance with SOP 93-6, subtracting the employee stock ownership plan shares that have not been committed for release during the period and subtracting non-vested stock awards granted under one or more stock-based benefit plans. See note 2, above.
(6)	The retained earnings of OBA Bank will be substantially restricted after the conversion. See “Our Policy Regarding Dividends,” “The Conversion; Plan of Distribution—Liquidation Rights” and “Supervision and Regulation.”
(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at June 30, 2009 and 2008, and our consolidated results of operations for the fiscal years ended June 30, 2009 and 2008. This section should be read in conjunction with the Consolidated Financial Statements and notes to the consolidated financial statements that appear elsewhere in this prospectus. OBA Financial Services, Inc. had not engaged in any activities at June 30, 2009; therefore, the information reflected in this section reflects the financial performance of OBA Bancorp, MHC and its subsidiaries.

We have prepared this Prospectus in accordance with Securities and Exchange Commission regulations applicable to “smaller reporting companies.”

Overview

Historically, we have operated as a traditional thrift institution. As recently as June 30, 2007, $205.5 million, or 67.9% of our loan portfolio, consisted of longer-term, one- to four-family residential real estate loans. This resulted in our being particularly vulnerable to increases in interest rates, as our interest-bearing liabilities matured or repriced more quickly than our interest-earning assets. However, in recent years, we have increased our focus on the origination of commercial business loans, and we have purchased commercial business loans, as commercial business loans provide higher returns than one- to four-family residential mortgage loans, have shorter durations and are usually originated with adjustable rates of interest. In addition, we have enhanced our direct marketing efforts to local businesses and established a stronger culture of cross-selling our products to our existing customers, which has increased our balances of lower cost deposits and enabled us to allow higher-cost brokered certificates of deposit and Quick Rate deposits (generated online) to run off at maturity. As a result, our net interest rate spread (the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities) increased to 2.23% for the fiscal year ended June 30, 2009 from 1.99% for the fiscal year ended June 30, 2008. This contributed to a corresponding increase in net interest income (the difference between interest income and interest expense) to $8.6 million for the fiscal year ended June 30, 2009 from $8.0 million for the fiscal year ended June 30, 2008.

Our emphasis on conservative loan underwriting has resulted in relatively low levels of non-performing assets at a time when many financial institutions are experiencing significant asset quality issues. Our non-performing assets totaled $2.7 million or 0.73% of total assets at June 30, 2009, compared to $315,000 or 0.09% of total assets at June 30, 2008. We had $667,000 of loans delinquent 30 days or greater at June 30, 2009, compared to $359,000 of such delinquencies at June 30, 2008. In addition, we provided $877,000 for loan losses during the fiscal year ended June 30, 2009, reflecting an increase in criticized loans (classified loans plus loans designated as special mention) and impaired loans, as well as a higher percentage of commercial business loans relative to one- to four-family residential real estate loans at June 30, 2009 compared to June 30, 2008, and worsening economic conditions.

Other than our loans for the construction of one- to four-family residential properties and the draw portion of our home equity lines of credit, we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest but no principal for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation). We also do not own any private label mortgage-backed securities that are collateralized by Alt-A, low or no documentation or subprime mortgage loans.

All of our mortgage-backed securities have been issued by Freddie Mac, Fannie Mae or Ginnie Mae, U.S. government agencies or government-sponsored enterprises. These entities guarantee the payment of principal and interest on our mortgage-backed securities. We do not own any common or preferred stock issued by Fannie Mae or Freddie Mac.

As of June 30, 2009, our available credit lines and other sources of liquidity had not been reduced compared to levels from June 30, 2008.

We own shares of trust preferred securities with an amortized cost of $2.1 million, and a fair value of $677,000 at June 30, 2009. The trust preferred securities were issued by two issuer pools consisting of financial institutions and financial institution holding companies, and one issuer pool consisting of insurance companies. The original purchase price of these securities was $3.2 million. We recognized total other-than-temporary impairment of $2.4 million for these securities for the fiscal year ended June 30, 2009, of which $1.0 million was credit-related losses recorded through our income statement as a reduction of non-interest income, and $1.4 million was recorded as a decrease to other comprehensive income. A number of factors or combinations of factors could cause us to conclude in one or more future reporting periods that these securities have experienced additional other-than-temporary impairment. Any resulting loss may be material to our financial condition or results of operations. See “Risk Factors—We could record future losses on our holdings of trust preferred securities. In addition, we may not receive full future interest payments on these securities.”

Business Strategy

Our primary objective is to operate as a profitable, community-oriented financial institution serving customers in our market areas. We have sought to accomplish this objective by adopting a business strategy that is designed to maintain strong capital and high asset quality. This business strategy includes the following elements:

•

Remaining a community-oriented financial institution while continuing to increase our servicing of small businesses in our market area. We were established in 1861 and have operated continuously in the Washington, DC Metropolitan Area since that date. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer and business financial services from our five banking offices, and have recently expanded our commercial business staff to enhance our capacity to serve small businesses and individual consumers.

•

Increasing commercial business and commercial real estate lending while maintaining high asset quality. Our loan portfolio balance has decreased in recent years due in part to our maintaining conservative underwriting standards and not offering adjustable-rate or interest-only one- to four-family residential real estate loans at a time when these loan products were preferred by consumers. However, we have grown our commercial business loan portfolio to $24.2 million, or 8.5% of our gross loan portfolio at June 30, 2009, from $4.7 million, or 1.5% of our gross loan portfolio at June 30, 2007. We have achieved this growth by hiring four new commercial business loan originators since 2007 and purchasing $8.2 million of commercial business loans that had been originated to some of these individuals’ existing customers from prior banking relationships. We also intend to increase our originations of commercial real estate loans, with a focus on owner-occupied properties. In growing our commercial business loan portfolio, we have emphasized maintaining strong asset quality by following conservative loan underwriting guidelines. We underwrite all of our loans in our main office to ensure uniformity and consistency in underwriting decisions. Our non-performing assets at June 30, 2009 were $2.7 million, or 0.73% of total assets, compared to $315,000, or 0.09% of total assets at June 30, 2008, and $255,000, or 0.07% of total assets at June 30, 2007.

•

Emphasizing lower cost core deposits by attracting new customers and enhancing existing customer relationships. In an effort to grow our banking franchise, we have enhanced our direct marketing efforts to local businesses and established a stronger culture of cross-selling our products to our existing customers. In addition, we attract and retain deposits by offering enhanced technology, such as remote deposit capture, with a continued emphasis on quality customer service.

•

Expanding our branch network. We currently operate from five banking offices. We intend to evaluate additional branch expansion opportunities, through acquisitions and de novo branching, to expand our presence in Maryland. In addition, we intend to evaluate acquisitions of other financial institutions, as opportunities present themselves. We would like to expand our branch office network by at least four de novo branch offices over the next five years with a focus on areas of Montgomery and Howard Counties, Maryland that we do not currently serve.

Anticipated Increase in Non-Interest Expense

Following the completion of the conversion and offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with managing a public company, increased compensation expenses associated with the purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by our stockholders.

Assuming that the adjusted maximum number of shares are sold in the offering (4,628,750 shares):

•

our employee stock ownership plan would acquire 370,300 shares of common stock with a $3.7 million loan that is expected to be repaid over 20 years, resulting in an annual pre-tax expense of approximately $185,000 (assuming that the common stock maintains a value of $10.00 per share);

•

our stock-based benefit plans would grant stock options to purchase shares equal to 10% of the total shares issued in the offering, or 462,875 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming a five-year vesting period and a Black-Scholes option pricing analysis of $4.98 per option, as described in “Pro Forma Data,” the annual pre-tax expense associated with stock options granted under the stock-based benefit plans would be approximately $461,000; and

•

our stock-based benefit plans would award a number of shares equal to 4% of the shares issued in the offering, or 185,150 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $370,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of the shares of common stock as they are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, increases in the stock price above $10.00 per share would increase the total employee stock ownership plan expense, and any accelerated repayment of the loan would increase the annual employee stock ownership plan expense. Additionally, the actual expense of shares awarded under one or more stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under one or more stock-based benefit plans would be determined by the grant-date fair value of the options, which would depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 4% and 10%, respectively, of our shares of stock sold in the stock offering if our stock-based benefit plans are adopted more than one year following the completion of the stock offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. We consider the following to be our critical accounting policies.

Allowance for Loan Losses. We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses to maintain the allowance for loan losses at an appropriate level.

The determination of the allowance for loan losses is based on management’s current judgments about the loan portfolio credit quality and management’s consideration of all known relevant internal and external factors that affect loan collectibility, as of the reporting date. We cannot predict with certainty the amount of loan charge-offs that will be incurred. We do not currently determine a range of loss with respect to the allowance for loan losses. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Accordingly, actual results could differ from those estimates.

Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated periodically, and at least quarterly, to determine whether a decline in their value is other than temporary.

We consider numerous factors when determining whether potential other-than-temporary impairment exists and the period over which a debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, other-than-temporary impairment is considered to have occurred if (1) we intend to sell the security, (2) it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. In determining the present value of expected cash flows, we discount the expected cash flows at the effective interest rate implicit in the security at the date of acquisition or, for debt securities that are beneficial interests in securitized financial assets, at the current rate used to accrete the beneficial interest. In estimating cash flows expected to be collected, we use available information with respect to security prepayment speeds, expected deferral rates and severity, whether subordinated interests, if any, are capable of absorbing estimated losses and the value of any underlying collateral.

See “Risk Factors—We could record future losses on our holdings of trust preferred securities. In addition, we may not receive full future interest payments on these securities.”

Balance Sheet Analysis

Assets. Our total assets increased $8.3 million, or 2.3%, to $362.5 million at June 30, 2009 from $354.2 million at June 30, 2008. The increase was caused by an increase in cash and cash equivalents, offset by decreases in loans and securities available for sale. Increased prepayments on longer-term, one- to four-family residential real estate loans, resulting from refinancings with other financial institutions, and prepayments on our securities portfolio provided cash in excess of our funding needs.

Loans. At June 30, 2009, total loans were $284.1 million, or 78.4% of total assets. During the year ended June 30, 2009, the loan portfolio decreased $5.9 million, or 2.0%. The decrease was caused by a $26.3 million, or 14.0%, decrease in one- to four-family residential real estate loans as we sold $4.8 million of newly originated longer-term (primarily 30 year) one- to four-family residential real estate loans, and as prepayments exceeded other originations during fiscal 2009. This decrease was offset by an $18.9 million, or 353.4%, increase in commercial business loans, as we have continued our focus on originating commercial business loans instead of one- to four-family residential real estate loans to better diversify our loan portfolio. We have achieved this growth in commercial business loans by hiring four new commercial business loan originators since 2007 and purchasing $8.2 million of commercial business loans that had been originated to some of these individuals’ existing customers from prior banking relationships.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio at the dates indicated. We had no loans held for sale at June 30, 2009, 2008, 2007, 2006 and 2005, respectively.

	At June 30,
	2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$161,879	56.97%	$188,167	64.88%	$205,532	67.94%	$217,989	68.06%	$217,867	64.66%
Commercial	50,820	17.89	55,009	18.97	53,730	17.76	55,313	17.27	65,730	19.51
Construction	4,935	1.74	3,592	1.24	440	0.15	482	0.15	3,913	1.16
Home equity loans and lines of credit	42,278	14.88	37,497	12.93	37,994	12.56	39,988	12.49	41,093	12.20
Commercial loans	24,214	8.52	5,341	1.84	4,662	1.54	6,409	2.00	8,323	2.47
Consumer loans	—	—	430	0.14	147	0.05	105	0.03	10	—

Total loans	284,126	100.00%	290,036	100.00%	302,505	100.00%	320,286	100.00%	336,936	100.00%

Other items:
Net deferred loan costs	682		625		545		476		281
Allowance for loan losses	(1,167)		(483)		(609)		(1,061)		(1,402)

Total loans, net	$283,641		$290,178		$302,441		$319,701		$335,815

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio at June 30, 2009. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less.

	One- to four- family residential real estate loans	Commercial real estate loans	Construction loans	Home equity loans and lines of credit	Commercial loans	Total
	(Dollars in thousands)
Due During the Years Ending June 30,
2010	$10,760	$1,994	$4,935	$471	$9,461	$27,621
2011	12,114	2,778	—	436	1,088	16,416
2012	9,869	3,258	—	1,566	1,295	15,988
2013 to 2014	20,285	10,863	—	882	3,595	35,625
2015 to 2019	36,177	17,257	—	2,098	7,975	63,507
2020 to 2024	22,907	1,812	—	1,673	537	26,929
2025 and beyond	49,767	12,858	—	35,152	263	98,040

Total	$161,879	$50,820	$4,935	$42,278	$24,214	$284,126

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at June 30, 2009 that are contractually due after June 30, 2010.

	Due After June 30, 2010
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$105,452	$45,667	$151,119
Commercial	40,656	8,170	48,826
Construction	—	—	—
Home equity loans and lines of credit	6,846	34,961	41,807
Commercial loans	10,530	4,223	14,753

Total loans	$163,484	$93,021	$256,505

Securities. The following table sets forth the amortized cost and estimated fair value of our securities portfolios (excluding Federal Home Loan Bank of Atlanta common stock) at the dates indicated. All of such securities were classified as available for sale at the dates indicated. None of the underlying collateral consisted of subprime or Alt-A (traditionally defined as loans having less than full documentation) loans. At June 30, 2009, we held no common or preferred stock of Fannie Mae or Freddie Mac.

	At June 30,
	2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
U.S. Government and federal agencies	$—	$—	$2,000	$2,011	$24,921	$24,900
Mortgage-backed securities	24,525	25,182	23,718	23,119	12,377	12,062
Trust preferred securities	2,140	677	3,215	2,620	3,961	3,976
Other securities	50	50	2,550	2,475	3,550	3,346

Total	$26,715	$25,909	$31,483	$30,225	$44,809	$44,284

During the year ended June 30, 2009, our securities portfolio decreased $4.8 million, or 15.1%, as we determined to maintain higher cash positions during the current period of low market interest rates instead of reinvesting funds received from securities repayments.

Unrealized losses on individual mortgage-backed securities as of June 30, 2008 and 2007 were caused by increases in current market interest rates. All of our mortgage-backed securities are guaranteed by U.S. Government agencies or U.S. Government-sponsored enterprises. Since the decline in market value had been attributable to changes in interest rates and not credit quality, and we had, and continued to have, the intent and ability to hold these investments to maturity, we did not consider these investments to be other-than-temporarily impaired as of June 30, 2008 or 2007.

At June 30, 2009, we owned trust preferred securities with an amortized cost basis of $2.1 million and fair value of $677,000. This portfolio consists of two securities that represent investments in a pool of debt obligations issued by financial institutions and financial institution holding companies, and one security that represents investments in a pool of debt obligations issued by insurance companies. The original purchase price of these securities was $3.2 million. The trust preferred securities market is considered to be inactive as a limited number of transactions have occurred over the past 12 months. We use a discounted cash flow model to determine the estimated fair value of the trust preferred securities and whether they are other-than-temporarily impaired. The trust preferred securities related to financial institutions and financial institution holding companies had been downgraded to Ca from A1 for one issuer pool and to Ca from A2 for the other issuer pool. Based on our review, we recognized total other-than-temporary impairment of $2.4 million for these securities for the fiscal year ended June 30, 2009, of which $1.0 million was credit-related losses recorded through our income statement as a reduction of non-interest income, and $1.4 million was recorded as a decrease to other comprehensive income.

As of June 30, 2008, our trust preferred securities had not been downgraded, and we continued to receive full interest payments. We also reviewed a stress test of these securities that indicated they could absorb additional deferrals or defaults in the collateral pool in excess of what we believed was likely before the interest payments on these securities were negatively affected. As of June 30, 2008, we had the ability and intent to hold these securities to maturity, and we did not consider these investments to be other-than-temporarily impaired as of June 30, 2008.

At June 30, 2009, we had no investments in a single company or entity that had an aggregate book value in excess of 10% of our consolidated equity.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2009 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent adjustments have been made, as we did not hold any tax-free investment securities at June 30, 2009.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities	$—	—%	$—	—%	$809	5.22%	$23,716	5.04%	$24,525	$25,182	5.04%
Trust preferred securities	—	—	—	—	—	—	2,140	3.00	2,140	677	3.00
Equity securities	—	—	—	—	—	—	50	—	50	50	—

Total	$—	—%	$—	—%	$809	5.22%	$25,906	4.86%	$26,715	$25,909	4.87%

Bank Owned Life Insurance. We invest in bank owned life insurance to provide us with a funding source for our benefit plan obligations. Bank owned life insurance also generally provides us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses. At June 30, 2009, this limit was $10.8 million, and we had invested $5.5 million in bank owned life insurance at that date.

Deposits. We accept deposits primarily from the areas in which our offices are located. Recently, we have focused on building broader customer relationships and targeting small business customers to increase our core deposits. We also rely on our enhanced technology and our customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts. In recent periods, we have not accepted brokered deposits (other than our participation in the Certificate of Deposit Account Registry Service (CDARS)).

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

During the fiscal year ended June 30, 2009, our deposits increased $28.3 million, or 13.1%. The increase resulted from a $21.4 million, or 10.3%, increase in interest-bearing demand deposits and a $6.9 million, or 71.6%, increase in non-interest bearing demand deposits. We believe the increase in interest-bearing demand deposits resulted from cross-selling deposit products to our existing customers and from customers seeking the safety of insured deposits. The increase in non-interest bearing deposits resulted from our continued focus on serving small business customers.

At June 30, 2009, we had a total of $105.2 million in certificates of deposit, of which $72.6 million had remaining maturities of one year or less. Recently, we have had cash in excess of our funding needs because of increased prepayments on longer-term, one- to four-family residential real estate loans, resulting from refinancings with other financial institutions, and repayments on our securities investments, which have enabled us to lower our deposit pricing and allow higher-cost brokered certificates of deposit to run off. Based on historical experience and current market interest rates, we believe we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of June 30, 2009.

The following tables set forth the distribution of our average total deposit accounts (including interest-bearing and non-interest bearing deposits), by account type, for the periods indicated.

	For the Fiscal Years Ended June 30,
	2009			2008
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Noninterest bearing demand	$12,881	5.64%	—%	$7,869	3.52%	—%
Interest bearing checking or NOW	43,543	19.08	1.01	37,825	16.95	0.89
Savings and escrow	7,595	3.33	0.66	8,204	3.68	0.94
Money market	55,743	24.43	1.67	52,287	23.42	2.67
Certificates of deposit	108,428	47.52	3.83	117,053	52.43	4.84

Total deposits	$228,190	100.00%	2.44%	$223,238	100.00%	3.35%

	For the Fiscal Year Ended June 30, 2007
	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Noninterest bearing demand	$9,144	3.85%	—%
Interest bearing checking or NOW	40,348	17.01	0.57
Savings and escrow	9,146	3.85	1.01
Money market	53,568	22.58	2.72
Certificates of deposit	125,064	52.71	4.89

Total deposits	$237,270	100.00%	3.33%

The following table sets forth the maturity of certificates of deposit in amounts greater than or equal to $100,000 as of June 30, 2009.

At June 30, 2009
(In thousands)
Three months or less	$15,005
Over three months through six months	13,368
Over six months through one year	12,472
Over one year to three years	18,878
Over three years	2,199

Total	$61,922

Borrowings. Our borrowings consist primarily of advances from the Federal Home Loan Bank of Atlanta and funds borrowed from securities dealers and depositors (primarily small business customers) under repurchase agreements. At June 30, 2009, Federal Home Loan Bank advances totaled $56.4 million, or 17.4% of total liabilities, and our repurchase agreements totaled $18.8 million, or 5.8% of total liabilities. At June 30, 2009, we had access to additional Federal Home Loan Bank advances of up to $47.6 million.

During the fiscal year ended June 30, 2009, our borrowings decreased $20.0 million, or 21.0%. We were able to repay borrowings, and, specifically, prepay $15.0 million of Federal Home Loan Bank advances, with the proceeds from loan prepayments and the increase in deposits we experienced during the fiscal year. This lowered our cost of funds, as our deposits generally have lower interest rates than Federal Home Loan Bank advances.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the fiscal years indicated.

	At or For the Fiscal Years Ended June 30,
	2009	2008	2007
	(Dollars in thousands)
Balance at end of year	$56,400	$71,400	$70,400
Average balance during year	$68,026	$75,174	$69,063
Maximum outstanding at any month end	$71,400	$81,400	$75,400
Weighted average interest rate at end of year	4.21%	4.41%	5.41%
Average interest rate during year	4.40%	4.96%	5.31%

The following table sets forth information concerning balances and interest rates on our securities dealer repurchase agreements at the dates and for the years indicated.

	At or For the Fiscal Years Ended June 30,
	2009	2008	2007
	(Dollars in thousands)
Balance at end of year	$5,000	$5,000	$—
Average balance during year	$5,000	$1,438	$—
Maximum outstanding at any month end	$5,000	$5,000	$—
Weighted average interest rate at end of year	3.23%	3.23%	—%
Average interest rate during year	3.23%	3.23%	—%

The following table sets forth information concerning balances and interest rates on our customer repurchase agreements at the dates and for the years indicated.

	At or For the Fiscal Years Ended June 30,
	2009	2008	2007
	(Dollars in thousands)
Balance at end of year	$13,779	$18,809	$38,790
Average balance during year	$12,243	$17,320	$24,132
Maximum outstanding at any month end	$19,008	$30,965	$38,790
Weighted average interest rate at end of year	0.57%	1.59%	3.89%
Average interest rate during year	1.32%	2.78%	3.22%

Equity. Equity decreased $346,000, or 0.9%, to $38.6 million at June 30, 2009 from $39.0 million at June 30, 2008. The decrease resulted from a net loss of $621,000 for the fiscal year ended June 30, 2009, offset by a decrease in accumulated other comprehensive loss, net of tax, of $275,000. The decrease in other comprehensive loss was caused by unrealized gains on available for sale securities of $760,000 (net of tax) and a reclassification adjustment for other-than-temporary losses on securities included in income of $622,000 (net of tax), offset by unrealized losses on debt securities for which a portion of the impairment had been recognized in income of $1.1 million (net of tax).

Average Balances and Yields

The following tables set forth average balance sheets, average yields and rates, and certain other information at June 30, 2009 and for the fiscal years indicated. No tax-equivalent yield adjustments were made, as we did not hold any tax-free interest-earning assets during the fiscal years indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of net deferred costs, discounts and premiums that are amortized or accreted to interest income.

		For the Fiscal Year Ended June 30, 2009
	At June 30, 2009	Average Outstanding Balance		Interest	Yield/Rate
	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans:
Real estate loans:
One- to four-family residential	5.21%	$168,088		$8,968	5.34%
Commercial	6.62%	64,725		4,473	6.91%
Construction	4.06%	4,355		180	4.13%
Home equity loans and lines of credit	3.56%	38,635		1,563	4.05%
Commercial loans	5.32%	10,041		580	5.78%
Consumer loans	—%	73		4	5.48%

Total loans	5.29%	285,917		15,768	5.51%
Securities:
U.S. Government and federal agencies	0.19%	15,779		142	0.90%
Mortgage-backed securities	5.05%	25,712		1,299	5.05%
Trust preferred securities	3.00%	2,845	(1)	128	4.50%
Other securities	—%	2,816		102	3.62%

Total securities	2.48%	47,152		1,671	3.54%
Other (2)	—%	4,087		33	0.81%

Total interest-earning assets	4.78%	337,156		17,472	5.18%

Non-interest-earning assets		16,351

Total assets		$353,507

Interest-bearing liabilities:
Interest bearing checking	0.74%	$43,543		438	1.01%
Savings and escrow	0.59%	7,595		50	0.66%
Money market	0.96%	55,743		933	1.67%
Certificates of deposit	3.22%	108,428		4,147	3.82%

Total interest-bearing deposits	1.93%	215,309		5,568	2.59%
Federal Home Loan Bank advances	4.21%	68,026		2,990	4.40%
Repurchase agreements	1.28%	17,243		322	1.87%

Total interest-bearing liabilities	2.24%	300,578		8,880	2.95%

Non-interest-bearing liabilities		14,220

Total liabilities		314,798
Equity		38,709

Total liabilities and equity		$353,507

Net interest income				$8,592

Net interest rate spread (3)					2.23%
Net interest-earning assets (4)		$36,578

Net interest margin (5)					2.55%

Average interest-earning assets to average interest-bearing liabilities		112.17%

(footnotes on following page)

	For the Fiscal Years Ended June 30,
	2008			2007
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans:
Real estate loans:
One- to four-family residential	$191,584	$10,119	5.28%	$205,893	$10,684	5.19%
Commercial	65,059	4,755	7.31%	62,684	4,486	7.16%
Construction	1,873	134	7.15%	383	40	10.44%
Home equity loans and lines of credit	34,784	2,280	6.55%	38,760	2,828	7.30%
Commercial loans	5,021	391	7.79%	5,159	434	8.41%
Consumer loans	103	7	6.80%	131	10	7.63%

Total loans	298,424	17,686	5.93%	313,010	18,482	5.90%
Securities:
U.S. Government and federal agencies	15,814	595	3.76%	15,154	750	4.95%
Mortgage-backed securities	16,216	793	4.89%	17,162	782	4.56%
Trust preferred securities	3,244	232	7.15%	4,300	335	7.79%
Other securities	3,339	143	4.28%	3,644	148	4.06%

Total securities	38,613	1,763	4.57%	40,260	2,015	5.00%
Other (2)	4,244	283	6.67%	4,161	295	7.09%

Total interest-earning assets	341,281	19,732	5.78%	357,431	20,792	5.82%

Non-interest-earning assets	16,580			13,239

Total assets	$357,861			$370,670

Interest-bearing liabilities:
Interest bearing checking	$37,825	336	0.89%	$40,348	230	0.57%
Savings and escrow	8,204	77	0.94%	9,146	92	1.01%
Money market	52,287	1,395	2.67%	53,568	1,456	2.72%
Certificates of deposit	117,053	5,666	4.84%	125,064	6,120	4.89%

Total interest-bearing deposits	215,369	7,474	3.47%	228,126	7,898	3.46%
Federal Home Loan Bank advances	75,174	3,727	4.96%	69,063	3,670	5.31%
Repurchase agreements	18,758	528	2.81%	24,132	777	3.22%

Total interest-bearing liabilities	309,301	11,729	3.79%	321,321	12,345	3.84%

Non-interest-bearing liabilities	9,562			11,113

Total liabilities	318,863			332,434
Equity	38,998			38,236

Total liabilities and equity	$357,861			$370,670

Net interest income		$8,003			$8,447

Net interest rate spread (3)			1.99%			1.98%
Net interest-earning assets (4)	$31,980			$36,110

Net interest margin (5)			2.35%			2.36%

Average of interest-earning assets to average interest-bearing liabilities	110.34%			111.24%

(1)	The carrying value of our trust preferred securities at June 30, 2009 was $677,000, which differs from the average balance for the fiscal year ended June 30, 2009 because of other-than-temporary impairment charges that were not recognized until the third and fourth quarters of the fiscal year ended June 30, 2009.
(2)	Consists primarily of Federal Home Loan Bank stock.
(3)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Fiscal Years Ended June 30, 2009 vs. 2008			Fiscal Years Ended June 30, 2008 vs. 2007
	Increase (Decrease) Due to		Total Increase (Decrease)	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Loans:
Real estate loans:
One- to four-family residential	$(1,255)	$104	$(1,151)	$(760)	$193	$(565)
Commercial	(1)	(281)	(282)	172	97	269
Construction	184	(138)	46	102	(8)	94
Home equity loans and lines of credit	90	(807)	(717)	(275)	(273)	(548)
Commercial loans	26,178	(25,989)	189	(11)	(32)	(43)
Consumer loans	(1)	(2)	(3)	(2)	(1)	(3)

Total loans	25,195	(27,113)	(1,918)	(774)	(24)	(796)
Securities:
U.S. Government and federal agencies	(1)	(452)	(453)	34	(189)	(155)
Mortgage-backed securities	(733)	1,239	506	(33)	44	11
Trust preferred securities	(11)	(93)	(104)	(77)	(26)	(103)
Other securities	(6)	(35)	(41)	(14)	9	(5)

Total securities	(751)	659	(92)	(90)	(162)	(252)
Other	(9)	(241)	(250)	6	(18)	(12)

Total interest-earning assets	$24,435	$(26,695)	$(2,260)	$(858)	$(204)	$(1,060)

Interest-bearing liabilities:
Interest bearing checking	$(18)	$120	$102	$(13)	$119	$106
Savings and escrow	(2)	(25)	(27)	(9)	(6)	(15)
Money market	33	(495)	(462)	(34)	(27)	(61)
Certificates of deposit	(105)	(1,414)	(1,519)	(388)	(66)	(454)

Total interest-bearing deposits	(92)	(1,814)	(1,906)	(444)	20	(424)
Federal Home Loan Bank advances	(65)	(672)	(737)	235	(178)	57
Repurchase agreements	(15)	(191)	(206)	(159)	(90)	(249)

Total interest-bearing liabilities	$(172)	$(2,677)	$(2,849)	$(368)	$(248)	$(616)

Change in net interest income	$24,607	$(24,018)	$589	$(490)	$44	$(444)

Comparison of Operating Results for the Fiscal Years Ended June 30, 2009 and 2008

General. We had a net loss of $621,000 for the fiscal year ended June 30, 2009, compared to net income of $881,000 for the fiscal year ended June 30, 2008. The change in our operating results resulted from a $1.0 million increase in noninterest expense, a $1.0 million decrease in noninterest income and a $877,000 provision for loan losses, partially offset by a $589,000 increase in net interest income.

Net Interest Income. Net interest income increased $589,000, or 7.4%, to $8.6 million for the fiscal year ended June 30, 2009, compared to $8.0 million for the fiscal year ended June 30, 2008. Interest expense decreased $2.8 million as declining market interest rates allowed us to reduce our cost of deposits, and as deposit inflows and loan prepayments allowed us to reduce our average balance of borrowings, which also experienced lower interest rates. Interest and dividend income decreased $2.3 million, or 11.5%, as interest income on loans decreased $1.9 million due both to a reduction in our loan portfolio and lower yields on our loans. The interest rate spread and net interest margin were 2.23% and 2.55%, respectively, for the fiscal year ended June 30, 2009, compared to 1.99% and 2.35% for fiscal year 2008. The improvement in the interest rate spread was the result of a decrease in the average cost of interest-bearing liabilities of 84 basis points, which more than offset a 60 basis points decrease in the average yield on interest-earning assets.

Interest and Dividend Income. Interest and dividend income decreased $2.3 million, or 11.5%, to $17.5 million for the fiscal year ended June 30, 2009 from $19.7 million for the fiscal year ended June 30, 2008. Interest income on loans decreased $1.9 million, or 10.8%, to $15.8 million for the fiscal year ended June 30, 2009 from $17.7 million for the fiscal year ended June 30, 2008, as our average yield on loans decreased 42 basis points, to 5.51% for the fiscal year ended June 30, 2009 from 5.93% for the fiscal year ended June 30, 2008, reflecting decreases in market interest rates. In addition, our average loans decreased $12.5 million, or 4.2%, reflecting a reduction in the average balance of one- to four-family residential real estate loans resulting from our selling newly-originated longer term (primarily 30 year) one- to four-family residential real estate loans as well as prepayments exceeding other originations that we held in our portfolio. Our average balance of commercial business loans doubled to $10.0 million for the fiscal year ended June 30, 2009 from $5.0 million for the fiscal year ended June 30, 2008, reflecting our recent focus on originating commercial business loans, as well as our recent purchases of commercial business loans, each of which is intended to generate higher yields and assist in managing interest rate risk.

Interest income on securities decreased $92,000, or 5.2%, to $1.7 million for the fiscal year ended June 30, 2009 from $1.8 million for the fiscal year ended June 30, 2008, as our average yield on securities decreased 103 basis points to 3.54% for the fiscal year ended June 30, 2009 from 4.57% for the fiscal year ended June 30, 2008, reflecting decreases in market interest rates. This decrease in average yield on our securities more than offset the $8.5 million, or 22.1%, increase in our average balance of securities from fiscal year 2008 to fiscal year 2009, as we purchased a $10.0 million mortgage-backed security in March 2008, which remained in our portfolio as of June 30, 2009. We purchased this security as part of a leverage strategy to increase interest income and improve our interest rate risk position.

Interest income on other interest-earning assets (primarily Federal Home Loan Bank of Atlanta stock) decreased $250,000, or 88.3%, to $33,000 for the fiscal year ended June 30, 2009 from $283,000 for the fiscal year ended June 30, 2008. The Federal Home Loan Bank of Atlanta stopped paying dividends on its common stock during the fourth quarter of 2008.

Interest Expense. Interest expense decreased $2.8 million, or 24.2%, to $8.9 million for the fiscal year ended June 30, 2009 from $11.7 million for the fiscal year ended June 30, 2008. We experienced decreases in interest expense on deposits and borrowings. Declining market interest rates and a decrease in higher-cost certificates of deposit allowed us to reduce our deposit expense by $1.9 million, or 25.5%, as the average rate we paid on deposits decreased 88 basis points to 2.59% for the fiscal year ended June 30, 2009 from 3.47% for the fiscal year ended June 30, 2008. The average balance of deposits remained virtually unchanged between the two fiscal years, although our targeting small business customers, as well as our allowing brokered certificates of deposit and Quick Rate deposits (generated online) to run off at maturity, have improved our deposit mix to a higher percentage of lower cost deposits compared to higher cost certificates of deposit. Interest expense on borrowings decreased $944,000, or 22.2%, to $3.3 million for the fiscal year ended June 30, 2009 from $4.3 million for the fiscal year ended June 30, 2008, due to a 65 basis points decrease in rates paid to 3.88% for the fiscal year ended June 30, 2009 from 4.53% for the fiscal year ended June 30, 2008 (reflecting decreases in market interest rates), as well as a $7.1 million, or 9.5%, decrease in our average balance of borrowings (primarily in Federal Home Loan Bank advances). Deposit inflows and the proceeds from loan prepayments have allowed us to reduce our average balance of borrowings.

Provision for Loan Losses. Based on our analysis of the factors described in “—Allowance for Loan Losses,” we recorded a provision for loan losses of $877,000 for the fiscal year ended June 30, 2009, and made no provision for loan losses for fiscal year 2008. Although our loan portfolio decreased to $284.1 million at June 30, 2009 from $290.0 million at June 30, 2008, we experienced an increase in criticized loans (classified loans plus loans designated as special mention) to $10.5 million at June 30, 2009 from $1.4 million at June 30, 2008. See “—Non-performing and Problem Assets—Classification of Assets.” In addition, the portfolio contained a higher percentage of commercial business loans relative to one- to four-family residential real estate loans at June 30, 2009 compared to June 30, 2008. Specifically, commercial business loans increased by $18.9 million, or 353.4%. These loans represented 8.5% of the gross loan portfolio at June 30, 2009, compared to 1.8% at June 30, 2008. Generally, commercial business loans are considered to have greater risk than one- to four-family residential real estate loans, and, therefore, may require greater allowances for loan losses compared to the same amount of one- to four-family residential real estate loans. The $8.2 million of commercial business loans purchased from a third party in April 2009 were recorded at fair value upon purchase, and were performing in accordance with their terms as of June 30, 2009. Therefore, for purposes of calculating the general portion of our allowance for loan losses as of June 30, 2009, we provided allowances for loan losses for these loans in the same manner as for the remainder of our commercial business loan portfolio. The increased provision also reflected an increase in impaired loans, as well as worsening economic conditions that were reflected by substantial increases in annualized net charge-off rates for the Southeast Region as of June 30, 2009 in construction, non-residential and commercial real estate loans, as reported by the Office of Thrift Supervision.

During the fiscal years ended June 30, 2009 and 2008, we had loan charge-offs of $203,000 and $126,000 respectively. Loans delinquent 30 days or more totaled $1.2 million at June 30, 2009, which increased from $674,000 at June 30, 2008 and $785,000 at June 30, 2007. Similarly, non-accrual loans totaled $2.5 million at June 30, 2009, which increased from $315,000 at June 30, 2008 and $255,000 at June 30, 2007.

Our allowance for loan losses to total loans was 0.41% and 0.17% at June 30, 2009 and 2008, respectively. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at June 30, 2009 and 2008.

Non-Interest Income. The following table summarizes changes in non-interest income between the fiscal years ended June 30, 2009 and 2008.

	Fiscal Years Ended June 30,		Change
	2009	2008	$ Change	% Change
	(Dollars in thousands)
Customer service fees	$448	$451	$(3)	(0.1)%
Loan servicing fees	54	109	(55)	(50.5)%
Bank owned life insurance income	244	211	33	15.6%
Impairment losses on investment securities, net of portion recognized in other comprehensive loss before tax effect	(1,020)	—	(1,020)	N/A
Net gain on sale of loans	41	36	5	13.9%
Other	132	170	(48)	(28.2)%

Total	$(101)	$977	$(1,078)	(110.3)%

We recognized a $1.0 million loss for other-than-temporary impairment on our investments in trust preferred securities in fiscal 2009, as described in “—Balance Sheet Analysis—Securities.”

Non-Interest Expense. The following table summarizes changes in non-interest expense between the fiscal years ended June 30, 2009 and 2008.

	Fiscal Years Ended June 30,		Change
	2009	2008	$ Change	% Change
	(Dollars in thousands)
Salaries and employee benefits	$4,293	$4,092	$201	4.9%
Occupancy and equipment	1,559	1,446	113	7.8%
Data processing	733	661	72	10.9%
Directors’ fees	319	262	57	21.8%
Federal deposit insurance assessments	292	26	266	1,023.1%
Debt prepayment penalty	237	—	237	N/A
Other	1,329	1,226	103	8.4%

Total	$8,762	$7,713	$1,049	13.6%

We incurred a $237,000 debt prepayment penalty when we repaid $15.0 million of Federal Home Loan Bank advances during the fiscal year ended June 30, 2009, which contributed, in part, to our lower cost of funds during the fiscal year. Salaries and employee benefits expense and occupancy and equipment expense increased due to the opening of our branch office in Columbia, Maryland in July 2008. Salaries and employee benefits expense also increased due to our hiring additional commercial banking staff and normal salary increases. Federal deposit insurance assessment expense increased, reflecting the Federal Deposit Insurance Corporation’s special assessment payable September 30, 2009, for which we accrued expenses of $162,000 during fiscal 2009, as well as an increase in the Federal Deposit Insurance Corporation’s regular insurance assessment rates.

Income Tax Expense. We recorded an income tax benefit of $527,000 for the fiscal year ended June 30, 2009, which was a direct result of the pre-tax loss for the fiscal year, compared to income tax expense of $386,000 for the fiscal year ended June 30, 2008. The effective tax rate for fiscal 2009 was (45.9)%, while the effective tax rate for fiscal 2008 was 30.5%, which was below the statutory tax rate primarily because of the tax-free income we earn on our investment in bank owned life insurance.

Non-performing and Problem Assets

When a residential mortgage loan or home equity line of credit is 15 days past due, we mail a notice informing the borrower that the loan is past due. When the loan is 20 days past due, we mail an additional notice and attempt personal, direct contact with the borrower to remind them of the delinquency. When a loan is 30 days or more past due, we mail a default notice and attempt additional personal, direct contact with the borrower to determine the reason for the delinquency and establish the procedures by which the borrower will bring the loan current. When the loan is 45 days past due, we explore the customer’s issues and repayment options and issue an additional demand letter. In addition, our board determines whether to initiate foreclosure proceedings, which will be initiated by counsel if the loan is not brought current by the end of the calendar month. Procedures for avoiding foreclosure can include restructuring the loan in a manner that provides concessions to the borrower to facilitate payment.

Commercial business loans, commercial real estate loans and consumer loans are generally handled in the same manner as residential mortgage loans or home equity lines of credit, except that initial contact is made when the loan is 10 days past due.

Loans are placed on non-accrual status when payment of principal or interest is 90 days or more delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if both principal and interest payments are brought current and full payment of principal and interest is expected.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$1,155	$315	$—	$—	$—
Commercial	—	—	181	—	—
Construction	1,304	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Commercial loans	—	—	74	—	—
Consumer loans	—	—	—	—	—

Total non-accrual loans	2,459	315	255	—	—

Loans delinquent 90 days or greater and still accruing	—	—	—	—	—

Total non-performing loans	2,459	315	255	—	—

Real estate owned:
Real estate loans:
One- to four-family residential	193	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Consumer loans	—	—	—	—	—

Total real estate owned	193	—	—	—	—

Total non-performing assets	$2,652	$315	$255	$—	$—

Ratios:
Non-performing loans to total loans	0.87%	0.11%	0.08%	—%	—%
Non-performing assets to total assets	0.73%	0.09%	0.07%	—%	—%

For the fiscal year ended June 30, 2009, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $28,000. We recognized $14,000 of interest income on such non-accruing loans on a cash basis during the fiscal year.

Troubled Debt Restructurings. We periodically modify loans to extend the term or make other concessions to help a borrower stay current on their loan and to avoid foreclosure. We do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At June 30, 2009, we had $1.0 million of these modified loans, all of which were secured by residential real estate. We had no such modified loans at June 30, 2008, 2007, 2006 or 2005.

Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For				Total
	30-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2009
Real estate loans:
One- to four-family residential	2	$677	2	$483	4	$1,160
Commercial	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—

Total loans	2	$677	2	$483	4	$1,160

At June 30, 2008
Real estate loans:
One- to four-family residential	—	$—	2	$315	2	$315
Commercial	1	359	—	—	1	359
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—

Total loans	1	$359	2	$315	3	$674

At June 30, 2007
Real estate loans:
One- to four-family residential	—	$—	—	$—	—	$—
Commercial	1	368	1	181	2	549
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial loans	1	62	1	74	2	136
Consumer loans	1	100	—	—	1	100

Total loans	3	$530	2	$255	5	$785

At June 30, 2006
Real estate loans:
One- to four-family residential	—	$—	—	$—	—	$—
Commercial	1	185	—	—	1	185
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	1	95	—	—	1	95
Commercial loans	1	550	—	—	1	550
Consumer loans	—	—	—	—	—	—

Total loans	3	$830	—	$—	3	$830

At June 30, 2005
Real estate loans:
One- to four-family residential	—	$—	—	$—	—	$—
Commercial	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer loans	—	—	—	—	—	—

Total loans	—	$—	—	$—	—	$—

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned. When property is acquired it is recorded at estimated fair value at the date of foreclosure less the cost to sell, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At June 30, 2009, we had real estate owned of $193,000, and at June 30, 2008, 2007, 2006 and 2005, we had no real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention.

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Our determination as to the classification of our assets is subject to review by our principal federal regulator, the Office of Thrift Supervision. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations.

The following table sets forth our amounts of classified assets, assets designated as special mention and criticized assets (classified assets and loans designated as special mention) as of June 30, 2009 and 2008. The classified assets total at June 30, 2009 includes $2.5 million of nonperforming loans.

	At June 30,
	2009	2008
	(In thousands)
Classified assets:
Substandard	$3,608	$685
Doubtful	—	—
Loss	—	—

Total classified assets	3,608	685
Special mention	7,495	1,394

Total criticized assets	$11,103	$2,079

At June 30, 2009, substandard assets consisted of (i) one commercial real estate loan with a principal balance of $345,000, (ii) one lending relationship consisting of a construction loan with a principal balance of $1.3 million and a one- to four-family residential real estate loan with a principal balance of $672,000 (which relationship was considered impaired as of June 30, 2009), (iii) two one- to four-family residential real estate loans with principal balances totaling $483,000, (iv) two trust preferred securities with a carrying value of $610,000 and (v) one other real estate owned property with a carrying value of $193,000. At June 30, 2009, special mention assets consisted of (i) one lending relationship consisting of two commercial business loans with a principal balance of $1.3 million, (ii) one lending relationship consisting of two commercial business loans with a principal balance of $1.4 million, (iii) one commercial real estate loan with a principal balance $3.6 million and (iv) one construction loan with a principal balance of $1.2 million. The trust preferred securities and the other real estate owned are not considered in determining the provision or allowance for loan losses, as described in “—Comparison of Operating Results for the Fiscal Years Ended June 30, 2009 and 2008—Provision for Loan Losses” and “—Allowance for Loan Losses.”

As of June 30, 2009, two of the lending relationships (constituting 24.3% of the principal balance of substandard loans) were classified as substandard because of issues related to the borrowers. The other lending relationships were classified as substandard because of credit issues related to both the borrower as well as to the underlying collateral. As of June 30, 2009, all of the credit issues related to the special mention loans were based on issues related to the borrowers, and not the value of the underlying collateral. The appraised value of the collateral for a substandard one- to four-family residential real estate loan with a principal balance of $146,000 had declined to $50,000 from $110,000 during the first six months of the calendar year ending December 31, 2009, while the value of the collateral for the substandard lending relationship consisting of a construction loan with a principal balance of $1.3 million and a one- to four-family residential real estate loan with a principal balance of $672,000 has declined approximately 30% from its appraised value as of May 2007. As of June 30, 2009, except for one one- to four-family residential real estate loan and except for the substandard lending relationship consisting of a construction loan with a principal balance of $1.3 million and a one- to four-family residential real estate loan with a principal balance of $672,000, all of these loans were current as to their payments and we expected to receive scheduled payments of principal or interest as due.

See “Allowance for Loan Losses” for a discussion of these substandard loans as they relate to the allowance for loan losses.

Allowance for Loan Losses

We provide for loan losses based upon the consistent application of our documented allowance for loan loss methodology. All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with GAAP. The allowance for loan losses consists primarily of two components:

(1)	specific allowances established for impaired loans (as defined by GAAP). The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses; and

(2)

general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. We apply an estimated loss rate to each loan group. The loss rates applied are based upon our loss experience adjusted, as appropriate, for the environmental factors discussed below. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revisions based upon changes in economic and real estate market conditions.

Actual loan losses may be significantly more than the allowance for loan losses we have established, which could have a material negative effect on our financial results.

The adjustments to historical loss experience are based on our evaluation of several qualitative and environmental factors, including:

•	changes in any concentration of credit (including, but not limited to, concentrations by geography, industry or collateral type);

•	changes in the number and amount of non-accrual loans, watch list loans and past due loans;

•	changes in national, state and local economic trends;

•	changes in the types of loans in the loan portfolio;

•	changes in the experience and ability of personnel and management in the mortgage loan origination and loan servicing departments;

•	changes in the value of underlying collateral for collateral dependent loans;

•	changes in lending strategies; and

•	changes in lending policies and procedures.

In addition, we may establish an unallocated allowance to provide for probable losses that have been incurred as of the reporting date but are not reflected in the allocated allowance.

Historically, we experienced limited loan losses and, therefore, relied on industry data to determine loss factors for calculating our allowance for loan losses. More recently, as we have experienced increased loan losses, we have utilized our own historical loss experience in determining applicable portions of the allowance for loan losses. During the fiscal year ended June 30, 2009, we adjusted our historical loss experience to reflect worsening economic conditions as well as the increase in commercial business loans, each of which increased our calculation of the required allowance for loan losses. See “—Comparison of Operating Results for the Fiscal Years Ended June 30, 2009 and 2008—Provision for Loan Losses.”

We evaluate the allowance for loan losses based upon the combined total of the specific and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

Commercial real estate loans generally have greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

Commercial business loans generally have greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on commercial business loans typically depends on the successful operation of the related business and thus may be subject to a greater extent to adverse conditions in the real estate market and in the general economy.

As discussed under “—Non-performing and Problem Assets—Classification of Assets,” we had four loan relationships classified as substandard as of June 30, 2009. All of these loans were collateral-based loans. We reviewed for impairment on an individual loan or relationship basis (i) the commercial real estate loan with a principal balance of $345,000 and (ii) the lending relationship consisting of a construction loan with a principal balance of $1.3 million and a one- to four-family residential real estate loan with a principal balance of $672,000. We did not individually review the two one- to four-family residential real estate loans with principal balances totaling $483,000 for impairment, but included these loans in the pool of homogenous one- to four-family residential real estate loans that we collectively review for impairment.

As of June 30, 2009, we determined that the lending relationship consisting of a construction loan with a principal balance of $1.3 million and a one- to four-family residential real estate loan with a principal balance of $672,000 was impaired. Accordingly, we provided a specific allowance for loan losses for this loan relationship. However, based upon financial and other information in our file, discussions with the borrower, a visual review of the collateral and the fact that loan was performing in accordance with its terms as of June 30, 2009, we determined that the commercial real estate loan with a principal balance of $345,000 was not impaired as of June 30, 2009. Accordingly, this loan was included in the pool of commercial real estate loans in determining the general portion of our allowance for loan losses.

In total, of our $2.8 million of substandard loans as of June 30, 2009, we provided specific reserves on $2.0 million of these loans, and we considered the remaining $828,000 in calculating our general reserves.

Generally, we underwrite commercial real estate loans at a loan-to-value ratio of 75% or less, and our residential real estate loans have an average loan-to-value ratio below 40%. Accordingly, in the event that a loan becomes past due and, randomly with respect to performing loans, we will conduct visual inspections of collateral properties and/or review publicly available information, such as online databases, to ascertain property values. However, we will not perform formal appraisals on collateral properties unless we are considering liquidation of the property to repay a loan. For impaired loans, we utilize the appraised value in determining the appropriate specific allowance for loan losses attributable to a loan. In addition, changes in the appraised value of properties securing our loans can result in an increase or decrease in our general allowance for loan losses as an adjustment to our historical loss experience due to qualitative and environmental factors, as described above.

We evaluate the loan portfolio on a quarterly basis and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of Thrift Supervision will periodically review the allowance for loan losses. The Office of Thrift Supervision may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the fiscal years indicated.

	At or For the Fiscal Years Ended June 30,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Balance at beginning of year	$483	$609	$1,061	$1,261	$1,402

Charge-offs:
Real estate loans:
One- to four-family residential	39	—	—	—	—
Commercial	164	126	—	—	—
Construction	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Commercial loans	—	—	—	—	—
Consumer loans	—	—	—	—	—

Total charge-offs	203	126	—	—	—
Recoveries:
Real estate loans:
One- to four-family residential	—	—	—	—	—
Commercial	—	—	—	—	—
Construction	—	—	—	—	—
Home equity loans and lines of credit	—	—	—	—	—
Commercial loans	10	—	—	—	—
Consumer loans	—	—	—	—	—

Total recoveries	10	—	—	—	—
Net charge-offs	193	126	—	—	—
Adjustment (1)	—	—	—	—	(141)
Provision (credit) for loan losses	877	—	(452)	(200)	—

Balance at end of year	$1,167	$483	$609	$1,061	$1,261

Ratios:
Net charge-offs to average loans outstanding	0.07%	0.04%	—%	—%	—%
Allowance for loan losses to non-performing loans at end of year	47.46%	153.33%	238.82%	N/A	N/A
Allowance for loan losses to total loans at end of year	0.41%	0.17%	0.20%	0.33%	0.38%

(1)	Reflects reclassification of liability for off-balance sheet financial instruments.

For additional information with respect to the portions of the allowance for loan losses attributable to our loan classifications, see “Allocation of Allowance for Loan Losses.” For additional information with respect to non-performing loans and delinquent loans, see “—Non-performing and Problem Assets—Non-performing Assets” and “—Non-performing and Problem Assets—Non-performing Assets—Delinquent Loans.”

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category.

	At June 30,
	2009		2008		2007
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$185	56.97%	$238	64.88%	$118	67.94%
Commercial	319	17.89	31	18.97	47	17.76
Construction	285	1.74	63	1.24	63	0.15
Home equity loans and lines of credit	18	14.88	42	12.93	56	12.56
Commercial loans	360	8.52	92	1.84	236	1.54
Consumer loans	—	—	5	0.14	2	0.05

Total allocated allowance	1,167	100.00	471	100.00	522	100.00
Unallocated	—	—	12	—	87	—

Total	$1,167	100.00%	$483	100.00%	$609	100.00%

	At June 30,
	2006		2005
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$145	68.06%	$199	64.66%
Commercial	243	17.27	653	19.51
Construction	68	0.15	73	1.16
Home equity loans and lines of credit	55	12.49	81	12.20
Commercial loans	459	2.00	179	2.47
Consumer loans	2	0.03	—	—

Total allocated allowance	972	100.00	1,185	100.00
Unallocated	89	—	76	—

Total	$1,061	100.00%	$1,261	100.00%

The increase in the allowance attributable to the commercial business loan portfolio between June 30, 2008 and June 30, 2009 was related both to the size of this portfolio as well as to the amount of commercial business loans designated as special mention as of June 30, 2009. The increase in the allowance attributable to the commercial real estate and construction portfolios between June 30, 2008 and June 30, 2009 was not related to the size of those portfolios, but rather to the loan categories of our criticized and impaired loans as of June 30, 2009. See “—Non-performing and Problem Assets—Classification of Assets.”

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Our Board of Directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

Historically, we operated as a traditional thrift institution. Therefore, the significant majority of our assets consist of longer-term, fixed rate residential mortgage loans and mortgage backed securities, which we funded primarily with checking and savings accounts and short-term borrowings. In recent years, in an effort to improve our earnings and to decrease our exposure to interest rate risk, we have sold long term (primarily 30 year), one- to four-family residential real estate loan as originated and we have shifted our focus to originating more commercial real estate loans and commercial business loans, which generally have shorter maturities than one- to four-family residential mortgage loans, and are usually originated with adjustable interest rates.

In addition to the above strategies with respect to our lending activities, we have used the following strategies to reduce our interest rate risk:

•	increasing our personal and business checking accounts, which are less rate-sensitive than certificates of deposit and which provide us with a stable, low-cost source of funds;

•	repaying short-term borrowings; and

•	maintaining relatively high levels of capital.

We have not conducted hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities.

In addition, changes in interest rates can affect the fair values of our financial instruments. During the fiscal year ended June 30, 2009, decreases in market interest rates were the primary factor in the increases in the fair values of our loans, deposits, Federal Home Loan Bank advances and securities sold under agreements to repurchase when compared to the carrying values on our financial statements. For additional information, see Note 19 to the Notes to our Consolidated Financial Statements.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the difference between the present value of an institution’s assets and liabilities (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with a report that measures the sensitivity of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our NPV.

The table below sets forth, as of June 30, 2009, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the interest rate yield curve.

Change in Interest Rates (bp) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV	Percentage Change in NPV	NPV Ratio as a Percent of Present Value of Assets (3)(4)	Increase (Decrease) in NPV Ratio as a Percent of Present Value of Assets (bp) (3)(4)
+300	$40,961	$(11,338)	(22)%	11.21%	(249)
+200	$45,571	$(6,729)	(13)%	12.27%	(143)
+100	$49,478	$(2,822)	(5)%	13.12%	(58)
0	$52,300	$—	—	13.70%	—
(100)	$92,124	$39,824	76%	23.95%	1,026

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the difference between the present value of an institution’s assets and liabilities.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at June 30, 2009, in the event of a 200 basis point increase in interest rates, we would experience a 13% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 76% increase in net portfolio value. We believe that the significant estimated increase in NPV resulting from a 100 basis point decrease in interest rates was due to an error in preparing the data used in the Office of Thrift Supervision’s model, which did not provide a value for the significant majority of our Federal Home Loan Bank advances in that specific scenario.

The table below sets forth, as of June 30, 2009, our internal calculation of the estimated changes in our NPV that would result from the designated instantaneous changes in the interest rate yield curve. As of June 30, 2009, we assumed lower estimated values for commercial and home equity loans compared to the Office of Thrift Supervision’s model when calculating interest rate risk, as we believed that the lower valuations were more conservative and reflected elevated credit premiums in the current marketplace.

Change in Interest Rates (bp) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV	Percentage Change in NPV	NPV Ratio as a Percent of Present Value of Assets (3)(4)	Increase (Decrease) in NPV Ratio as a Percent of Present Value of Assets (bp) (3)(4)
+300	$33,493	$(8,649)	(21)%	9.38%	(196)
+200	$36,357	$(5,785)	(14)%	10.05%	(129)
+100	$39,772	$(2,370)	(6)%	10.83%	(51)
0	$42,142	$—	—	11.34%	—
(50)	$42,976	$834	2%	11.49%	15

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the difference between the present value of an institution’s assets and liabilities.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs, or loan repayments and deposit decay, respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of Atlanta, borrowings from the Federal Reserve Bank of Richmond, repurchase agreements and maturities, principal repayments and the sale of available-for-sale securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee, under the direction of our Chief Financial Officer, is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of June 30, 2009. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows and borrowing maturities;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short-term securities and are also used to pay off short-term borrowings.

Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2009, cash and cash equivalents totaled $33.7 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At June 30, 2009, we had $14.4 million in loan commitments outstanding, $4.7 million of which were for fixed-rate loans and $9.7 million of which were for adjustable rate loans. In addition to commitments to originate loans, we had $57.5 million in unused lines of credit to borrowers. Certificates of deposit due within one year of June 30, 2009 totaled $72.6 million, or 29.7% of total deposits. If these deposits do not remain with us, we may be required to seek other sources of funds, including loan sales, brokered deposits, repurchase agreements, Federal Home Loan Bank advances and Federal Reserve Bank of Richmond borrowings. However, recently, we have had cash in excess of our funding needs because of increased prepayments on longer-term, one- to four-family residential real estate loans, resulting from refinancings with other financial institutions, and repayments on our securities investments, which has enabled us to lower our deposit pricing and allow higher-cost brokered certificates of deposit to run off. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2010. We believe, however, based on historical experience and current market interest rates, that we will retain upon maturity a large portion of our certificates of deposit with maturities of one year or less as of June 30, 2009.

Our primary investing activity is originating loans. During the fiscal years ended June 30, 2009 and 2008, we originated $54.9 million and $47.4 million of loans, respectively. During these years, we purchased $12.3 million and $90.3 million of securities, respectively.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in deposits of $28.3 million for the year ended June 30, 2009 compared to a net decrease in total deposits of $11.7 million for the fiscal year ended June 30, 2008. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Atlanta and the Federal Reserve Bank of Richmond, which provide an additional source of funds. We also utilize securities sold under agreements to repurchase (with securities dealers and customers) as another borrowing source. Federal Home Loan Bank advances decreased by $15.0 million for the fiscal year ended June 30, 2009, compared to an increase of $1.0 million for the fiscal year ended June 30, 2008. At June 30, 2009, we had the ability to borrow up to an additional $47.6 million from the Federal Home Loan Bank of Atlanta and the ability to borrow $759,000 from the Federal Reserve Bank of Richmond (based upon our pledging $1.0 million of securities at that date). Securities sold under agreements to repurchase decreased by $5.0 million for the fiscal year ended June 30, 2009, compared to a decrease of $15.0 million for the fiscal year ended June 30, 2008.

OBA Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2009, OBA Bank exceeded all regulatory capital requirements. OBA Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 15 of the Notes to the Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 13 of the Notes to our Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at June 30, 2009. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
	(In thousands)
Long-term debt	$23,800	$12,600	$5,000	$15,000	$56,400
Operating leases	360	812	59	235	1,466
Certificates of deposit	72,624	28,024	4,536	—	105,184
Other long-term liabilities	13,779	—	5,000	—	18,779

Total	$110,563	$41,436	$14,595	$15,235	$181,829

Commitments to extend credit	$10,119	$5,100	$3,413	$38,862	$57,494

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (Financial Accounting Standards Board ASC 805-10). This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. This new pronouncement will impact our accounting for business combinations completed beginning July 1, 2009.

In June 2009, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 166, “Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140” (“SFAS 166”). This Statement prescribes the information that a reporting entity must provide in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. Specifically, among other aspects, SFAS 166 amends Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”) by removing the concept of a qualifying special-purpose entity from SFAS 140 and removes the exception from applying FIN 46(R) to variable interest entities that are qualifying special-purpose entities. It also modifies the financial-components approach used in SFAS 140. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The adoption of this Statement is not expected to have a material impact on our financial position or results of operations.

In June 2009, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). This Statement amends Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities (revised December 2003)—an interpretation of ARB No. 51”, or FIN 46(R), to require an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The adoption of this Statement is not expected to have an impact on our financial position or results of operations.

In June 2009, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (“SFAS 168”). SFAS 168 replaces Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles, to establish the FASB Accounting Standards Codification” as the source of authoritative accounting principles recognized by the Financial Accounting Standards Board to be applied by nongovernmental entities in preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. SFAS 168 if effective for interim and annual periods ending after September 15, 2009. The adoption of this Statement is not expected to have an impact on our financial position or results of operations.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP. U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF OBA FINANCIAL SERVICES, INC.

OBA Financial Services, Inc. is incorporated in the State of Maryland. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of OBA Bank. We will retain up to 50% of the net proceeds from the offering and initially invest the remaining net proceeds in OBA Bank as additional capital of OBA Bank. OBA Financial Services, Inc. will use a portion of the net proceeds to make a loan to the employee stock ownership plan. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, OBA Financial Services, Inc., as the holding company of OBA Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations, which may include the acquisition of banking and financial services companies. See “Supervision and Regulation—Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies. We currently have no understandings or agreements to acquire other financial institutions. We may also borrow funds for reinvestment in OBA Bank.

Following the offering, our cash flow will primarily depend on earnings from the investment of the net proceeds from the offering that we retain and any dividends we receive from OBA Bank. Initially, OBA Financial Services, Inc. will neither own nor lease any property, but will instead pay a fee to OBA Bank for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of OBA Bank to serve as officers of OBA Financial Services, Inc. We will, however, use the support staff of OBA Bank from time to time. We will pay a fee to OBA Bank for the time devoted to OBA Financial Services, Inc. by employees of OBA Bank. However, these persons will not be separately compensated by OBA Financial Services, Inc. OBA Financial Services, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF OBA BANK

General

Our business consists primarily of accepting deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential mortgage loans, commercial real estate loans, home equity loans and lines of credit commercial business loans and investment securities. To a lesser extent, we also originate construction loans and consumer loans. We offer a variety of deposit accounts, including statement savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts.

Our website address is www.obabank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Market Area

We conduct our operations from our three full-service branch offices located in Montgomery County, Maryland, which is on the northwest border of Washington, D.C. as well as our full-service branch office in Washington, D.C. and our full-service branch office located in Howard County, Maryland.

Our market areas have a broad range of private employers, as well as the federal government and state and local governments.

According to SNL Securities and ERSI, the population in Montgomery and Howard Counties, Maryland grew 14.3% and 9.1%, respectively, from 2000 to June 30, 2009, compared to a growth rate of 3.2% for the District of Columbia and 8.3% for the United States as a whole during the same time period. Median household income as of June 30, 2009 was $102,000 and $91,000 for Montgomery and Howard Counties, Maryland, respectively, compared to $51,000 and $55,000 for the District of Columbia and the United States as a whole, respectively, as of the same date. The seasonally adjusted unemployment rates for Montgomery and Howard Counties were 3.4% and 3.3% as of June 2008, respectively, compared to 5.7% and 5.8% as of June 2009, respectively. The seasonally adjusted unemployment rate for the State of Maryland increased to 7.3% as of June 2009 compared to 4.3% as of June 2008, and the seasonally adjusted unemployment rate for the District of Columbia increased to 10.9% as of June 2009 compared to 6.8% as of June 2008. By comparison, the unemployment rates for the United States as a whole were 9.4% as of June 2009 and 5.5% as of June 2008.

Ratified contracts for single family homes in the District of Columbia increased to 382 contracts for the month of July 2009 compared to 294 contracts for the month of July 2008. However, the average sales price has decreased to $566,000 for the first seven months of 2009 compared to $664,000 for all of 2008. Similarly, for Montgomery County, Maryland, ratified contracts for single family homes increased to 1,028 contracts for the month of July 2009 compared to 709 contracts for the month of July 2008, while the average sales price decreased to $481,000 for the first seven months of 2009 compared to $552,000 for all of 2008, and for Howard County, Maryland, ratified contracts for single family homes increased to 278 contracts for the month of July 2009 compared to 238 contracts for the month of July 2008, while the average sales price decreased to $425,000 for the first seven months of 2009 compared to $469,000 for all of 2008.

The slowing local economy has also resulted in a rise in delinquency and foreclosure rates, however such rates compare favorably to national averages. For the month of July 2009, foreclosure rates for the State of Maryland and the District of Columbia were one foreclosure filing for every 450 and 546 households, respectively, which are better than the national average of one foreclosure for every 355 households. However, the number of foreclosures has increased in recent months. For the State of Maryland, foreclosure activity rose to 5,152 filings in July 2009, a 66.2% increase from the level reported for June 2009 and a 66.0% increase from the level reported for July 2008. For the District of Columbia, foreclosure activity rose to 521 filings in July 2009, a 24.9% increase from the level reported for June 2009, but a 6.8% decrease from the level reported for July 2008.

Competition

We face intense competition in our market areas both in making loans and attracting deposits. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and investment banking firms. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide.

Our deposit sources are primarily concentrated in the communities surrounding our banking offices, located in Montgomery and Howard Counties, Maryland and the District of Columbia. As of June 30, 2008 (the latest date for which information is publicly available), we ranked 15th in deposit market share out of 36 banks and thrift institutions with offices in Montgomery County, Maryland, with a

0.78% market share and we ranked 24th in deposit market share out of 34 banks and thrift institutions with offices in the District of Columbia, with a 0.13% market share. Market share data as of June 30, 2008 is not available for our Howard County branch office, which was not established until July 2008.

Lending Activities

Our primary lending activities are the origination of one- to four-family residential mortgage loans, commercial real estate loans, commercial business loans and home equity loans and lines of credit. To a lesser extent, we also originate construction loans and consumer loans.

One- to Four-Family Residential Mortgage Loans. At June 30, 2009, $161.9 million, or 57.0% of our total loan portfolio, consisted of one- to four-family residential mortgage loans. We offer fixed-rate and adjustable-rate residential mortgage loans with maturities generally up to 30 years.

One- to four-family residential mortgage loans are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is generally $417,000 for single-family homes, but is $729,750 for single-family homes located in the Washington, DC metropolitan area. However, loans in excess of $417,000 are generally originated for retention in our loan portfolio, and not for sale to Freddie Mac. We also originate loans above the amounts for conforming loans, which are referred to as “jumbo loans.” Our maximum loan amount for these loans is generally $1.0 million. We originate fixed- and adjustable-rate loans with terms of up to 30 years. We generally underwrite jumbo loans in a manner similar to conforming loans. Jumbo loans are not uncommon in our market area.

We will originate loans with loan-to-value ratios in excess of 80%, up to and including a loan-to-value ratio of 95%. We generally require private mortgage insurance for loans with loan-to-value ratios in excess of 80%. During the year ended June 30, 2009, we originated no one- to four-family residential mortgage loans with loan-to-value ratios in excess of 80%.

We currently retain the servicing rights on loans sold to generate fee income. For the year ended June 30, 2009, we received loan servicing fees of $54,000. As of June 30, 2009, the principal balance of loans serviced for others totaled $20.6 million.

We offer special programs for first-time home purchasers and low- and moderate-income home purchasers. Through our first-time home buyer program, a borrower will receive a credit of $750 towards closing costs. Under our affordable housing program, we waive certain processing and underwriting fees and reduce the appraisal fee for those buyers who meet the program’s qualifications, which for calendar 2009 are: (i) a maximum sales price of $364,650; (ii) a maximum loan amount of $346,418; and (iii) maximum combined income of $89,300.

Other than our loans for the construction of one- to four-family residential mortgage loans (described under “—Commercial Real Estate Loans”) and home equity lines of credit (described under “—Home Equity Loans and Lines of Credit”), we do not offer “interest only” mortgage loans on one- to four-family residential properties (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not offer “subprime loans” (loans that generally target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt-burden ratios) or Alt-A loans (traditionally defined as loans having less than full documentation).

Commercial Real Estate Loans. At June 30, 2009, $50.8 million, or 17.9% of our total loan portfolio, consisted of commercial real estate loans. Properties securing our commercial real estate loans primarily include small office buildings, office suites and churches, although we are seeking to originate more loans for business owner-occupied properties. We seek to originate commercial real estate loans with initial principal balances of $2.5 million or less. All of our commercial real estate loans are secured by properties located in our primary market area. At June 30, 2009, our largest commercial real estate loan had a principal balance of $4.8 million and was secured by a church. This loan was performing in accordance with its terms at June 30, 2009.

In the underwriting of commercial real estate loans, we generally lend up to the lesser of 70% of the property’s appraised value or purchase price. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a minimum ratio of 125%), computed after deduction for a vacancy factor and property expenses we deem appropriate. Personal guarantees are usually obtained from commercial real estate borrowers. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Almost all of our commercial real estate loans are generated internally by our loan officers.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, however, entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions that are not in the control of the borrower or lender could affect the value of the collateral for the loan or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Home Equity Loans and Lines of Credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and home equity lines of credit that are secured by the borrower’s primary residence, secondary residence or one- to four-family investment properties. Our home equity loans are originated with fixed rates of interest and with terms of up to 30 years. Home equity lines of credit have a maximum term of 25 years. The borrower is permitted to draw against the line during the first ten years of the line of credit. During this draw period, repayments are made on an “interest-only” basis. After this initial ten-year draw period, the borrower is required to make payments to principal based on a 15-year amortization. Our home equity lines of credit are currently originated with adjustable rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans. For a borrower’s primary residence, home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 90% when combined with the principal balance of the existing mortgage loan, while the maximum loan-to-value ratio on secondary residences and investment properties is 70% when combined with the principal balance of the existing mortgage loan. We require appraisals on home equity loans and lines of credit. At the time we close a home equity loan or line of credit, we record a mortgage to perfect our security interest in the underlying collateral. At June 30, 2009 our in-house maximum limit for a home equity loan or a line of credit was $500,000.

Home equity loans and lines of credit entail greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve higher loan-to-value ratios. Therefore, any decline in real estate values may have a more detrimental effect on home equity loans and lines of credit compared to one- to four-family residential mortgage loans.

Commercial Business Loans. We make various types of secured and unsecured commercial business loans to customers in our market area for the purpose of working capital and other general business purposes. The terms of these loans generally range from less than one year to a maximum of ten years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to a lending rate that is determined internally, or a short-term market rate index. We seek to originate loans to small businesses with principal balances between $100,000 and $2.5 million. At June 30, 2009, we had 80 commercial business loans outstanding with an aggregate balance of $24.3 million, or 8.5% of the total loan portfolio, resulting in an average loan balance of $304,000. We originate commercial business loans with balances substantially greater than this average.

Commercial credit decisions are based upon our credit assessment of the loan applicant. We evaluate the applicant’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. Personal guarantees of the principals are typically obtained. In addition to evaluating the loan applicant’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the applicant’s personal credit history supplement our analysis of the applicant’s creditworthiness. We may also check with other banks and conduct trade investigations. Collateral supporting a secured transaction also is analyzed to determine its marketability. Commercial business loans generally have higher interest rates than residential loans of like duration because they have a higher risk of default since their repayment generally depends on the successful operation of the borrower’s business and the sufficiency of any collateral.

At June 30, 2009, our largest commercial business loan had a principal balance of $3.8 million and was secured primarily by medical equipment. At June 30, 2009, this loan was performing in accordance with its terms.

Construction Loans. We make commercial construction loans for rental properties, commercial buildings and homes built by developers on speculative, undeveloped property. The terms of commercial construction loans are made in accordance with our commercial loan policy. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to an 80% loan-to-completed-appraised-value ratio. Repayment of construction loans on residential properties is normally expected from the property’s eventual rental income, income from the borrower’s operating entity or the sale of the subject property. In the case of income-producing property, repayment is usually expected from permanent financing upon completion of construction. We typically provide the permanent mortgage financing on our construction loans on income-producing property. Construction loans are “interest-only” loans during the construction period, which cannot exceed 12 months, and convert to permanent, amortizing financing following the completion of construction. At June 30, 2009, construction loans totaled $4.9 million, or 1.7% of total loans receivable. At June 30, 2009, the additional unadvanced portion of these construction loans totaled $53,000.

Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost is inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project is inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property. In the event we make a land acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

Loan Originations, Purchases, Sales, Participations and Servicing. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard underwriting guidelines, including those of Freddie Mac, to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loan originations are generated by our branch managers and employees located in our banking offices and one additional loan officer located in our corporate headquarters.

Historically, we have retained in our portfolio the significant majority of loans that we originate. In fiscal year 2009, we sold $4.8 million of fixed-rate loans as originated, primarily with terms of 30 years, to assist us in managing interest rate risk.

We sell our loans without recourse, except for normal representations and warranties provided in sales transactions. Historically, we have retained the servicing rights on residential mortgage loans that we sell, and we intend to continue this practice in the future, subject to the pricing of retaining such servicing rights. At June 30, 2009, we were servicing loans owned by others with a principal balance of $20.6 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities.

From time to time, we enter into participations in commercial loans with other banks. In these circumstances, we will generally follow our customary loan underwriting and approval policies.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower. We require “full documentation” on all of our loan applications.

Our policies and loan approval limits are established by the board of directors. Loans in amounts up to $100,000 (for consumer loans), the Freddie Mac conforming loan limit (for residential real estate loans), and $1.0 million (for commercial loans) can be approved by designated individual officers or officers acting together with specific lending approval authority. Relationships in excess of these amounts require the approval of the board of directors or its loan committee.

We require appraisals of all real property securing one- to four-family residential and commercial real estate loans and home equity loans and lines of credit. All appraisers are state-licensed or state-certified appraisers, and our practice is to have local appraisers approved by the board of directors annually.

Investments

Our Investment Committee, which is comprised of our Board Executive Committee and our Chief Financial Officer, has primary responsibility for establishing and overseeing our investment policy. The general investment strategies are developed and authorized by the Investment Committee, and our President and the Chief Financial Officer are responsible for the execution of specific investment actions. These officers are authorized to execute investment transactions of up to $1.0 million per transaction without the Investment Committee’s prior approval (provided the transactions are within the scope of the established investment policy). The investment policy is reviewed annually by the Investment Committee, and any changes to the policy are subject to approval by the full board of directors. The overall objectives of the Investment Policy are to maintain a portfolio of high quality and diversified investments to maximize interest income over the long term and to minimize risk, to provide collateral for borrowings, to provide additional earnings when loan production is low, and, when appropriate, to reduce our tax liability. The policy dictates that investment decisions give consideration to the safety of principal, liquidity requirements and interest rate risk management. All gains and losses on securities transactions are reported to the Board of Directors on a monthly basis.

Our current investment policy permits investments in securities issued by the U.S. Government as well as mortgage-backed securities and direct obligations of Fannie Mae, Freddie Mac and Ginnie Mae. The investment policy also permits, with certain limitations, investments in certificates of deposit, collateralized mortgage obligations, auction rate/money market preferred securities and mutual funds (limited to adjustable rate mortgage funds). The policy also permits investments in equity securities, generally limited to agency and Federal Home Loan Bank of Atlanta common and preferred stock, and our investment in equity securities outside the policy’s general limitation totaled $50,000 at June 30, 2009.

Our current investment policy does not permit investment in stripped mortgage-backed securities or derivatives as defined in federal banking regulations, or in other high-risk securities. As of June 30, 2009, we held no asset-backed securities other than mortgage-backed securities.

Our investment policy expressly prohibits the use of our investment portfolio for market-oriented trading activities or speculative purposes unless otherwise approved by our Board of Directors. It is not our intention to profit in our investment account from short-term securities price movements. Accordingly, we do not currently have a trading account for investment securities.

Statement of Financial Accounting Standards No. 115, “Investments in Debt and Equity Securities” (Financial Accounting Standards Board ASC 320-10-25), requires that, at the time of purchase, we designate a security as either held to maturity, available-for-sale, or trading, based upon our ability and intent. Securities available-for-sale and trading securities are reported at market value and securities held to maturity are reported at amortized cost. A periodic review and evaluation of the available-for-sale and held-to-maturity securities portfolios is conducted to determine if the fair value of any security has declined below its carrying value and whether such decline is other-than-temporary. The fair values of mortgage-backed securities, which, at June 30, 2009, comprised the significant majority of our investment portfolio, are based on quoted market prices or, when quoted prices in active markets for identical assets are not available, are based on matrix pricing, which is a mathematical technique that relies on the securities’ relationship to other benchmark quoted prices.

Our securities portfolio at June 30, 2009, consisted primarily of securities with the following amortized cost: $24.5 million of mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises; and $2.1 million of trust preferred securities. At June 30, 2009, all of such securities were classified as available for sale. At June 30, 2009, none of the collateral underlying our securities portfolio was considered subprime or Alt-A, and we did not hold any common or preferred stock issued by Freddie Mac or Fannie Mae as of that date. See “Management’s Discussion of Financial Condition and Results of Operations—Balance Sheet Analysis—Securities” for a discussion of the recent performance of our securities portfolio.

We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Historically, we have invested in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae. However, in September 2008, the Federal Housing Finance Agency placed Freddie Mac and Fannie Mae into conservatorship. The U.S. Treasury Department has established financing agreements to ensure that Freddie Mac and Fannie Mae meet their obligations to holders of mortgage-backed securities that they have issued or guaranteed. These actions have not affected the markets for mortgage-backed securities issued by Freddie Mac or Fannie Mae.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as OBA Bank. The interest rate on the security is lower than the interest rates on the underlying loans to allow for payment of servicing and guaranty fees. Ginnie Mae, a U.S. Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. We also borrow from the Federal Home Loan Bank of Atlanta and from securities dealers to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled loan payments, maturing investments, loan repayments, customer repurchase agreements, retained earnings, income on other earning assets and the proceeds of loan sales.

Deposits. We accept deposits primarily from the areas in which our offices are located. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of statement savings accounts, certificates of deposit and regular checking accounts. In recent years, we have not accepted brokered deposits (although we do accept deposits through the CDARS program, which are classified as brokered deposits for regulatory purposes).

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

Borrowings. Our borrowings consist of advances from the Federal Home Loan Bank of Atlanta and funds borrowed from securities dealers and customers under repurchase agreements. At June 30, 2009, Federal Home Loan Bank advances totaled $56.4 million, or 17.4% of total liabilities and our repurchase agreements totaled $18.8 million, or 5.8% of total liabilities. At June 30, 2009, we had access to additional Federal Home Loan Bank advances of up to $47.6 million, and access to Federal Reserve Bank of Richmond borrowings of up to $759,000 (based on our pledging $1.0 million of securities at that date). Advances from the Federal Home Loan Bank of Atlanta are secured by our investment in the common stock of the Federal Home Loan Bank of Atlanta as well as by a blanket pledge on our assets not otherwise pledged. Repurchase agreements are secured by mortgage-backed securities.

Properties

We operate from our main office and four full-service branches located in Montgomery County and Howard County, Maryland and in Washington, D.C. The net book value of our premises, land and equipment was $6.4 million at June 30, 2009. The following table sets forth information with respect to our full-service banking offices, including the expiration date of leases with respect to leased facilities.

CORPORATE HEADQUARTERS – GERMANTOWN BRANCH 20300 Seneca Meadows Parkway Germantown, MD 20876	BETHESDA 5229 River Road Bethesda, MD 20816 2/28/2011	GAITHERSBURG 501 N. Frederick Avenue Suite 100 Gaithersburg, MD 20877 11/30/2018
COLUMBIA 10840 Little Patuxent Parkway Columbia, MD 21044 2/28/2013	WASHINGTON, D.C. 700 7th Street, NW Washington, DC 20001 1/31/2013

Legal Proceedings

At June 30, 2009, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation

OBA Bank will enter into an agreement with OBA Financial Services, Inc. to provide it with certain administrative support services, whereby OBA Bank will be compensated at not less than the fair market value of the services provided. In addition, OBA Bank and OBA Financial Services, Inc. will enter into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2009, we had 56 full-time employees and six part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

SUPERVISION AND REGULATION

General

OBA Bank is supervised and examined by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors, and not for the protection of security holders. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. OBA Bank also is a member of and owns stock in the Federal Home Loan Bank of Atlanta, which is one of the twelve regional banks in the Federal Home Loan Bank System. OBA Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision examines OBA Bank and prepares reports for the consideration of its Board of Directors on any operating deficiencies. OBA Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of OBA Bank’s loan documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on OBA Financial Services, Inc., OBA Bank and their operations.

As a savings and loan holding company following the conversion, OBA Financial Services, Inc. will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. OBA Financial Services, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to OBA Bank and OBA Financial Services, Inc. are described below. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on OBA Bank and OBA Financial Services, Inc., and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, OBA Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. OBA Bank also may establish subsidiaries that may engage in activities not otherwise permissible for OBA Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings banks to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings banks receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings banks requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings bank that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the purchaser’s recourse against the savings bank. In assessing an institution’s capital adequacy, the Office of Thrift Supervision takes into consideration not only these numeric factors but also qualitative factors as well, and has the authority to establish higher capital requirements for individual associations where necessary.

At June 30, 2009, OBA Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Loans-to-One Borrower. Generally, a federal savings bank may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2009, OBA Bank’s largest lending relationship with a single or related group of borrowers totaled $4.8 million, which represented 12.2% of unimpaired capital and surplus. Therefore, OBA Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings bank, OBA Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, OBA Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings bank, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings bank’s business.

OBA Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings bank that fails the qualified thrift lender test must either convert to a commercial bank charter or operate under specified restrictions set forth in the Home Owners’ Loan Act. At June 30, 2009, OBA Bank maintained approximately 79.0% of its portfolio assets in qualified thrift investments and, therefore, satisfied the QTL test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the savings bank’s capital account. A savings bank must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings bank’s net income for that year to date plus the savings bank’s retained net income for the preceding two years;

•	the savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings bank that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the Board of Directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. We anticipate that our liquidity levels will increase following the completion of the stock offering.

Community Reinvestment Act and Fair Lending Laws. All federal savings banks have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings bank, the Office of Thrift Supervision is required to assess the savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. OBA Bank received an “outstanding” Community Reinvestment Act rating in its most recent federal examination. The Community Reinvestment Act requires all Federal Deposit Insurance-insured institutions to publicly disclose their rating.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W promulgated by the Board of Governors of the Federal Reserve System. An affiliate is generally a company that controls, is controlled by, or is under common control with an insured depository institution such as OBA Bank. OBA Financial Services, Inc. is an affiliate of OBA Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In addition, Office of Thrift Supervision regulations prohibit a savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings banks to maintain detailed records of all transactions with affiliates.

OBA Bank’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of OBA Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by OBA Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings banks and has the authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings bank. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution, and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under prompt corrective action regulations, the Office of Thrift Supervision is authorized and, under certain circumstances, required to take supervisory actions against undercapitalized savings banks. For this purpose, a savings bank is placed in one of the following five categories based on the savings bank’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 3% leverage capital, 4% Tier 1 risk-based capital or 8% total risk-based capital);

•	significantly undercapitalized (less than 3% leverage capital, 3% Tier 1 risk-based capital or 6% total risk-based capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the Office of Thrift Supervision is required to appoint a receiver or conservator for a savings bank that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings bank receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of the savings bank that is required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings bank’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to require payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings bank, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2009, OBA Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. OBA Bank is a member of the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. Deposit accounts at OBA Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 for each separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. However, the Federal Deposit Insurance Corporation increased the deposit insurance available on all deposit accounts to $250,000, effective until December 31, 2013. In addition, certain noninterest-bearing transaction accounts maintained with financial institutions participating in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program are fully insured regardless of the dollar amount until June 30, 2010. We opted to participate in the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. See “—Temporary Liquidity Guarantee Program.”

The Federal Deposit Insurance Corporation imposes an assessment against all depository institutions for deposit insurance. This assessment is based on the risk category of the institution and, prior to 2009, ranged from five to 43 basis points of the institution’s deposits. On December 22, 2008, the Federal Deposit Insurance Corporation issued a final rule that raises the current deposit insurance assessment rates uniformly for all institutions by seven basis points (to a range from 12 to 50 basis points) effective for the first quarter of 2009. On February 27, 2009, the Federal Deposit Insurance Corporation issued a final rule that will alter the way the Federal Deposit Insurance Corporation calculates federal deposit insurance assessment rates beginning in the second quarter of 2009 and thereafter.

Under the rule, the Federal Deposit Insurance Corporation first establishes an institution’s initial base assessment rate. This initial base assessment rate ranges, depending on the risk category of the institution, from 12 to 45 basis points. The Federal Deposit Insurance Corporation then adjusts the initial base assessment (higher or lower) to obtain the total base assessment rate. The adjustments to the initial base assessment rate are based upon an institution’s levels of unsecured debt, secured liabilities, and brokered deposits. The total base assessment rate ranges from 7 to 77.5 basis points of the institution’s deposits. Additionally, on May 22, 2009, the Federal Deposit Insurance Corporation issued a final rule that imposed a special five basis points assessment on each Federal Deposit Insurance Corporation -insured depository institution’s assets, minus its Tier 1 capital on June 30, 2009, which was collected on September 30, 2009. The special assessment is capped at 10 basis points of an institution’s domestic deposits. Future special assessments could also be assessed. We incurred expense of $162,000 during the quarter ended June 30, 2009 as a result of the special assessment.

The Federal Deposit Insurance Corporation has adopted a rule pursuant to which all insured depository institutions will be required to prepay their estimated assessments for the fourth quarter of 2009, and for all of 2010, 2011 and 2012. This pre-payment will be due on December 30, 2009. The assessment rate for the fourth quarter of 2009 and for 2010 will be based on each institution’s total base assessment rate for the third quarter of 2009, modified to assume that the assessment rate in effect on September 30, 2009 had been in effect for the entire third quarter, and the assessment rate for 2011 and 2012 will be equal to the modified third quarter assessment rate plus an additional three basis points. In addition, each institution’s base assessment rate for each period will be calculated using its third quarter assessment base, adjusted quarterly for an estimated 5% annual growth rate in the assessment base through the end of 2012. We are required to record the pre-payment as a prepaid expense, which will be amortized to expense over three years. Based on our deposits and assessment rate as of September 30, 2009, we estimate that our prepayment amount will be $1.3 million.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended June 30, 2009, the annualized FICO assessment was equal to 1.04 basis points for each $100 in domestic deposits maintained at an institution.

Temporary Liquidity Guarantee Program. On October 14, 2008, the Federal Deposit Insurance Corporation announced a new program – the Temporary Liquidity Guarantee Program, which guarantees newly issued senior unsecured debt of a participating organization, up to certain limits established for each institution, issued between October 14, 2008 and June 30, 2009. The Federal Deposit Insurance Corporation extended this component of the program to cover debt issued through October 31, 2009. The Federal Deposit Insurance Corporation will pay the unpaid principal and interest on Federal Deposit Insurance Corporation-guaranteed debt instruments upon the uncured failure of the participating entity to make timely payments of principal or interest in accordance with the terms of the instrument. The guarantee will remain in effect until December 31, 2012. In return for the Federal Deposit Insurance Corporation’s guarantee, participating institutions will pay the Federal Deposit Insurance Corporation a fee based on the amount and maturity of the debt. We opted not to participate in this part of the Temporary Liquidity Guarantee Program.

The other component of the Temporary Liquidity Guarantee Program provides full federal deposit insurance coverage for non-interest bearing transaction deposit accounts, regardless of dollar amount, until June 30, 2010. Through December 31, 2009, an annualized 10 basis point assessment on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000 will be assessed on a quarterly basis to insured depository institutions that have not opted out of this component of the Temporary Liquidity Guarantee Program. Beginning January 1, 2010, institutions that have not opted out of this component of the program will subject to increased quarterly fees, the amount of which will be based on the institution’s risk category rating assigned with respect to regular Federal Deposit Insurance Corporation assessments. Institutions in Risk Category I (generally well-capitalized institutions with composite CAMELS 1 or 2 ratings) will pay an annualized assessment rate of 15 basis points. Institutions in Risk Category II (generally adequately capitalized institutions with composite CAMELS 3 or better) will pay an annualized assessment rate of 20 basis points. Institutions in Risk Category III or IV (generally under capitalized or composite CAMELS 4 or 5) will pay an annualized assessment rate of 25 basis points. We opted to participate in this component of the Temporary Liquidity Guarantee Program.

U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program. The Emergency Economic Stabilization Act of 2008 provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. financial markets. One of the programs resulting from the legislation is the Troubled Asset Relief Program Capital Purchase Program

(“CPP”), which provides direct equity investment by the U.S. Treasury Department in perpetual preferred stock of qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP provides for a minimum investment of one percent of total risk-weighted assets and a maximum investment equal to the lesser of three percent of total risk-weighted assets or $25 billion. Participation in the program is not automatic and is subject to approval by the U.S. Treasury Department. We opted not to participate in the CPP.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. OBA Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Atlanta, OBA Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of June 30, 2009, OBA Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by OBA Bank are subject to state usury laws and federal laws concerning interest rates. OBA Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of OBA Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires savings banks to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Upon completion of the conversion, OBA Financial Services, Inc. will be a non-diversified savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, OBA Financial Services, Inc. will be registered with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over OBA Financial Services, Inc. and its subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

Permissible Activities. Under present law, the business activities of OBA Financial Services, Inc. will be generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain additional activities authorized by Office of Thrift Supervision regulations.

Federal law prohibits a savings and loan holding company, including OBA Financial Services, Inc., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending June 30, 2011 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

TAXATION

Federal Taxation

General. OBA Financial Services, Inc. and OBA Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to OBA Financial Services, Inc. and OBA Bank.

Method of Accounting. For federal income tax purposes, OBA Bank will file a consolidated tax return with OBA Financial Services, Inc., will report its income and expenses on the accrual method of accounting and use a tax year ending June 30th for filing their consolidated federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At June 30, 2009, OBA Bancorp, MHC, OBA Bancorp, Inc. and OBA Bank had a $24,000 minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At June 30, 2009, OBA Bancorp, MHC, OBA Bancorp, Inc. and OBA Bank had no net operating loss carryforward for federal income tax purposes.

Corporate Dividends. OBA Financial Services, Inc. will be able to exclude from its income 100% of dividends received from OBA Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. OBA Bancorp, MHC, OBA Bancorp, Inc., and OBA Bank’s federal income tax returns, as applicable, have not been audited in the most recent five-year period.

State Taxation

The State of Maryland imposes an income tax of approximately 8.25% on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. OBA Bancorp, MHC, OBA Bancorp, Inc. OBA Bank’s state income tax returns, as applicable, have not been audited in the most recent five-year period.

MANAGEMENT OF OBA FINANCIAL SERVICES, INC.

Shared Management Structure

The directors of OBA Financial Services, Inc. are the same persons who are the directors of OBA Bank. In addition, each executive officer of OBA Financial Services, Inc. is also an executive officer of OBA Bank. We expect that OBA Financial Services, Inc. and OBA Bank will continue to have common executive officers until there is a business reason to establish separate management structures.

Executive Officers of OBA Financial Services, Inc. and OBA Bank

The following table sets forth information regarding the executive officers of OBA Financial Services, Inc. and OBA Bank as of June 30, 2009.

Name	Age	Position
Charles E. Weller	60	President and Chief Executive Officer
Shane Hennessy	46	Executive Vice President and Chief Operations Officer
Gary L. Will	58	Executive Vice President-Sales
David A. Miller	44	Senior Vice President and Chief Financial Officer

The executive officers of OBA Financial Services, Inc. and OBA Bank are elected annually.

Directors of OBA Financial Services, Inc. and OBA Bank

OBA Financial Services, Inc. has eight directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of OBA Bank will be elected by OBA Financial Services, Inc. as its sole stockholder.

The following table states our directors’ names, their ages as of June 30, 2009, the years when they began serving as directors of OBA Bank and when their current term expires:

Name	Position(s) Held With OBA Financial Services, Inc.	Age	Director Since	Current Term Expires
James C. Beadles	Chairman of the Board	62	1986	2011
Charles E. Weller	President and Chief Executive Officer and Director	60	2006	2010
Donald E. Stover	Director and Corporate Secretary	83	1979	2012
William R. Belew, Jr.	Director	77	1997	2012
Evelyn Jackson, M.D.	Director	54	1995	2012
Donald L. Mallorey	Director	75	1964	2010
Michael L. Reed	Director	71	2003	2010
Stacie W. Rogers	Director	44	2008	2011

Board Independence

The Board of Directors has determined that each of our directors, with the exception of President and Chief Executive Officer Charles E. Weller, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Weller is not independent because he is one of our executive officers.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, none of which are required to be reported under “—Transactions With Certain Related Persons,” below. During the fiscal year ended June 30, 2009, OBA Bank paid $40,480 in legal fees to Director James C. Beadles. In addition, all of OBA Bank’s directors have deposit accounts at OBA Bank.

The Business Background of Our Directors and Executive Officers

Directors:

The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for at least the past five years.

James C. Beadles has been an attorney in private practice in Maryland and the District of Columbia for over 35 years. Mr. Beadles specializes in banking law and decedents’ estates and trusts.

Charles E. Weller was appointed President and Chief Executive Officer of OBA Bank in December 2005. From 2001 to 2005, Mr. Weller served as Senior Vice President/Area Executive for Branch Banking and Trust Company. Mr. Weller has over 35 years experience working at financial institutions.

Donald E. Stover is retired. Mr. Stover was employed by the National Broadcasting Company for 36 years as a broadcast engineer.

William R. Belew, Jr. is an automotive consultant with the Washington Area New Automobile Dealers Association. He is also Program Manager of a joint effort between the Association and

Montgomery College training disadvantaged youths to become automotive technicians. Mr. Belew has over 50 years of experience in the automotive industry.

Evelyn Jackson, M.D. is a medical internist who has practiced since 1982 in both Howard and Montgomery Counties, Maryland. Dr. Jackson has served as Chief of Medicine and President of the Montgomery Hospital Physician Alliance at Montgomery General Hospital.

Donald L. Mallorey was a registered investment advisor and financial advisor for 13 years prior to his retirement in 2006. Mr. Mallorey also owned and operated an office products dealership for 36 years.

Michael L. Reed is retired. Previously, Mr. Reed was a Vice President of the Washington Liaison Group, a government relations and strategic planning consulting firm.

Stacie W. Rogers currently participates in various fundraising and volunteer projects. From 1990 to 2001, Ms. Rogers was employed in both Corporate Accounting and Owner Relations with Marriott Financial, Inc. From 1986 to 1990, Ms. Rogers was employed with KPMG Peat Marwick, serving as a tax specialist and a staff accountant/auditor.

Executive Officers Who Are Not Also Directors:

Shane Hennessy has been employed with OBA Bank since 1999, most recently as Executive Vice President and Chief Operations Officer. Mr. Hennessy has over 20 years experience working at financial institutions.

Gary L. Will began working with OBA Bank in March 2005, originally as Chief Credit Officer. Mr. Will was previously employed with Wachovia Bank beginning in 1992, serving as Vice President/Business relationship Site Banking Leader from 1999 to 2005.

David A. Miller joined OBA Bank in September 2009 as Senior Vice President and Chief Financial Officer. Mr. Miller has over 20 years experience working at financial institutions, most recently serving as Investment and Funding Manager/ Senior Vice President at Provident Bank in Baltimore, Maryland.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its committees. During the fiscal year ended June 30, 2009, the Board of Directors of OBA Bank met 14 times. The Board of Directors of OBA Financial Services, Inc. has established standing committees, including a Compensation Committee, a Nominating and Corporate Governance Committee and an Audit Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations.

The table below sets forth the directors of each of the listed standing committees, and the number of meetings held by the comparable committee of OBA Bank. Director Rogers will be designated as an “Audit Committee Financial Expert” for the Audit Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission.

	Nominating and Corporate Governance	Compensation	Audit
	William R. Belew, Jr	William R. Belew, Jr	William R. Belew, Jr
	Evelyn Jackson, M.D.	Michael L. Reed*	Donald L. Mallorey
	Michael L. Reed*	Donald E. Stover	Michael L. Reed
Stacie W. Rogers*
Number of Meetings in Fiscal 2009:	1	3	5

*	Denotes committee chair.

Directors’ Compensation

Director Fees. Each individual who serves as a director of OBA Bancorp, MHC and OBA Bancorp, Inc. also serves as a director of OBA Bank and earns director and committee fees in that capacity. For the fiscal year ending June 30, 2009, each director was paid $1,800 monthly. Each member of the Audit Committee received $350 for the meeting that was held in July 2008 and $450 for each meeting that was held after July 2008. The Chairman of the Audit Committee received an additional $250 per meeting, beginning with the October 2008 meeting. Each member of the Executive Committee received $3,000 for each meeting. The Chairman of the Executive Committee received an additional $200 per meeting. Each member of the Compensation Committee received $450 for the meetings held in July 2008 and June 2009 (with the Chairman receiving an extra $250). Each member of the ALCO Committee received $450 for each meeting.

Effective July 1, 2009, the annual retainer for the Chairman of the Board of Directors of OBA Bancorp, MHC, OBA Bancorp, Inc. and OBA Bank increased from $38,175 to $41,200. The monthly board fee for each director of OBA Bancorp, MHC, OBA Bancorp, Inc. and OBA Bank increased from $1,800 to $1,850. The monthly fee paid to each member of the Executive Committee increased from $3,000 to $3,100 ($3,300 for the Chairman). The attendance fee paid to each member of the Audit Committee, Compensation Committee, Nominating Committee and ALCO Committee increased from $450 to $500, with the Chairman of the Audit Committee and the Compensation Committee receiving $800 per meeting.

Following the conversion, we expect that directors of OBA Financial Services, Inc. and OBA Bank will receive directors’ fees equivalent to the fees paid prior to the conversion.

The following table sets forth for the fiscal year ended June 30, 2009 certain information as to the total remuneration we paid to our directors other than Mr. Weller. Information with respect to director fees paid to Mr. Weller is included in “Executive Officer Compensation—Summary Compensation Table.”

Director Compensation Table For the Fiscal Year Ended June 30, 2009
Name	Fees earned or paid in cash ($)	Total
James C. Beadles	$66,112	$66,112
Donald Stover	24,650	24,650
William Belew, Jr.	66,200	66,200
Evelyn Jackson, M.D.	25,200	25,200
Donald L. Mallorey	26,900	26,900
Michael L. Reed	60,300	60,300
Stacie W. Rogers	25,550	25,550

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer Charles E. Weller, our Executive Vice President and Chief Operations Officer Shane Hennessy and our Executive Vice President-Sales Gary L. Will for the fiscal year ended June 30, 2009. We refer to these individuals as “Named Executive Officers.”

Name and principal position	Year	Salary		Bonus	Non-Equity Incentive Plan Compensation (2)	Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Charles E. Weller President and Chief Executive Officer	2009	$215,992	(1)	$15,000	$—	$—	$21,442	(3)	$252,434
Shane Hennessy Executive Vice President and Chief Operations Officer	2009	148,265		—	12,973	—	23,088	(4)	184,326
Gary L. Will Executive Vice President-Sales	2009	143,903		—	15,470	—	8,138	(5)	167,511

(1)	Includes fees relating to service as a member of the Board of Directors.
(2)	Amounts were earned in fiscal year 2009 but were paid in fiscal year 2010. See “—Cash Incentives” for information related to payments listed in this column for the year ended June 30, 2009.
(3)	Includes $3,248 for 401(k) Plan matching contributions, $2,989 for long-term care premiums, $11,445 for health insurance premiums, $2,707 for supplemental disability insurance premiums, $36 for dental insurance premiums and $1,017 for accidental death and dismemberment, short-term and long-term disability insurance premiums.
(4)	Includes $2,964 for 401(k) Plan matching contributions, $1,567 for long-term care premiums, $16,505 for health insurance premiums, $999 for supplemental disability insurance premiums, $36 for dental insurance premiums and $1,017 for accidental death and dismemberment, short-term and long-term disability insurance premiums.
(5)	Includes $3,110 for 401(k) Plan matching contributions, $2,681 for long-term care premiums, $1,296 for supplemental disability insurance premiums, $36 for dental insurance premiums and $1,015 for accidental death and dismemberment, short-term and long-term disability insurance premiums.

Employment Agreement. Effective July 1, 2009, OBA Bank entered into an employment agreement with its President and Chief Executive Officer Charles E. Weller. The agreement with Mr. Weller has an initial term of three years. Commencing on the first anniversary of the agreement and on each anniversary thereafter, the agreement may be extended for an additional year by the disinterested members of the Board. Under the agreement, the initial base salary for Mr. Weller is $250,000. Mr. Weller’s base salary will be reviewed at least annually and may be increased, but not decreased (except for a decrease that is generally applicable to all employees). In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to senior executives.

Mr. Weller’s employment may be terminated for cause at any time, in which event Mr. Weller would have no right to receive compensation or other benefits for any period after termination. In addition, Mr. Weller is not entitled to additional benefits under the employment agreement upon retirement at age 67. Should Mr. Weller become disabled, OBA Bank would cause to be continued life insurance and non-taxable medical and dental coverage until the earlier of:

(i)	three years from the date of termination; or

(ii)	the date Mr. Weller becomes eligible for Medicare coverage,

provided that if Mr. Weller is covered by family coverage or coverage for self and spouse, then Mr. Weller’s family or spouse shall receive coverage for the remainder of the three year period, or in the case of a spouse, until the spouse becomes eligible for Medicare coverage or obtains health care coverage elsewhere. In the event Mr. Weller dies while employed by OBA Bank, Mr. Weller’s family will be entitled to continuation of non-taxable medical and dental benefits for one year after Mr. Weller’s death.

Mr. Weller is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances. In the event Mr. Weller’s employment is terminated for reasons other than for cause, disability, death or retirement, or in the event Mr. Weller resigns within 60 days following:

(i)	the failure to appoint Mr. Weller to his executive position,

(ii)	a material change in Mr. Weller’s functions, duties, or responsibilities, which change would cause Mr. Weller’s position to become one of lesser responsibility, importance or scope,

(iii)	the relocation of Mr. Weller’s principal place of employment to a location that is more than 30 miles from the location of OBA Bank’s principal executive offices as of the date of the agreement,

(iv)	a material reduction in benefits and perquisites including base salary (except for any bank-wide or officer-wide reduction),

(v)	the liquidation or dissolution of OBA Bank, other than a liquidation or dissolution caused by a reorganization that does not affect Mr. Weller, or

(vi)	a material breach of the employment agreement by OBA Bank,

Mr. Weller would be entitled to a severance payment. The severance payment would equal three times the sum of his annual base salary and the highest rate of bonus awarded to him during the prior three years, payable in a lump sum. In addition, Mr. Weller would be entitled, at OBA Bank’s sole expense, to the continuation of life and non-taxable medical and dental coverage as part of his severance benefits. Such coverage shall continue on the same terms that apply in the event of Mr. Weller’s termination due to disability. In the event of a change in control plus his termination of employment thereafter under specified circumstances, Mr. Weller would be entitled a lump sum cash payment equal to three times the sum of his annual rate of base salary and his highest bonus paid with respect to the prior three years. Mr. Weller would also receive, at OBA Bank’s expense, continuation of life and non-taxable medical and dental coverage following his termination of employment for the same period that applies in the event of his disability.

Upon termination of Mr. Weller’s employment (other than in connection with a change in control), for a period of two years he shall not become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that competes with the business of OBA Bank, or any holding company of OBA Bank, or any of their direct or indirect subsidiaries or affiliates that:

(i)	has headquarters within 25 miles of any location(s) in which OBA Bank, or any holding company of OBA Bank, has business operations or has filed an application for regulatory approval to establish an office, or

(ii)	has one or more offices but is not headquartered within the foregoing geographic areas,

provided, however, that the restrictions under item (ii) above shall apply only if Mr. Weller would be employed, conduct business or have other responsibilities or duties within such geographic areas. Upon termination, Mr. Weller further agrees not to solicit any OBA Bank employee to terminate his or her employment with OBA Bank and accept employment with a business that competes with OBA Bank or any holding company of OBA Bank or their subsidiaries or affiliates, or has offices within 25 miles of any location of OBA Bank or any holding company or within 25 miles of any location for which OBA Bank or any holding company has filed an application for regulatory approval to establish an office.

Assuming this agreement was in effect and Mr. Weller had been terminated in connection with a change in control as of June 30, 2009, Mr. Weller would have received aggregate severance payments of approximately $668,000 based upon his current level of compensation.

Change in Control Agreements. OBA Bank intends to enter into change-in-control agreements with its Executive Vice President and Chief Operations Officer Shane Hennessy and its Executive Vice President-Sales Gary L. Will. The change-in-control agreements will provide a benefit in the event of involuntary termination of employment or resignation for good reason (defined in the same manner as under Mr. Weller’s employment agreement) equal to two times the sum of the executive’s base salary and the highest bonus earned during the prior three years, payable in a lump sum, and the continuation of non-taxable medical and dental coverage for a two-year period. The amount of the payment to be made in connection with a change in control will be reduced, if necessary, to an amount that is $1.00 less than the amount that would otherwise be an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. Assuming these agreements were in effect and Messrs. Hennessy and Will had been terminated in connection with a change in control as of June 30, 2009, Messrs. Hennessy and Will would have received aggregate severance payments of approximately $650,000 based upon their current level of compensation.

Cash Incentives. The purpose of offering cash incentives is to provide structured annual bonuses to key management personnel for their contributions to the achievement of strategic organizational objectives of OBA Bank. The participants’ bonuses are determined based on bank-wide performance measures. For Mr. Hennessy, the bank-wide performance measures for the fiscal year ended June 30, 2009 were based on OBA Bank’s profitability, growth and risk management targets. For Mr. Will, the bank-wide performance measures for the fiscal year ended June 30, 2009 were based on OBA Bank’s profitability, growth, credit quality and audit findings. The amount of the bonus for Messrs. Hennessy and Will is the sum of the bank-wide performance measurements, which is expressed as a percentage of base salary. For the fiscal year ended June 30, 2009, such percentage would not exceed 25% of base salary. At the end of each fiscal year, the compensation committee calculates the amount of the award. Bonuses, if any, are paid in a single cash lump sum distribution within 75 days of the close of the fiscal year or as soon as the performance data is available to compute the amount of the awards. Mr. Weller does not participate in the cash bonus plan.

For the fiscal year ended June 30, 2009, the minimum, target and maximum bonus payable was 6.25%, 12.5% and 25%, respectively, of base salary. For Mr. Hennessy, his bonus calculation was determined by comparing actual bank performance to the predetermined target goals, with 50% of the bonus weighted in the area of profitability, 30% for growth and 20% for risk management. Mr. Will’s bonus calculation was also determined by comparing actual bank performance to predetermined goals, with 30% of the bonus weighted in the area of profitability, 50% for growth and 20% for credit quality and audit findings.

For the fiscal year ended June 30, 2009, Messrs. Hennessy and Will’s incentive payments, target award opportunities, and actual incentives awarded as a percentage of base salary, were:

Name	2009 incentive amount paid ($)	Target award opportunity($)	Actual award as a percent of base salary
Shane Hennessy	12,973	18,533	8.75%
Gary L. Will	15,470	17,988	10.75%

Awards made to Messrs. Hennessy and Will for performance in 2009 are also reflected in the “Non-equity incentive plan compensation” column of the Summary Compensation Table.

For the fiscal year ending June 30, 2010, the maximum bonus that Messrs. Hennessy and Will may earn under the cash bonus plan will decrease from 25% of base salary to 10% of base salary. In addition, such bonuses will be based on different bank-wide performance measures, which are capital adequacy, asset quality, management, earnings and liquidity and asset and liability sensitivity.

Split Dollar Agreements. OBA Bank has purchased insurance policies on the lives of Messrs. Weller, Hennessy and Will, and OBA Bank has entered into endorsement Split Dollar Agreements with each of Messrs. Weller, Hennessy and Will. The policies are owned by OBA Bank, which paid each premium due on the policies in a single lump sum. Since the amount of the lump sum premium included insurance policies on the lives of other employees, we are not able to provide the amount of the premiums paid solely with respect to Messrs. Weller, Hennessy and Will. Under the Split Dollar Agreements, upon an executive’s death while he is an executive of OBA Bank, the executive’s beneficiary will be paid a death benefit equal to the lesser of (i) $320,370, $219,443, and $210,875 for Messrs Weller, Hennessy

and Will’s beneficiary, respectively, or (ii) 100% of the total death proceeds of the life insurance policies minus the cash surrender value of the policies. In the event of the executive’s deaths as of June 30, 2009, the beneficiaries of Messrs. Weller, Hennessy and Will would receive a death benefit of $320,370, $219,443, and $210,875, respectively.

In the event an executive dies after he terminated employment for any reason, including retirement, he will not be entitled to any benefits under his Split Dollar Agreement. The Split Dollar Agreement may be terminated at any time by OBA Bank or the executive, by written notice to the other or upon OBA Bank’s cancellation of the life insurance policies. The Split Dollar Agreement will also terminate automatically upon the bankruptcy, receivership or dissolution of OBA Bank. Upon termination, the executive forfeits any right in the death benefit and OBA Bank may retain or terminate the insurance policy in its sole discretion.

Employee Stock Ownership Plan. In connection with the conversion, OBA Bank adopted an employee stock ownership plan for eligible employees. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the conversion or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8% of the total number of shares of OBA Financial Services, Inc. common stock issued in the offering. We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from OBA Financial Services, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through OBA Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be an adjustable rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually and will be the prime rate on the first business day of the calendar year, retroactive to January 1 of such year. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will become 100% vested upon the completion of five years of service. Participants who were employed by OBA Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, OBA Bank will record a compensation expense for the employee stock ownership plan at the fair value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in OBA Financial Services, Inc.’s earnings.

Benefits to be Considered Following Completion of the Stock Offering

Following the stock offering, we intend to adopt a new stock-based incentive plan that will provide for grants of stock options and restricted common stock awards. In accordance with applicable regulations, we anticipate that the plan will authorize a number of stock options and a number of shares of restricted stock, not to exceed 10% and 4%, respectively, of the shares issued in the offering. These limitations will not apply if the plan is implemented more than one year after the conversion.

The stock-based incentive plan will not be established sooner than six months after the conversion and, if adopted within one year after the conversion, would require the approval by stockholders owning a majority of the outstanding shares of OBA Financial Services, Inc. common stock eligible to be cast. If the stock-based incentive plan is established after one year after the conversion, it would require the approval of our stockholders by a majority of votes cast.

The following additional restrictions would apply to our stock-based incentive plan only if the plan is adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

•	accelerated vesting is not permitted except for death, disability or upon a change in control of OBA Bank or OBA Financial Services, Inc.

These restrictions do not apply to plans adopted after one year following the completion of the stock offering.

We have not yet determined whether we will present the stock-based incentive plan for stockholder approval within one year following the completion of the conversion or more than one year after the completion of the conversion. In the event the Office of Thrift Supervision changes its regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of restricted stock grants will be determined based on their fair value (the closing market price of shares of common stock of OBA Financial Services, Inc.) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share at the time of the grant.

Share Price	119,000 Shares Awarded at Minimum of Offering Range	140,000 Shares Awarded at Midpoint of Offering Range	161,000 Shares Awarded at Maximum of Offering Range	185,150 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$952	$1,120	$1,288	$1,481
10.00	1,190	1,400	1,610	1,852
12.00	1,428	1,680	1,932	2,222
14.00	1,666	1,960	2,254	2,592
16.00	1,904	2,240	2,576	2,962

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of OBA Financial Services, Inc. on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $16.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	297,500 Options at Minimum of Range	350,000 Options at Midpoint of Range	402,500 Options at Maximum of Range	462,875 Options at Maximum of Range, As Adjusted
(In thousands, except exercise price and fair value information)
$8.00	$3.98	$1,184	$1,393	$1,602	$1,842
10.00	4.98	1,482	1,743	2,004	2,305
12.00	5.97	1,776	2,090	2,403	2,763
14.00	6.97	2,074	2,440	2,805	3,226
16.00	7.96	2,368	2,786	3,204	3,684

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page 14.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by OBA Bank to our executive officers and directors in compliance with federal banking regulations.

At June 30, 2009, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to OBA Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2009, and were made in compliance with federal banking regulations.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of OBA Bank and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $640,000 of shares of common stock, equal to 2.2% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Subscriptions by management through our 401(k) plan will be counted as part of the maximum number of shares such individuals’ may subscribe for in the stock offering.

Name and Title	Number of Shares	Aggregate Purchase Price	Percent at Minimum of Offering Range
James C. Beadles, Chairman of the Board	2,500	$25,000	*	%
Charles E. Weller, President, Chief Executive Officer and Director	20,000	200,000	*
Donald E. Stover, Director and Corporate Secretary	500	5,000	*
William R. Belew, Jr., Director	2,500	25,000	*
Evelyn Jackson, M.D., Director	500	5,000	*
Donald L. Mallorey, Director	1,500	15,000	*
Michael L. Reed, Director	10,000	100,000	*
Stacie W. Rogers, Director	2,000	20,000	*
Shane Hennessy, Executive Vice President and Chief Operations Officer	12,500	125,000	*
Gary L. Will, Executive Vice President-Sales	10,000	100,000	*
David A. Miller, Senior Vice President and Chief Financial Officer	2,000	20,000	*

All directors and executive officers as a group (11 persons)	64,000	$640,000	2.2%

*	Less than 1%.

THE CONVERSION; PLAN OF DISTRIBUTION

The Board of Directors of OBA Bancorp, MHC has approved the plan of conversion and reorganization. The plan of conversion and reorganization must also be approved by OBA Bancorp, MHC’s members. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of conversion and reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of conversion and reorganization by that agency.

General

The Board of Directors of OBA Bancorp, MHC adopted the plan of conversion and reorganization on May 5, 2009. Pursuant to the plan of conversion and reorganization, OBA Bancorp, MHC will convert from the mutual form of organization to the fully stock form and we will sell shares of common stock to the public in our offering. In the conversion, we will organize a new Maryland stock holding company named OBA Financial Services, Inc. When the conversion is completed, all of the capital stock of OBA Bank will be owned by OBA Financial Services, Inc., and all of the common stock of OBA Financial Services, Inc. will be owned by public stockholders.

We intend to retain between $11.9 million and $16.2 million of the net proceeds of the offering, or $18.7 million if the offering range is increased by 15%, and to contribute the balance of the net proceeds to OBA Bank. The conversion will be consummated only upon the issuance of at least 2,975,000 shares of our common stock offered pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, supplemental eligible account holders and other members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the general public, with a preference given to natural persons residing in the Maryland counties of Montgomery and Howard and the District of Columbia.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation of the estimated consolidated pro forma market value of OBA Financial Services, Inc. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion. We recommend reading the plan of conversion and reorganization in its entirety for more information. A copy of the plan of conversion and reorganization is available for inspection at each branch office of OBA Bank, at the Southeast Regional

Office and the Washington, D.C. Office of the Office of Thrift Supervision and at the public reference facilities of the Securities and Exchange Commission. The plan of conversion and reorganization is also filed as an exhibit to OBA Bancorp, MHC’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. The plan of conversion and reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and raising additional capital through the offering are:

•

to improve our capital position during a period of significant economic uncertainty, especially for the financial industry (although, as of June 30, 2009, OBA Bank was considered “well capitalized” for regulatory purposes and is not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital);

•

to support our internal growth through lending in communities we serve or may serve in the future and through the establishment of de novo branch offices. We currently intend to establish four new branch offices over the next five years;

•	to assist us in managing interest rate risk;

•

to provide additional financial resources to pursue future acquisitions of banks, thrifts and other financial services companies, and branch offices, although we have no current arrangements or agreements with respect to any such acquisitions;

•	to provide better capital management tools, including the ability to pay dividends and to repurchase shares of our common stock, subject to market conditions; and

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees.

In the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Our current mutual holding company structure prevents us from offering shares of our common stock as consideration for a merger or acquisition. Potential sellers often want stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise.

We have no current arrangements or agreements to acquire other banks, thrifts, credit unions, financial service companies or branch offices. However, we have had, and intend to continue to have, discussions with local financial institutions with respect to acquisitions, and we have sufficient capital resources to fund an acquisition. We have also explored, and intend to continue to explore, the possibility of acquiring financial service companies. There can be no assurance that we will be able to consummate any acquisitions or establish any new branches.

We believe that the additional capital raised in the offering may enable us to take advantage of business opportunities that may not otherwise be available to us. We are not subject to a directive or a recommendation from the Office of Thrift Supervision to raise capital.

Approvals Required

The affirmative vote of a majority of the total eligible votes of members of OBA Bancorp, MHC at the special meeting of members is required to approve the plan of conversion and reorganization. The plan of conversion and reorganization also must be approved by the Office of Thrift Supervision, which has given its conditional approval to the plan of conversion and reorganization.

A special meeting of members to consider and vote upon the plan of conversion and reorganization has been scheduled for December 22, 2009.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. We will continue to be a federally chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. The directors serving OBA Bank at the time of the conversion will be the directors of OBA Bank and of OBA Financial Services, Inc. after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of OBA Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from OBA Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all of our depositors and certain of our borrowers are members of, and have voting rights in, OBA Bancorp, MHC as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will cease to be members of OBA Bancorp, MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in OBA Bank will be vested in OBA Financial Services, Inc. as the sole stockholder of OBA Bank. The stockholders of OBA Financial Services, Inc. will possess exclusive voting rights with respect to OBA Financial Services, Inc. common stock.

Tax Effects. We will receive an opinion of counsel or tax advisor with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to OBA Bank, OBA Bancorp, Inc., OBA Financial Services, OBA Bancorp, MHC or its members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in OBA Bank has both a deposit account in OBA Bank and a pro rata ownership interest in the net worth of OBA Bank based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of OBA Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in OBA Bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of OBA Bank, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank or a stock savings bank in the mutual holding company structure normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the savings bank is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of OBA Bank after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that OBA Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of April 30, 2008 and September 30, 2009 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to OBA Financial Services, Inc. as the holder of OBA Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “—Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $35,000, and will be reimbursed for its expenses. RP Financial, LC. will receive an additional fee of $5,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with the Office of Thrift Supervision appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, LC., subject to valuation adjustments applied by RP Financial, LC. to account for differences between us and our peer group.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including our consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

•	our present and projected results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of August 28, 2009, the estimated pro forma market value of OBA Financial Services, Inc. ranged from $29.8 million to $40.3 million, with a midpoint of $35.0 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 2,975,000 shares, the midpoint of the offering range will be 3,500,000 shares and the maximum of the offering range will be 4,025,000 shares, or 4,628,750 shares if the maximum amount is adjusted because of demand for shares or changes in market conditions.

The appraisal is based in part on our financial condition and results of operations, the effect of the additional capital raised by the sale of shares of common stock in the offering and an analysis of a peer group of 10 publicly traded savings bank and thrift holding companies that RP Financial, LC. considered comparable to us.

The appraisal peer group consists of the following companies, with asset size as of June 30, 2009.

Company Name	Ticker Symbol	Exchange	Headquarters	Total Assets
				(in millions)
BCSB Bancorp, Inc.	BCSB	Nasdaq	Baltimore, MD	$587
Citizens Community Bancorp, Inc.	CZWI	Nasdaq	Eau Claire, WI	$547
Elmira Savings Bank	ESBK	Nasdaq	Elmira, NY	$516
Fidelity Bancorp, Inc.	FSBI	Nasdaq	Pittsburgh, PA	$741
First Capital, Inc.	FCAP	Nasdaq	Corydon, IN	$449
LSB Financial Corp.	LSBI	Nasdaq	Lafayette, IN	$376
Liberty Bancorp, Inc.	LBCP	Nasdaq	Liberty, MO	$384
River Valley Bancorp	RIVR	Nasdaq	Madison, IN	$388
TF Financial Corporation	THRD	Nasdaq	Newton, PA	$724
Wayne Savings Bancshares, Inc.	WAYN	Nasdaq	Wooster, OH	$404

The following table presents a summary of selected pricing ratios for OBA Financial Services, Inc. and the peer group companies identified by RP Financial, LC. Ratios are based on earnings for the twelve months ended June 30, 2009 and book value as of June 30, 2009. Tangible book value is total equity, less intangible assets. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 5.3% on a price-to-book value basis and a discount of 8.6% on a price-to-tangible book value basis. Pro forma earnings multiples were not meaningful for OBA Financial Services, Inc. as the result of pro forma loss per share figures. The price ratios also reflect recent volatile market conditions, particularly for stock of financial institution holding companies, and the effect of such conditions on the trading market for recent mutual-to-stock conversions. Our Board of Directors, in reviewing and approving the valuation, considered our pro forma earnings and the range of price-to-book value ratios and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other.

	Price-to-earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
OBA Financial Services, Inc. (pro forma)
Maximum, as adjusted	NM	*	59.42%	59.42%
Maximum	NM	*	55.40%	55.40%
Midpoint	NM	*	51.39%	51.39%
Minimum	NM	*	46.79%	46.79%
Valuation of peer group companies using stock prices as of August 28, 2009
Averages	13.20x		65.19%	74.76%
Medians	12.50x		58.48%	60.63%

*	Not meaningful

Since December 31, 2007, the stock pricing of the peer group upon which the appraisal is based has declined. The median price to tangible book value was 97.25% at December 31, 2007 compared to 60.63% at August 28, 2009. The median price-to-earnings per share was 13.61x at December 31, 2007 compared to 12.50x at August 28, 2009. In the absence of other factors, these changes would result in the appraisal for our offering being lower than if the appraisal were prepared as of December 31, 2007. December 31, 2007 information excludes the peer group company that has since converted from a publicly traded mutual holding company to a fully converted stock holding company.

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $29.8 million or more than $46.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers OBA Bank as a going concern and should not be considered as an indication of the liquidation value of OBA Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $46.3 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 4,628,750 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the offering.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $46.3 million and a corresponding increase in the offering range to more than 4,628,750 shares, or a decrease in the minimum of the valuation range to less than $29.8 million and a corresponding decrease in the offering range to fewer than 2,975,000 shares, then we will promptly return with interest at our current statement savings rate of interest all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations, and, after consulting with the Office of Thrift Supervision, we may terminate the plan of conversion and reorganization. Alternatively, we may hold a new offering, establish a new offering range, extend the offering period and commence a resolicitation of subscribers or take other actions as permitted by the Office of Thrift Supervision in order to complete the conversion and the offering. In the event that a resolicitation is commenced, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days.

An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis while increasing pro forma stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma stockholders’ equity on a per share basis, while decreasing pro forma stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our main office and as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and reorganization and as described below under “—Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) on April 30, 2008 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 25,000 shares of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order and certification form all deposit accounts in which he or she has an ownership interest on April 30, 2008. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding April 30, 2008.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the offering. The amount of the subscription requests by the 401(k) plan will be determined by its participants, who will have the right to invest all or a portion of their 401(k) plan accounts in our common stock, subject to the maximum purchase limitations.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit on September 30, 2009 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares of common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order and certification form all deposit accounts in which he or she has an ownership interest at September 30, 2009. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans and Supplemental Eligible Account Holders, each depositor on the voting record date of October 31, 2009 who is not an Eligible Account Holder or Supplemental Eligible Account Holder, and each borrower as of July 20, 2006 whose borrowings remain outstanding as of October 31, 2009 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 25,000 shares of common stock or 0.10% of the total number of shares of common stock issued in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

Expiration Date. The Subscription Offering will expire at 3:00 p.m., Eastern Time, on December 15, 2009, unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, if necessary. Subscription rights will expire whether or not each eligible depositor or borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 2,975,000 shares within 45 days after the expiration date and the Office of Thrift Supervision has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest at our current statement savings rate and all deposit account withdrawal authorizations will be canceled. If an extension beyond January 29, 2010 is granted by the Office of Thrift Supervision, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. We will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. If a subscriber does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Extensions may not go beyond December 22, 2011, which is two years after the special meeting of our members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. Shares may be offered with a preference to natural persons residing in the Maryland counties of Montgomery and Howard and the District of Columbia.

Persons who place orders in the community offering may purchase up to 25,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering, and, accordingly, any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the Maryland counties of Montgomery and Howard and the District of Columbia, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares ordered by such person.

Thereafter, unallocated shares will be allocated among natural persons residing in the Maryland counties of Montgomery and Howard and the District of Columbia, whose orders remain unsatisfied on an equal number of shares basis per order. If, after this allocation, we do not have sufficient shares of common stock available to fill the orders of other members of the general public, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among members of the general public whose orders remain unsatisfied on an equal number of shares basis per order.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the Maryland counties of Montgomery and Howard and the District of Columbia, has a present intent to remain within the community for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering, although it must terminate no more than 45 days following the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond January 29, 2010. If an extension beyond January 29, 2010 is granted by the Office of Thrift Supervision, we will cancel stock orders accepted in the community offering and return purchase funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit persons whose orders we accept in the community offering, giving them an opportunity to place a new order. These extensions may not go beyond December 22, 2011, which is two years after the special meeting of our members to vote on the conversion.

Syndicated Community Offering

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than January 29, 2010, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of persons who place orders in the syndicated community offering in the event an extension is granted.

The opportunity to order shares of common stock in the syndicated community offering is subject to our right to reject orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order. We have not established any set criteria for determining whether to accept or reject a purchase order in the syndicated community offering, and, accordingly, any determination to accept or reject purchase orders in the syndicated community offering will be based on the facts and circumstances known to us at the time.

Purchasers in the syndicated community offering are eligible to purchase up to 25,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases.” We may begin the syndicated community offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may do any of the following: terminate the offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•

No person or entity together with any associate or group of persons acting in concert may purchase more than 50,000 shares of common stock in the offering, except that our tax-qualified employee benefit plans, including our employee stock ownership plan and 401(k) plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering (including shares issued in the event of an increase in the offering range of up to 15%);

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 29% of the shares issued in the offering; and

•	The minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of our members, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large subscribers may be, given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the offering, shares will be allocated in the following order of priority in accordance with the plan of conversion and reorganization:

(1)	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the total number of shares of common stock issued in the offering;

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to natural persons residing in the Maryland counties of Montgomery and Howard and the District of Columbia.

The term “associate” of a person means:

(1)	any corporation or organization, other than OBA Bancorp, MHC, OBA Bancorp, Inc., OBA Bank, OBA Financial Services, Inc. or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial stockholder;

(2)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

(3)	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or officer of OBA Bank or OBA Financial Services, Inc.

The term “acting in concert” means:

(1)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because of their membership on the Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of OBA Bank or OBA Financial Services, Inc. for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of the Financial Industry Regulatory Authority, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares After Conversion” and “Restrictions on Acquisition of OBA Financial Services, Inc.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

We have engaged Keefe, Bruyette & Woods, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial advisor in connection with the offering of our common stock. In its role as financial advisor, Keefe, Bruyette & Woods, Inc., will:

•	provide advice on the financial and securities market implications of the plan of conversion and reorganization and related corporate documents, including our business plan;

•	assist in structuring our stock offering, including developing and assisting in implementing a market strategy for the stock offering;

•	review all offering documents, including this prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary;

•	assist us in analyzing proposals from outside vendors retained in connection with the stock offering, including printers, transfer agents and appraisal firms;

•	assist us in the drafting and distribution of press releases as required or appropriate in connection with the stock offering;

•	meet with the board of directors and management to discuss any of these services; and

•	provide such other financial advisory and investment banking services in connection with the stock offering as may be agreed upon by Keefe, Bruyette & Woods, Inc. and us.

For these services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $30,000, payable in five consecutive monthly installments commencing May 2009, and a success fee of (i) 1.25% of the aggregate dollar amount of the common stock sold in the subscription offering and (ii) 2.5% of the aggregate dollar amount of the common stock sold in the community offering, each if the conversion is consummated, excluding shares purchased by our directors, officers and employees and members of their immediate families, our employee stock ownership plan and our tax-qualified or stock-based compensation or similar plans (except individual retirement accounts). The management fee will be credited against the fee payable upon the consummation of the conversion.

The plan of conversion and reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other broker-dealers. Neither Keefe,

Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. If there is a syndicated community offering, Keefe, Bruyette & Woods, Inc. will receive a fee not to exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering. This fee will be in addition to the success fees earned by Keefe, Bruyette & Woods, Inc. in connection with the subscription and community offerings set forth above. Of this amount, Keefe, Bruyette & Woods, Inc. will pass on to selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment.

We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-pocket expenses associated with its marketing efforts, not to exceed $25,000. In addition, we will reimburse Keefe, Bruyette & Woods, Inc. for fees and expenses of its counsel not to exceed $50,000. If the plan of conversion and reorganization is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will only receive reimbursement of its reasonable out-of-pocket expenses and the portion of the management fee payable and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our financial advisor and performance of services as our financial advisor.

We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will, among other things:

•	consolidate accounts and develop a central file;

•	prepare proxy forms and proxy materials;

•	tabulate proxies and ballots;

•	act as inspector of election at the special meeting of members;

•	assist us in establishing and managing the Stock Information Center;

•	assist our financial printer with labeling of stock offering materials;

•	process stock order forms and certification forms and produce daily reports and analysis;

•	assist our transfer agent with the generation and mailing of stock certificates;

•	advise us on interest and refund calculations; and

•	create tax forms for interest reporting.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of up to a maximum of $25,000, and we have made an advance payment of $10,000 to Keefe, Bruyette & Woods, Inc. with respect to this fee. We also will reimburse Keefe, Bruyette & Woods, Inc. for its reasonable out-of-

pocket expenses associated with its acting as conversion agent, not to exceed $1,000. If the plan of conversion and reorganization is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agreement, Keefe, Bruyette & Woods, Inc. will be entitled to the advance payment and also receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses (including legal fees) related to or arising out of Keefe, Bruyette & Woods, Inc.’s engagement as our conversion agent and performance of services as our conversion agent.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of OBA Bank or its affiliates may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of our main office facility apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 3:00 p.m., Eastern Time, on December 15, 2009, unless we extend it for up to 45 days. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 29, 2010 would require the Office of Thrift Supervision’s approval. If an extension beyond January 29, 2010 is granted by the Office of Thrift Supervision, we will cancel all stock orders and return subscription funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers/persons who place orders, giving them an opportunity to place new orders. We will notify these persons of the extension of time and of the rights to place a new stock order for a specified period of time. If we have not received orders to purchase the minimum number of shares offered in the offering by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock. If the number of shares offered is reduced below the minimum of the offering range, or increased above the adjusted maximum of the offering range, subscribers may be resolicited with the approval of the Office of Thrift Supervision.

To ensure that each purchaser receives a prospectus at least 48 hours before December 15, 2009, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Subscription funds will be maintained in a segregated account at OBA Bank or at another insured depository institution and will earn interest at our current statement savings rate from the date of receipt.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at our current statement savings rate from the date of receipt.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms or orders submitted on photocopied or facsimiled order forms. We must receive order forms prior to 3:00 p.m., Eastern Time, on December 15, 2009. We are not required to accept order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. A postmark prior to December 15, 2009 will not entitle you to purchase shares of common stock unless we receive the envelope by December 15, 2009. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center or by overnight delivery to the indicated address on the order form. We will not accept stock order forms at our branch offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by OBA Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

(1)	personal check, bank check or money order, payable to OBA Financial Services, Inc.; or

(2)	authorization of withdrawal from OBA Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at OBA Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest 0.25% subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated account at OBA Bank and/or another insured depository institution and will earn interest at 0.25% until the offering is completed or terminated.

You may not use a check drawn on an OBA Bank line of credit, and we will not accept third-party checks (a check written by someone other than you) payable to you and endorsed over to OBA Financial Services, Inc. If you request that we place a hold on your checking account for the subscription amount, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 29, 2010, as described in “—Expiration Date.”

If you are interested in using your individual retirement account funds to purchase shares of common stock, you must do so through a self-directed individual retirement account such as a brokerage firm individual retirement account. By regulation, OBA Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use your funds that are currently in an OBA Bank individual retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will have to be transferred to a brokerage account. It may take several weeks to transfer your OBA Bank individual retirement account to an independent trustee, so please allow yourself sufficient time to take this action. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Depositors interested in using funds in an individual retirement account or any other retirement account to purchase shares of common stock should contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated community offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering, provided there is a loan commitment from an unrelated financial institution or OBA Financial Services, Inc. to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit OBA Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and OBA Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form. We expect stock certificates to be sent to purchasers by first-class mail on the day the stock offering closes, and we expect trading in the stock to begin the business day following the closing of the stock offering. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on arrangements you may make with a brokerage firm, as you are generally required to deliver stock certificates within three business days of selling the underlying securities.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

Restrictions on Transfer of Subscription Rights and Shares

Office of Thrift Supervision regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering, please visit call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday between 9:00 a.m. and 5:00 p.m., Eastern Time, or visit the Stock Information Center located at 20300 Seneca Meadows Parkway, Germantown, Maryland, Monday through Friday between 9:00 a.m. and 3:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of OBA Bank prior to the conversion, all claims of creditors of OBA Bank, including those of depositors of OBA Bank (to the extent of their deposit balances), would be paid first. Then, if there were any assets of OBA Bank remaining, members of OBA Bank would receive those remaining assets, pro rata, based upon the deposit balances in their deposit account in OBA Bank immediately prior to liquidation. In the unlikely event that OBA Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to OBA Financial Services, Inc. as the holder of OBA Bank capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of OBA Bancorp, MHC as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with OBA Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of OBA Bank after the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at OBA Bank, would be entitled, on a complete liquidation of OBA Bank after the conversion, to an interest in the liquidation account prior to any payment to the stockholders of OBA Financial Services, Inc. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50 or more held in OBA Bank on April 30, 2008 and September 30, 2009, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on April 30, 2008 and September 30, 2009, respectively, bears to the balance of all deposit accounts in OBA Bank on such dates.

If, however, on any June 30 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on April 30, 2008 and September 30, 2009, as applicable, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to OBA Financial Services, Inc., as the sole stockholder of OBA Bank.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion will not be a taxable transaction to OBA Bancorp, MHC, OBA Bancorp, Inc., OBA Bank, OBA Financial Services, Inc., Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that OBA Bancorp, MHC, OBA Bancorp, Inc., OBA Bank or OBA Financial Services, Inc. would prevail in a judicial proceeding.

OBA Bancorp, MHC, OBA Bancorp, Inc., OBA Bank and OBA Financial Services, Inc. have received an opinion of counsel, Luse Gorman Pomerenk & Schick, P.C., regarding the material federal income tax consequences of the conversion, which provides the following:

1. The conversion of OBA Bancorp, Inc. to an interim stock savings bank (which we shall continue to refer to as “OBA Bancorp, Inc.”) and the conversion of OBA Bancorp, MHC to an interim stock savings bank (which we shall continue to refer to as “OBA Bancorp, MHC”) will each constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

2. The merger of OBA Bancorp, Inc. with and into OBA Bank (the “Mid-Tier Merger”) and the merger of OBA Bancorp, MHC with and into OBA Bank (the “MHC Merger”) each qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

3. OBA Bancorp, Inc. will not recognize any gain or loss on the transfer of its assets to OBA Bank and OBA Bank’s assumption of its liabilities in exchange for shares of common stock in OBA Bank or on the constructive distribution of such stock to OBA Bancorp, MHC.

4. No gain or loss will be recognized by OBA Bank upon the receipt of the assets of OBA Bancorp, Inc. and OBA Bancorp, MHC in the Mid-Tier Merger and the MHC Merger, respectively.

5. The basis of the assets of OBA Bancorp, Inc. and OBA Bancorp, MHC to be received by OBA Bank (other than stock in OBA Bank) will be the same as the basis of such assets in the hands of OBA Bancorp, Inc. and OBA Bancorp, MHC, respectively, immediately prior to the transfer.

6. The holding period of the assets of OBA Bancorp, Inc. and OBA Bancorp, MHC to be received by OBA Bank (other than stock in OBA Bank) will include the holding period of those assets in the hands of OBA Bancorp, Inc. and OBA Bancorp, MHC, respectively, immediately prior to the transfer.

7. OBA Bancorp, MHC will not recognize any gain or loss upon its constructive exchange of OBA Bancorp, Inc. common stock for OBA Bank common stock.

8. The exchange of the members’ equity interests in OBA Bancorp, MHC for interests in a liquidation account established in OBA Bank in the MHC Merger will satisfy the continuity of interest requirement necessary for tax-free reorganizations.

9. OBA Bancorp, MHC will not recognize any gain or loss on the transfer of its assets to OBA Bank and OBA Bank’s assumption of its liabilities, if any, in exchange for an interest in a liquidation account in OBA Bank or on the constructive distribution of such liquidation account to OBA Bancorp, MHC’s members who remain depositors of OBA Bank.

10. No gain or loss will be recognized by OBA Bank upon the receipt of the assets of OBA Bancorp, MHC in the MHC Merger in exchange for the transfer to the members of OBA Bancorp, MHC of an interest in the liquidation account in OBA Bank.

11. Persons who have an interest in OBA Bancorp, MHC will recognize no gain or loss upon the receipt of an interest in the liquidation account in OBA Bank in exchange for their voting and liquidation rights in OBA Bancorp, MHC.

12. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock of OBA Financial Services, Inc. is zero. Accordingly, no gain or loss will be recognized by Other Members upon distribution to them of nontransferable subscription rights to purchase shares of common stock of OBA Financial Services, Inc. Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

13. The basis of the common stock of OBA Financial Services, Inc. purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof.

14. The holding period of the common stock of OBA Financial Services, Inc. purchased pursuant to the exercise of subscriptions rights shall commence on the date on which the right to acquire such stock was exercised.

15. No gain or loss will be recognized by OBA Financial Services, Inc. on the receipt of money in exchange for common stock of OBA Financial Services, Inc. sold in the offering.

16. Neither OBA Financial Services, Inc. nor OBA Bank will recognize any gain or loss upon the transfer of a portion of the offering proceeds from OBA Financial Services, Inc. to OBA Bank in exchange for shares of common stock of OBA Bank.

The opinion addresses the material federal income tax consequences of the reorganization. With respect to items 12 and 13 above, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. Finally, Luse Gorman Pomerenk & Schick, P.C. noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a private letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described in this prospectus.

We also have received an opinion from Beard Miller Company LLP that the Maryland State income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

The federal and state tax opinions referred to in this prospectus have been filed with the Securities and Exchange Commission as exhibits to OBA Financial Services, Inc.’s registration statement.

Restrictions on Purchase or Transfer of Our Shares after Conversion

The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the offering by a director or an officer of OBA Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of OBA Financial Services, Inc. also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

Office of Thrift Supervision regulations prohibit OBA Financial Services, Inc. from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases. After one year, the Office of Thrift Supervision does not impose any repurchase restrictions.

RESTRICTIONS ON ACQUISITION OF OBA FINANCIAL SERVICES, INC.

Although the Board of Directors of OBA Financial Services, Inc. is not aware of any effort that might be made to obtain control of OBA Financial Services, Inc. after the conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of OBA Financial Services, Inc.’s articles of incorporation to protect the interests of OBA Financial Services, Inc. and its stockholders from takeovers which our Board of Directors might conclude are not in the best interests of OBA Bank, OBA Financial Services, Inc. or OBA Financial Services, Inc.’s stockholders.

The following discussion is a general summary of the material provisions of OBA Financial Services, Inc.’s articles of incorporation and bylaws, OBA Bank’s federal stock charter, Maryland corporate law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in OBA Financial Services, Inc.’s articles of incorporation and bylaws and OBA Bank’s federal stock charter, reference should be made in each case to the document in question, each of which is part of OBA Bank’s application for conversion with the Office of Thrift Supervision and, except for OBA Bank’s federal stock charter, OBA Financial Services, Inc.’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

OBA Financial Services, Inc.’s Articles of Incorporation and Bylaws

OBA Financial Services, Inc.’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of OBA Financial Services, Inc. more difficult.

Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of OBA Bank and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of OBA Financial Services, Inc. provide that its Board of Directors, when evaluating a transaction that would or may involve a change in control of OBA Financial Services, Inc. (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of OBA Financial Services, Inc. and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon OBA Financial Services, Inc.’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, OBA Financial Services, Inc. and its subsidiaries and on the communities in which OBA Financial Services, Inc. and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of OBA Financial Services, Inc.;

•	whether a more favorable price could be obtained for OBA Financial Services, Inc.’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of OBA Financial Services, Inc. and its subsidiaries;

•	the future value of the stock or any other securities of OBA Financial Services, Inc. or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of OBA Financial Services, Inc. to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Call of Special Meetings. The bylaws provide that, unless approved by unaffiliated directors, special meetings of stockholders can be called by only the President, a majority of the total number of directors that OBA Financial Services, Inc. would have if there were no vacancies on the Board of Directors (the “whole board”), or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit; provided that such 10% limit shall not apply if a majority of the unaffiliated directors approve the acquisition of shares in excess of the 10% limit prior to such acquisition.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”), voting together as a single class.

Authorized but Unissued Shares. After the conversion, OBA Financial Services, Inc. will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. OBA Financial Services, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the whole board may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that OBA Financial Services, Inc. has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of OBA Financial Services, Inc. that the board of directors does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of OBA Financial Services, Inc. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “— Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the Board of Directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	The division of the board of directors into three staggered classes;

(iii)	The ability of the board of directors to fill vacancies on the board;

(iv)	The requirement that at least a majority of the votes eligible to be cast by stockholders must vote to remove directors, and can only remove directors for cause;

(v)	The ability of the board of directors to amend and repeal the bylaws;

(vi)	The ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire OBA Financial Services, Inc.;

(vii)	The authority of the board of directors to provide for the issuance of preferred stock;

(viii)	The validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	The number of stockholders constituting a quorum or required for stockholder consent;

(x)	The indemnification of current and former directors and officers, as well as employees and other agents, by OBA Financial Services, Inc.;

(xi)	The limitation of liability of officers and directors to OBA Financial Services, Inc. for money damages; and

(xii)	The provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xi) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this supermajority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Conversion Regulations

Office of Thrift Supervision regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

OBA Bank’s Federal Stock Charter

The federal stock charter of OBA Bank will provide that for a period of five years from the closing of the conversion, no person other than OBA Financial Services, Inc. may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of OBA Bank. This provision does not apply to any tax-qualified employee benefit plan of OBA Bank or OBA Financial Services, Inc. or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured federal savings bank or its parent holding company unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of a savings bank without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings bank’s stock who do not intend to participate in or seek to exercise control over a savings bank’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the Deposit Insurance Fund.

DESCRIPTION OF CAPITAL STOCK

General

Under its Articles of Incorporation, OBA Financial Services, Inc. is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. OBA Financial Services, Inc. currently expects to issue in the offering up to 4,628,750 shares of common stock. OBA Financial Services, Inc. will not issue shares of preferred stock in the offering. Each share of OBA Financial Services, Inc. common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock of OBA Financial Services, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. OBA Financial Services, Inc. can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if OBA Financial Services, Inc. were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of OBA Financial Services, Inc. will be entitled to receive and share equally in dividends as may be declared by our Board of Directors out of funds legally available therefor. If OBA Financial Services, Inc. issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion, the holders of common stock of OBA Financial Services, Inc. will have exclusive voting rights in OBA Financial Services, Inc. They will elect OBA Financial Services, Inc.’s Board of Directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Board of Directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of OBA Financial Services, Inc.’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If OBA Financial Services, Inc. issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of OBA Bank are vested in its Board of Directors, who elect the officers of OBA Bank and who fill any vacancies on the Board of Directors. Voting rights of OBA Bank are vested exclusively in the owners of the shares of capital stock of OBA Bank, which will be OBA Financial Services, Inc., and voted at the direction of OBA Financial Services, Inc.’s Board of Directors. Consequently, the holders of the common stock of OBA Financial Services, Inc. will not have direct control of OBA Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of OBA Bank, OBA Financial Services, Inc., as the holder of 100% of OBA Bank’s capital stock, would be entitled to receive all assets of OBA Bank available for distribution, after payment or provision for payment of all debts and liabilities of OBA Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of OBA Financial Services, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of OBA Financial Services, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of OBA Financial Services, Inc. will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the Board of Directors. The common stock is not subject to redemption.

Preferred Stock

None of the shares of OBA Financial Services, Inc.’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our Board of Directors may from time to time determine. Our Board of Directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

CHANGE IN CERTIFYING ACCOUNTANT

On October 1, 2009, OBA Bancorp, MHC was notified that the audit practice of Beard Miller Company LLP, an independent registered public accounting firm, was combined with ParenteBeard LLC in a transaction pursuant to which Beard Miller Company LLP combined its operations with ParenteBeard LLC and certain of the professional staff and partners of Beard Miller Company LLP joined ParenteBeard LLC either as employees or partners of ParenteBeard LLC. On October 1, 2009, Beard Miller Company LLP resigned as the auditors of OBA Bancorp, MHC and, on October 15, 2009, with the approval of the Audit Committee of OBA Bancorp, MHC’s Board of Directors, ParenteBeard LLC was engaged as OBA Bancorp, MHC’s registered public accounting firm.

During the fiscal years ended June 30, 2009 and 2008 and the subsequent interim period through October 15, 2009, OBA Bancorp, MHC did not consult with ParenteBeard LLC regarding any item requiring disclosure under Item 304(a)(2) of Securities and Exchange Commission Regulation S-K.

The report of independent registered public accounting firm of Beard Miller Company LLP regarding OBA Bancorp, MHC’s financial statements for the fiscal years ended June 30, 2009 and 2008 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2009 and 2008, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009, the date of resignation, there were no (1) disagreements with Beard Miller Company LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard Miller Company LLP would have caused it to make reference to such disagreement in its reports or (2) reportable events under Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K.

OBA Bancorp, MHC provided Beard Miller Company LLP with a copy of this disclosure prior to its filing with the Securities and Exchange Commission and requested that Beard Miller Company LLP furnish OBA Bancorp, MHC with a letter addressed to the Securities and Exchange Commission stating whether it agrees with above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated October 30, 2009, is filed as Exhibit 16 to the registration statement of which this prospectus is a part, and is incorporated by reference herein.

TRANSFER AGENT

The transfer agent and registrar for OBA Financial Services, Inc.’s common stock is Registrar and Transfer Company, Cranford, New Jersey.

EXPERTS

The consolidated financial statements of OBA Bancorp, MHC and subsidiary as of June 30, 2009 and 2008 and for each of the years in the two-year period ended June 30, 2009 included in this Prospectus and in the registration statement have been so included in reliance upon the report of Beard Miller Company LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting. In addition, see “Change in Certifying Accountant,” above, with respect to the combination of Beard Miller Company LLP and ParenteBeard LLC.

RP Financial, LC. has consented to the publication herein of the summary of its report to OBA Financial Services, Inc. setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., counsel to OBA Financial Services, Inc. and OBA Bank, has issued to OBA Financial Services, Inc. its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinions. Beard Miller Company LLP has issued to OBA Bancorp, MHC, OBA Bancorp, Inc., OBA Financial Services, Inc. and OBA Bank its opinion regarding the state income tax consequences of the conversion. Beard Miller Company LLP has consented to the reference in this prospectus to its opinion. Certain legal matters will be passed upon for Keefe, Bruyette and Woods, Inc. by Kilpatrick Stockton LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

OBA Financial Services, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including OBA Financial Services, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

OBA Bancorp, MHC has filed with the Office of Thrift Supervision an Application on Form AC with respect to the conversion. This prospectus omits certain information contained in the application. The application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the Southeast Regional Office of the Office of Thrift Supervision, located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. Our plan of conversion and reorganization is available, upon request, at each of our branch offices.

In connection with the offering, OBA Financial Services, Inc. will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, OBA Financial Services, Inc. and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion and reorganization, OBA Financial Services, Inc. has undertaken that it will not terminate such registration for a period of at least three years following the offering.

OBA Bancorp, MHC

June 30, 2009 and 2008

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

OBA BANCORP, MHC

***

Separate financial statements for OBA Financial Services, Inc. have not been included in this prospectus because OBA Financial Services, Inc. has not engaged in any significant activities, has no significant assets and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

OBA Bancorp, MHC

Germantown, Maryland

We have audited the accompanying consolidated balance sheets of OBA Bancorp, MHC and subsidiary (the Company) as of June 30, 2009 and 2008 and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the two year period ended June 30, 2009. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OBA Bancorp, MHC and subsidiary as of June 30, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the two year period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Syracuse, New York
September 9, 2009

OBA Bancorp, MHC

Consolidated Balance Sheets

June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Assets
Cash and due from banks	$5,937	$3,984
Federal funds sold	27,720	12,160

Cash and Cash Equivalents	33,657	16,144
Securities available for sale	25,909	30,225
Federal Home Loan Bank stock, at cost	3,883	3,846
Loans receivable, net of allowance for loan losses (2009 $1,167; 2008 $483)	283,641	290,178
Premises and equipment, net	6,386	6,171
Bank owned life insurance	5,455	5,211
Other assets	3,540	2,442

Total Assets	$362,471	$354,217

Liabilities and Equity
Liabilities
Deposits:
Non-interest bearing	$16,649	$9,705
Interest-bearing	227,887	206,525

Total Deposits	244,536	216,230
Federal Home Loan Bank advances	56,400	71,400
Securities sold under agreements to repurchase	18,779	23,809
Advance payments from borrowers for taxes and insurance	2,424	2,645
Other liabilities	1,720	1,175

Total Liabilities	323,859	315,259

Commitments and contingencies	—	—
Equity
Retained earnings	39,104	39,725
Accumulated other comprehensive loss	(492)	(767)

Total Equity	38,612	38,958

Total Liabilities and Equity	$362,471	$354,217

See notes to consolidated financial statements.

OBA Bancorp, MHC

Consolidated Statements of Operations

Years Ended June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Interest and Dividend Income
Loans receivable, including fees	$15,768	$17,686
Investment securities:
Interest - taxable	1,454	1,256
Dividends	154	474
Federal funds sold	96	316

Total Interest and Dividend Income	17,472	19,732

Interest Expense
Deposits	5,568	7,474
Federal Home Loan Bank advances	2,990	3,727
Securities sold under agreements to repurchase	322	528

Total Interest Expense	8,880	11,729

Net Interest Income	8,592	8,003
Provision for Loan Losses	877	—

Net Interest Income after Provision for Loan Losses	7,715	8,003

Noninterest Income (Loss)
Customer service fees	448	451
Loan servicing fees	54	109
Bank owned life insurance income	244	211
Impairment losses on investment securities:
Total other-than-temporary impairment losses	(2,390)	—
Portion of loss recognized in other comprehensive income (before taxes)	1,370	—

Net impairment losses recognized in income	(1,020)	—
Net gain on sales of loans	41	36
Other	132	170

Total Noninterest Income (Loss)	(101)	977

Noninterest Expenses
Salaries and employee benefits	4,293	4,092
Occupancy and equipment	1,559	1,446
Data processing	733	661
Directors’ fees	319	262
FDIC assessments	292	26
Debt prepayment penalty	237	—
Other	1,329	1,226

Total Noninterest Expenses	8,762	7,713

Income (Loss) before Income Taxes	(1,148)	1,267
Income Tax Expense (Benefit)	(527)	386

Net Income (Loss)	($621)	$881

See notes to consolidated financial statements.

OBA Bancorp, MHC

Consolidated Statements of Equity and Comprehensive Income (Loss)

Years Ended June 30, 2009 and 2008

	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	(In Thousands)
Balances, July 1, 2007	$38,844	$(320)	$38,524

Comprehensive income:
Net income	881	—	881
Other comprehensive loss, net of tax:
Net unrealized losses on securities available for sale, net of tax benefit of ($286)	—	(447)	(447)

Total Comprehensive Income			434

Balances, June 30, 2008	39,725	(767)	38,958

Comprehensive loss:
Net loss	(621)	—	(621)
Other comprehensive income (loss), net of tax:
Unrealized losses on debt securities for which a portion of the impairment has been recognized in income, net of tax benefit of ($708)	—	(1,107)	(1,107)
Net unrealized gains on other available for sale securities, net of tax of $486	—	760	760
Reclassification adjustment for other-than-temporary impairment losses included in income, net of tax of $398	—	622	622

Total Comprehensive Loss			(346)

Balances, June 30, 2009	$39,104	$(492)	$38,612

See notes to consolidated financial statements.

OBA Bancorp, MHC

Consolidated Statements of Cash Flows

Years Ended June 30, 2009 and 2008

	2009	2008
	(In Thousands)
Cash Flows from Operating Activities
Net income (loss)	$(621)	$881
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net amortization of securities	13	5
Impairment losses on investment securities	1,020	—
Loans originated for sale	(4,496)	(3,657)
Proceeds from sale of loans	4,537	3,693
Net gains on sales of loans	(41)	(36)
Provision for loan losses	877	—
Amortization of net deferred loan fees	(38)	(50)
Depreciation and amortization of bank premises and equipment	520	468
Loss from sale of bank equipment	—	80
Bank owned life insurance income	(244)	(211)
Amortization of mortgage servicing rights	25	29
Amortization of brokered deposit premiums	45	35
Deferred income taxes	(616)	37
Changes in other assets and liabilities, net	10	119

Net Cash Provided by Operating Activities	991	1,393

Cash Flows from Investing Activities
Activity in available for sale securities:
Sale proceeds	—	3,989
Maturities, prepayments and calls	15,990	103,607
Purchases	(12,256)	(90,286)
Redemption (purchase) of Federal Home Loan Bank stock, net	(37)	64
Loan purchases	(8,946)	—
Loan originations and principal collections, net	14,451	12,313
Additions to bank premises and equipment	(735)	(689)
Proceeds from sale of bank equipment	—	81
Purchase of bank owned life insurance	—	(5,000)

Net Cash Provided by Investing Activities	8,467	24,079

Cash Flows from Financing Activities
Net increase (decrease) in deposits	28,306	(11,689)
Advances from Federal Home Loan Bank	—	1,000
Payments on Federal Home Loan Bank advances	(15,000)	—
Net decrease in securities sold under agreements to repurchase	(5,030)	(14,980)
Net decrease in advance payments from borrowers for taxes and insurance	(221)	(103)

Net Cash Provided by (Used in) Financing Activities	8,055	(25,772)

Net Increase (Decrease) in Cash and Cash Equivalents	17,513	(300)
Cash and Cash Equivalents - Beginning of Year	16,144	16,444

Cash and Cash Equivalents - End of Year	$33,657	$16,144

Supplementary Cash Flow Information
Interest paid	$9,003	$11,734

Income taxes paid	$315	$171

Loans transferred to foreclosed assets	$193	$—

See notes to consolidated financial statements.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 1 - Organization and Nature of Operations

In December 2007, OBA Bank (the “Bank”) reorganized into a three-tier mutual holding company structure. As part of the reorganization, the Bank converted from a mutual savings bank into a federally chartered stock savings bank and formed OBA Bancorp, Inc., a federally chartered mid-tier stock holding company, and OBA Bancorp, MHC, a federally chartered mutual holding company. The Bank became a wholly-owned subsidiary of OBA Bancorp, Inc. and OBA Bancorp, Inc. became a wholly-owned subsidiary of OBA Bancorp, MHC.

This reorganization was completed on December 5, 2007, in accordance with a Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company approved and adopted by the Bank’s Board of Directors on December 21, 2006, and the Bank’s eligible voting members on October 18, 2007. OBA Bancorp, MHC, OBA Bancorp, Inc. and OBA Bank are subject to regulation and supervision by the Office of Thrift Supervision.

The Bank is a community-oriented savings institution, providing a variety of financial services to individuals and small businesses through its offices in Maryland and Washington, D.C. Its primary deposits are demand and time certificate accounts and its primary lending products are residential and commercial mortgage loans.

Note 2 - Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of OBA Bancorp, MHC, OBA Bancorp, Inc. and OBA Bank. These entities are collectively referred to as the “Company” in the following notes to consolidated financial statements. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly sensitive to significant change in the near term relate to the determination of the allowance for loan losses, valuation of trust preferred investment securities, the evaluation of other than temporary impairment of trust preferred securities and valuation allowances for deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located within the Washington, D.C. metropolitan region of the country. Note 5 discusses the types of securities that the Company invests in. Note 6 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations in any one industry or customer.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

For the purposes of the statements of cash flows, cash and cash equivalents include cash on hand, balances due from banks and federal funds sold, all of which mature within 90 days. The Company may invest in certain debt securities with original maturities of 90 days or less which are generally used to secure securities sold under agreements to repurchase. Such securities are classified as investments in the accompanying balance sheets.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

In April 2009, the Financial Accounting Standards Board (FASB) issued FSP SFAS No. 115-2 and SFAS No. 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. FSP SFAS No. 115-2 and SFAS No. 124-2 applies to debt securities classified as held to maturity and available for sale, makes other-than-temporary impairment guidance more operational and improves related presentation and disclosure requirements. The Company adopted FSP SFAS No. 115-2 and SFAS No. 124-2 effective for the year ended June 30, 2009.

When the fair value of a held to maturity or available for sale security is less than its amortized cost basis, an assessment is made at the balance sheet date as to whether other-than-temporary impairment (OTTI) is present.

The Company considers numerous factors when determining whether a potential OTTI exists and the period over which the debt security is expected to recover. The principal factors considered are (1) the length of time and the extent to which the fair value has been less than the amortized cost basis, (2) the financial condition of the issuer (and guarantor, if any) and adverse conditions specifically related to the security, industry or geographic area, (3) failure of the issuer of the security to make scheduled interest or principal payments, (4) any changes to the rating of a security by a rating agency, and (5) the presence of credit enhancements, if any, including the guarantee of the federal government or any of its agencies.

For debt securities, OTTI is considered to have occurred if (1) the Company intends to sell the security, (2) it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis, or (3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. In determining the present value of expected cash flows, the Company discounts the expected cash flows at the effective interest rate implicit in the security at the date of acquisition or, for debt securities that are beneficial interests in securitized financial assets, at the current rate used to accrete the beneficial interest. In estimating cash flows expected to be collected, the Company uses available information with respect to security prepayment speeds, expected default rates and severity, whether subordinated interests, if any, are capable of absorbing estimated losses and the value of any underlying collateral.

In determining whether OTTI has occurred for equity securities, the Company considers the applicable factors described above and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Securities (Continued)

For debt securities, credit-related OTTI is recognized in income while noncredit-related OTTI on securities not expected to be sold is recognized in other comprehensive income (OCI). Credit related OTTI is measured as the difference between the present value of an impaired security’s expected cash flows and its amortized cost basis. Noncredit-related OTTI is measured as the difference between the fair value of the security and its amortized cost less any credit-related losses recognized. For securities classified as held to maturity, the amount of OTTI recognized in OCI is accreted to the credit-adjusted expected cash flow amounts of the securities over future periods. For equity securities, the entire amount of OTTI is recognized in income.

Interest and dividend income is recognized when earned. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Federal Home Loan Bank Stock

Federal law requires a member institution of the Federal Home Loan Bank (FHLB) to hold stock of its district FHLB according to a predefined formula. FHLB stock represents the required investment in the common stock of the FHLB of Atlanta and is carried at cost. FHLB stock ownership is restricted and the stock can be sold only to the FHLB or to another member institution at its par value per share.

The Company evaluates the FHLB stock for impairment in accordance with Statement of Position 01-6, Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others. The Company’s determination of whether this investment is impaired is based on an assessment of the ultimate recoverability of its cost rather than by recognizing temporary declines in value. The determination of whether a decline in value affects the ultimate recoverability of its cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

Loans Held for Sale

Loans held for sale are stated at the lower of aggregate cost or fair value. Net fees and costs of originating loans held for sale are deferred and are included in the basis for determining the gain or loss on sales of loans. There were no loans held for sale at June 30, 2009 and 2008.

Loans Receivable

The Company grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in the Maryland, Virginia and Washington, D.C. areas. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Loans Receivable (Continued)

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances net of the allowance for loan losses, and net deferred costs on originated loans. Interest income is accrued on the unpaid principal balance as earned. Direct loan origination costs, net of certain origination fees, are deferred and recognized as an adjustment of the related loan yield using the interest method over the contractual term of the loan, adjusted for actual prepayments. Net unamortized costs on loans paid in full are recognized as a component of interest income.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis and is based upon periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components.

Specific allowances are established for impaired loans. The amount of impairment provided for as a specific allowance is represented by the deficiency, if any, between the estimated fair value of the loan, or the loan’s observable market price, if any, or the underlying collateral, if the loan is collateral dependent, and the carrying value of the loan. Impaired loans for which the estimated fair value of the loan, or the loan’s observable market price or the fair value of the underlying collateral, if the loan is collateral dependent, exceeds the carrying value of the loan are not considered in establishing specific allowances for loan losses.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses (Continued)

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. The Company determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

General allowances are established for loan losses on a portfolio basis for loans that do not meet the definition of impaired. The portfolio is grouped into similar risk characteristics, primarily loan type and regulatory classification. The Company applies an estimated loss rate to each loan group. The loss rates applied are based upon its loss experience adjusted, as appropriate, for environmental factors.

The Company maintains the allowance for loan losses at a level considered adequate to provide for losses inherent in the loan portfolio. While the Company utilizes available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in the Washington, D.C. area including surrounding counties in the states of Maryland and Virginia. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Actual loan losses may be significantly more than the allowance for loan losses the Company has established, which could have a material negative effect on its consolidated financial statements.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Servicing (Continued)

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Off-Balance Sheet Credit Related Financial Instruments

In the ordinary course of business, the Company has entered into commitments to extend credit. Such financial instruments are recorded when they are funded.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less estimated selling costs at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by the Company and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. Foreclosed assets amounted to $193,000 at June 30, 2009 and are included in other assets. There were no foreclosed assets at June 30, 2008.

Premises and Equipment

Land is carried at cost. Buildings, leasehold improvements and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured. Estimated useful lives are 20 to 40 years for buildings, 5 to 10 years for leasehold improvements and 5 years for equipment.

Bank Owned Life Insurance

The Company invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of employees. The Company is the owner and beneficiary of the life insurance policies, and as such, the investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies is included in noninterest income in the statements of operations.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended June 30, 2009 and 2008, advertising expense was $74,000 and $87,000, respectively.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. The liability method gives current recognition to changes in tax rates and laws.

OBA Bancorp, MHC has entered into a tax sharing agreement with OBA Bancorp, Inc. and OBA Bank. The agreement provides that OBA Bancorp, MHC will file consolidated federal and state tax returns, and that the tax liability shall be apportioned among the entities as would be computed if each entity had filed a separate return.

Reclassifications

Certain amounts in the 2008 financial statements have been reclassified to conform with the 2009 presentation.

Comprehensive Income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheets, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income (loss) and related tax effects are as follows:

	Years Ended June 30,
	2009	2008
	(In Thousands)
Unrealized losses on debt securities for which a portion of the impairment has been recognized in income	$(1,815)	$—
Unrealized gains (losses) on other available for sale securities	1,246	(733)
Reclassification adjustment for OTTI losses included in income	1,020	—

Net Unrealized Gains (Losses)	451	(733)
Tax effect	(176)	286

Net of Tax Amount	$275	$(447)

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Continued)

Accumulated other comprehensive loss consists of the following:

	June 30,
	2009	2008
	(In Thousands)
Unrealized losses on available for sale securities	$(806)	$(1,258)
Tax effect	314	491

	$(492)	$(767)

Recent Accounting Pronouncements

FASB Statement No. 141(R)

In December 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 141(R), Business Combinations. This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of a company’s fiscal year beginning after December 15, 2008. This new pronouncement will impact the Company’s accounting for business combinations completed beginning July 1, 2009.

FASB Statement No. 166

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140. This Statement prescribes the information that a reporting entity must provide in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets. Specifically, among other aspects, SFAS 166 amends Statement of Financial Standard No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 140) by removing the concept of a qualifying special-purpose entity from SFAS 140 and removes the exception from applying FIN 46(R) to variable interest entities that are qualifying special-purpose entities. It also modifies the financial-components approach used in SFAS 140. SFAS 166 is effective for fiscal years beginning after November 15, 2009. The adoption of this Statement is not expected to have a material impact on the Company’s financial position or results of operations.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 2 - Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

FASB Statement No. 167

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R). This Statement amends FASB Interpretation No. 46, Consolidation of Variable Interest Entities (revised December 2003) - an interpretation of ARB No. 51, or FIN 46(R), to require an enterprise to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance, and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS 167 is effective for fiscal years beginning after November 15, 2009. The adoption of this Statement is not expected to have an impact on the Company’s financial position or results of operations.

FASB Statement No. 168

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standard Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162. SFAS 168 replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, to establish the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in preparation of financial statements in conformity with accounting principles generally accepted in the United States of America. SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The adoption of this Statement is not expected to have an impact on the Company’s financial position or results of operations.

Note 3 - Restrictions on Cash and Amounts Due From Banks

The Company is required to maintain average reserve balances on hand or with the Federal Reserve Bank. At June 30, 2009 and 2008, these reserve balances amounted to $2,492,000 and $1,222,000, respectively.

Note 4 - Federal Home Loan Bank Stock

The FHLB of Atlanta has experienced higher levels of OTTI in its investment portfolio, primarily on private label mortgage-backed securities, which has adversely impacted its operating results and capital and raised concerns about whether its capital levels could be reduced below regulatory requirements.

In December 2008, the FHLB of Atlanta notified member banks that it was suspending dividend payments and the repurchase of capital stock as a prudent step in the maintenance of adequate capital levels.

As of June 30, 2009, the FHLB of Atlanta was in compliance with all of its regulatory capital requirements. Total regulatory capital-to-assets ratio was 5.30%, exceeding the minimum 4.00% requirement and its risk-based capital was $9 billion, which is $4 billion in excess of the $5 billion required.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 4 - Federal Home Loan Bank Stock (Continued)

The Company believes the suspension of dividend payments and stock repurchases by the FHLB of Atlanta is temporary and that the FHLB of Atlanta’s operating results and capital levels will improve as conditions in the housing industry and economy improve. In addition, the Company believes that the FHLB of Atlanta has met all payment commitments required by law or regulation and that there has been no significant legislative and regulatory changes impacting its customer base.

The Company has the intent and ability to hold the FHLB of Atlanta stock for the amount of time necessary to recover its investment and, based on its evaluation, believes the stock is not impaired at June 30, 2009.

Note 5 - Securities

The amortized cost and fair value of securities available for sale, with gross unrealized gains and losses follows:

	June 30, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
			Noncredit OTTI	Other
	(In Thousands)
Debt securities:
Residential mortgage-backed securities(1)	$24,525	$657	$—	$—	$25,182
Trust preferred securities	2,140	—	(1,370)	(93)	677

Total Debt Securities	26,665	657	(1,370)	(93)	25,859
Equity securities	50	—	—	—	50

	$26,715	$657	$(1,370)	$(93)	$25,909

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 5 - Securities (Continued)

	June 30, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Debt securities:
U.S. Government and federal agencies	$2,000	$11	$—	$2,011
Residential mortgage-backed securities(1)	23,718	18	(617)	23,119
Corporate bonds	2,500	—	(75)	2,425
Trust preferred securities	3,215	—	(595)	2,620

Total Debt Securities	31,433	29	(1,287)	30,175
Equity securities	50	—	—	50

	$31,483	$29	($1,287)	$30,225

(1)

All residential mortgage-backed securities were issued by United States government agencies including the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. The Company had no private label residential mortgage-backed securities at June 30, 2009 and 2008 or during the years then ended.

The amortized cost and fair value of available for sale debt securities by contractual maturity at June 30, 2009 follows:

	Amortized Cost	Fair Value
	(In Thousands)
Due in one year or less	$—	$—
Due after one year through five years	—	—
Due after five years through ten years	—	—
Due after ten years	2,140	677
Residential mortgage-backed securities	24,525	25,182

	$26,665	$25,859

At June 30, 2009 and 2008, the carrying amount of securities pledged to secure repurchase agreements was $22,725,000 and $25,063,000, respectively.

There were no sales of securities available for sale for the years ended June 30, 2009 and 2008. Proceeds from sales of securities available for sale of $3,989,000 for the year ended June 30, 2007 were received in July 2007.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 5 - Securities (Continued)

Information pertaining to securities with gross unrealized losses at June 30, 2009 and 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or More		Total
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
June 30, 2009:
Trust preferred securities	$—	$—	$1,463	$677	$1,463	$677

June 30, 2008:
Residential mortgage-backed securities	$617	$21,231	$—	$—	$617	$21,231
Corporate bonds	—	—	75	2,425	75	2,425
Trust preferred securities	595	2,620	—	—	595	2,620

	$1,212	$23,851	$75	$2,425	$1,287	$26,276

The Company’s trust preferred securities consist of three variable rate pools of trust preferred securities issued by banks and insurance companies or their holding companies. They were purchased at par. The decline in the fair value of these securities has been caused by (1) collateral deterioration due to failures and credit concerns across the financial services sector, (2) the widening of credit spreads for asset-backed securities, and (3) general illiquidity and, as a result, inactivity in the market for these securities.

The following table provides additional information related to the Company’s pooled trust preferred securities at June 30, 2009:

Deal	Class	Amortized Cost	Fair Value	Unrealized Loss	Moody’s/ Fitch Ratings	Current Number of Issuers		Non-Performing Collateral as a % of Current Collateral	Excess Subordina- tion as a % of Current Performing Collateral
		(Dollars in Thousands)
I-PreTSL I	Senior	$160	$67	$(93)	AAA/AAA	18	(1)	16.59%	83.00%
PreTSL VII	Mezzanine	1,461	502	(959)	Ca/CC	20	(2)	46.89%	0.00%
PreTSL VIII	Mezzanine	519	108	(411)	Ca/CC	37	(2)	41.20%	0.00%

		$2,140	$677	$(1,463)

(1)	All I-PreTSL I issuers are insurance companies
(2)	All PreTSL VII and PreTSL VIII issuers are banks

The Company does not intend to sell any of the trust preferred securities and believes it is not more likely than not that they will be required to sell any of the securities.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 5 - Securities (Continued)

The unrealized loss in the table above related to I-PreTSL I was not recognized in income as the Company believes the present value of expected cash flows is sufficient to recover the entire amortized cost basis. The unrealized losses in the table above on PreTSL VII and PreTSL VIII have not been recognized in income as they represent the noncredit-related portion of OTTI on those securities.

In 2009, in addition to the amounts set forth in the table above, the Company determined that unrealized losses on PreTSL VII and PreTSL VIII trust preferred securities were other-than-temporary resulting in credit related charges to income of $1,020,000 for the year ended June 30, 2009.

Pooled trust preferred securities are measured for other-than-temporary impairment within the scope of EITF 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to be Held by a Transferor in Securitized Financial Assets, and FSP EITF 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20, by determining whether it is probable that an adverse change in estimated cash flows has occurred. Determining whether there has been an adverse change in estimated cash flows from the cash flows previously projected involves comparing the present value of remaining cash flows previously projected against the present value of the cash flows currently estimated. The Company considers the discounted cash flow analysis to be the primary evidence when determining whether credit related other-than-temporary impairment exists.

The aggregate collateral cash flows are dependent on the estimated speeds at which the trust preferred securities are expected to prepay, the estimated rates at which the trust preferred securities are expected to default and the severity of the losses on those that default. The following provides additional information for each of these variables at June 30, 2009:

Prepayments

Trust preferred securities generally allow for prepayment without a prepayment penalty after five years. Due to the current condition of the banking industry and the inactivity in the market for trust preferred issuances, the Company has forecasted relatively modest rates of prepayments in the future.

Defaults

Default rates were developed based on status of each trust preferred issue and the financial condition of the issuers. The financial condition of each issuer was evaluated using available evidence of key financial ratios relating to each issuer’s capitalization, asset quality, profitability and liquidity. Also considered in the evaluation, if available, were the most recent ratings from outside rating agencies, recent stock price information and the status and amount of TARP funding, if any. The Company estimated a near-term default rate based on this analysis with a return to historical default levels in the future.

Loss Severity

The fact that an issuer defaults does not necessarily result in the occurrence of a loss. Loss severity assumptions are estimates of the expected loss given a default. The Company has developed loss severity assumptions based on published studies of recovery rates on defaulted trust preferred securities.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 5 - Securities (Continued)

The following table summarizes the weighted-average assumptions used to estimate the aggregate collateral cash flows at June 30, 2009:

	Performing Collateral		Non-Performing Collateral
	PreTSL VII	PreTSL VIII	PreTSL VII	PreTSL VIII
Prepayment rates	2.00%	2.00%	0.00%	0.00%
Default rates	0.75%	1.35%/0.75%(1)	100.00%	100.00%
Loss severity assumptions	95.00%	95.00%	67.04%	77.74%

(1)	Default rate assumption is 1.35% for the next 18 months and 0.75% thereafter.

The Company constructs cash flows in an INTEX cash flow model based upon the assumptions described above, the attributes of the pooled trust preferred securities and the cash flow “waterfall” rules as set forth in each security’s prospectus. INTEX is a proprietary cash flow model for analyzing all types of collateralized debt obligations and includes each deal’s structural features and asset detail.

The following table presents a summary of cumulative credit losses related to other-than-temporary impairment charges recognized in income for trust preferred securities held at June 30, 2009 (in thousands):

Beginning balance of cumulative credit losses at July 1, 2008	$—
Additions for credit losses recorded on securities for which no credit losses were previously recognized	1,020

Ending balance of cumulative credit losses at June 30, 2009	$1,020

It is reasonably possible that the present value of expected cash flows and fair values of the trust preferred securities could further decline in the near term if the overall economy and the financial condition of some of the issuers continue to deteriorate and the liquidity of these securities remains low. As a result, there is a risk that additional other-than-temporary impairment may occur in the near term and such amounts could be material to the Company’s consolidated financial statements.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 6 - Loans Receivable

A summary of the balances of loans receivable follows:

	June 30,
	2009	2008
	(In Thousands)
Real estate:
Residential, one to four family	$161,879	$188,167
Commercial	50,820	55,009
Construction	4,935	3,592
Second mortgages	7,160	9,113
Home equity lines of credit	35,118	28,384

Total Mortgage Loans on Real Estate	259,912	284,265
Commercial loans	24,214	5,341
Consumer loans	—	430

Total Loans	284,126	290,036
Net deferred loan costs	682	625
Less: Allowance for loan losses	(1,167)	(483)

	$283,641	$290,178

An analysis of the allowance for loan losses follows:

	Years Ended June 30,
	2009	2008
	(In Thousands)
Balance at beginning of year	$483	$609
Provision for loan losses	877	—
Loans charged off	(203)	(126)
Recoveries	10	—

Balance at end of year	$1,167	$483

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 6 - Loans Receivable (Continued)

The Company had two loans to one borrower that were determined to be impaired as defined under SFAS No. 114, Accounting by Creditors for Impairment of a Loan, at June 30, 2009. The recorded investment in the impaired loans was $1,976,000 with a valuation allowance of $296,000 at June 30, 2009. The average investment in these loans was $1,928,000 during the year ended June 30, 2009. Interest income recognized on the impaired loans was not material in 2009. The Company had no loans classified as impaired at June 30, 2008. The average balance of impaired loans for the year ended June 30, 2008 was not material. At June 30, 2009, the Company had $2,459,000 in nonaccrual loans, which included the impaired loans and two residential mortgage loans with balances totaling $483,000. At June 30, 2008, the Company had $315,000 in non-accrual loans consisting of two residential mortgages. The Company had no loans that were past due 90 days or more, on which interest was still accruing as of June 30, 2009 and 2008. There was no interest recognized using the cash basis on nonaccrual loans during the years ended June 30, 2009 and 2008. Interest of $7,000 and $10,000 was not recognized as interest income due to non-accrual status of loans during the years ended June 30, 2009 and 2008, respectively.

Note 7 - Servicing

Loans serviced for others and advances from borrowers for taxes and insurance related to those loans are not included in the accompanying balance sheets. The unpaid principal balances of loans serviced for others were $20,606,000 and $34,433,000 at June 30, 2009 and 2008, respectively. Advances from borrowers for taxes and insurance related to loans serviced for others amounted to $504,000 and $625,000, respectively, at June 30, 2009 and 2008.

The following summarizes the activity pertaining to mortgage servicing rights:

	Years Ended June 30,
	2009	2008
	(In Thousands)
Balance at beginning of year	$50	$74
Amounts capitalized on loans sold	76	5
Amortization	(25)	(29)
Sales	(59)	—

Balance at end of year	$42	$50

At June 30, 2009 and 2008, the Company had no valuation allowances related to mortgage servicing rights.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 8 - Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	June 30,
	2009	2008
	(In Thousands)
Premises:
Land	$971	$971
Office buildings	5,551	5,551
Leasehold improvements	1,044	678
Equipment	1,678	1,840
Leasehold improvements and equipment in process	47	569

	9,291	9,609
Accumulated depreciation and amortization	(2,905)	(3,438)

	$6,386	$6,171

At June 30, 2008, leasehold improvements and equipment in process was related primarily to the Bank’s new branch in Columbia, Maryland. Total expenditures for the branch were approximately $688,000.

Pursuant to the terms of non-cancelable lease agreements in effect at June 30, 2009, pertaining to premises and equipment, future minimum rent commitments under various operating leases are as follows (in thousands):

Years ending June 30:
2010	$360
2011	337
2012	280
2013	195
2014	59
Thereafter	235

$1,466

The leases contain options to extend for a period of 5 years. The cost of such rentals is not included above. Total rent expense for the years ended June 30, 2009 and 2008 amounted to $453,000 and $382,000, respectively.

The Company leases portions of its Germantown, Maryland office building to unrelated parties. Future minimum rental income for these noncancelable leases is as follows (in thousands):

Years ending June 30:
2010	$23
2011	24
2012	18

$65

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 8 - Premises and Equipment (Continued)

Rental income from the leases for the years ended June 30, 2009 and 2008 was $48,000 and $175,000, respectively.

Note 9 - Deposits

Deposits were comprised of the following:

	June 30,
	2009	2008
	(In Thousands)
Non-interest bearing demand	$16,649	$9,705
Interest bearing demand	116,749	92,246
Savings	5,954	6,616
Time certificates of deposit	105,184	107,663

	$244,536	$216,230

The aggregate amount of time certificates of deposit in denominations of $100,000 or more at June 30, 2009 and 2008 was $61,922,000 and $61,218,000, respectively. Accounts in the Bank are insured by the FDIC, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for certain IRAs and other retirement accounts. However, pursuant to its statutory authority, the FDIC increased the deposit insurance available on all deposit accounts to $250,000 effective until December 31, 2013. On January 1, 2014, FDIC depositor insurance will revert to $100,000 per depositor for all account categories except retirement accounts, which will remain at $250,000 per depositor.

At June 30, 2009, the scheduled maturities of time deposits are as follows (in thousands):

Years ending June 30:
2010	$72,624
2011	10,153
2012	17,871
2013	869
2014	3,667

$105,184

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 9 - Deposits (Continued)

A summary of interest expense on deposits is as follows:

	Years Ended June 30,
	2009	2008
	(In Thousands)
Interest bearing demand	$1,371	$1,731
Savings	49	77
Time certificates of deposit	4,148	5,666

	$5,568	$7,474

Note 10 - Federal Home Loan Bank Advances

The Company has a credit line with the Federal Home Loan Bank of Atlanta, with a maximum borrowing limit of 35 percent of the Bank’s total assets, as determined on a quarterly basis. The maximum borrowing availability is also limited to 70% of the unpaid principal balance of qualifying one to four family first residential mortgage loans. The Federal Home Loan Bank of Atlanta has a blanket floating lien on the Company’s residential mortgage loan portfolio and Federal Home Loan Bank stock as collateral for the outstanding advances.

At June 30, 2009, the contractual maturities of advances are as follows (in thousands):

Years ending June 30:
2010	$23,800
2011	10,100
2012	2,500
2013	5,000
2014	—
Thereafter	15,000

$56,400

At June 30, 2009 and 2008, interest rates on advances ranged from 1.42% to 5.82% and from 2.52% to 5.82%, respectively. At June 30, 2009 and 2008, the weighted average interest rate on advances was 4.21% and 4.41%, respectively.

At June 30, 2009, the Company had available additional unused Federal Home Loan Bank advances of approximately $47,600,000.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 11 - Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are classified as secured borrowings and are reflected at the amount of cash received in connection with the transaction. The repurchase agreements are secured by designated investment securities of the Company. The investment securities are under the control of the Company.

On March 17, 2008, the Company sold securities under an agreement to repurchase for $5,000,000, which is outstanding at June 30, 2009 and 2008. The stated repurchase date is March 17, 2013; however, the buyer has the option to terminate the transaction on March 17, 2011. The interest rate on the repurchase agreement is 3.23% from March 17, 2008 to June 16, 2008, 3.23% less a rate adjustment based on the three month LIBOR minus 3.35% (the rate adjustment and the adjusted interest rate cannot be less than 0%) from June 17, 2008 to March 16, 2011, and 3.23% from March 17, 2011 to March 17, 2013. At June 30, 2009, the interest rate in effect was 3.23%. The repurchase agreement contains margin requirements which may require the Company to deliver additional securities or cash to the buyer should the repurchase obligation exceed 90% of the market value of the securities sold.

Other repurchase agreements generally mature within one day from the transaction date and have a weighted average interest rate of 0.67% and 1.98% at June 30, 2009 and 2008, respectively.

Note 12 - Income Taxes

The provision for income tax (benefit) expense consisted of the following components:

	Years Ended June 30,
	2009	2008
	(In Thousands)
Federal:
Current	$67	$291
Deferred (benefit)	(537)	32

	(470)	323

State:
Current	22	58
Deferred (benefit)	(79)	5

	(57)	63

	$(527)	$386

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 12 - Income Taxes (Continued)

A reconciliation of the statutory income tax at a rate of 34% to the income tax (benefit) expense included in the statements of operations is as follows:

	Years Ended June 30,
	2009	2008
Federal income tax (benefit) expense at statutory rate	(34.0)%	34.0%
Bank owned life insurance income	(7.2)	(5.7)
State tax (benefit) expense, net of federal tax effect	(3.3)	3.3
Other	(1.4)	(1.1)

Effective Income Tax Rate	(45.9)%	30.5%

The components of the net deferred tax asset are as follows:

	June 30,
	2009	2008
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$455	$189
Unrealized losses on available for sale securities	314	491
Other than temporary impairment loss included in income	378	—
Other	170	103

Total Deferred Tax Assets	1,317	783

Deferred tax liabilities:
Depreciation	(308)	(194)
Other	(78)	(97)

Total Deferred Tax Liabilities	(386)	(291)

Net Deferred Tax Asset	$931	$492

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not the benefits of these deductible differences will be realized. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. There was no valuation allowance for deferred tax assets as of June 30, 2009 and 2008.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 12 - Income Taxes (Continued)

For the year ended June 30, 2009, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. Specifically, the interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Recognition and measurement of tax positions is based on management’s evaluations of relevant tax code and appropriate industry information about audit proceedings for comparable positions at other organizations. As of June 30, 2009, the Company did not have any uncertain tax positions. The Company does not expect to have any changes in unrecognized tax benefits as a result of settlements with taxing authorities during the next 12 months. Interest and penalties associated with unrecognized tax benefits would be classified as additional income taxes in the statement of income. As of June 30, 2009, tax years ended June 30, 2006 through June 30, 2009 remain open and are subject to Federal and State taxing authority examination.

Note 13 - Off Balance Sheet Activities

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to grant loans, unfunded commitments under lines of credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	June 30,
	2009	2008
	(In Thousands)
Commitments to grant loans	$14,438	$5,999
Unfunded commitments under lines of credit	42,918	40,205
Letters of credit	138	—

	$57,494	$46,204

Fixed rate commitments to grant loans amounted to $4,707,000 at June 30, 2009 and had interest rates that ranged from 6.25% to 7.25%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer. Collateral consists primarily of real estate.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 13 - Off Balance Sheet Activities (Continued)

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability at June 30, 2009 and 2008 for guarantees under letters of credit issued is not material.

The Company has not been required to perform on any financial guarantees, and has not incurred any losses on its commitments, during the past two years.

Note 14 - Legal Contingencies

Various legal claims arise from time to time in the normal course of business, which in the opinion of management, will not have a material effect on the Company’s financial statements.

Note 15 - Regulatory Matters and Capital Requirements

Federal banking regulations place certain restrictions on dividends paid to OBA Bancorp, Inc. by the Bank, and loans or advances made by the Bank to OBA Bancorp, Inc. and OBA Bancorp, MHC. The total amount of dividends which may be paid at any date is generally limited to retained net income of the Bank for the current and preceding two years. Loans and advances are limited to 10% of the Bank’s capital and surplus on a secured basis.

At June 30, 2009, the Bank’s retained earnings available for the payment of dividends was approximately $1,141,000. Funds available for loans or advances amounted to approximately $3,900,000 at June 30, 2009.

In addition, the payment of dividends by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below minimum capital requirements.

OBA Bancorp, MHC’s and OBA Bancorp, Inc.’s ability to pay dividends is dependent on the Bank’s ability to pay dividends to OBA Bancorp, Inc.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 15 - Regulatory Matters and Capital Requirements (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital to risk weighted assets, core capital to adjusted tangible assets and tangible capital to tangible assets. Management believes, as of June 30, 2009, the Bank met all capital adequacy requirements to which it is subject.

As of June 30, 2009, the most recent notification from the Bank’s regulators categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of June 30, 2009 and 2008 are also presented in the table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of June 30, 2009:
Total capital (to risk-weighted assets)	$40,234	17.4%	$18,510	8.0%	$23,138	10.0%
Core capital (to adjusted tangible assets)	39,067	10.8	14,528	4.0	18,160	5.0
Tangible capital (to tangible assets)	39,067	10.8	7,264	2.0	N/A	N/A
Tier 1 capital (to risk weighted assets)	39,067	16.9	9,255	4.0	13,883	6.0
As of June 30, 2008:
Total capital (to risk-weighted assets)	$40,188	18.0%	$17,842	8.0%	$22,302	10.0%
Core capital (to adjusted tangible assets)	39,705	11.2	14,218	4.0	17,773	5.0
Tangible capital (to tangible assets)	39,705	11.2	7,109	2.0	N/A	N/A
Tier 1 capital (to risk weighted assets)	39,705	17.8	8,921	4.0	13,381	6.0

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 15 - Regulatory Matters and Capital Requirements (Continued)

The following table presents a reconciliation of the Company’s consolidated equity as determined using accounting principles generally accepted in the United States of America (“GAAP”) and the Bank’s regulatory capital amounts:

	June 30,
	2009	2008
	(In Thousands)
Consolidated GAAP equity	$38,612	$38,958
Consolidated equity in excess of Bank equity	(35)	(18)

Bank GAAP equity	38,577	38,940
Accumulated other comprehensive loss, net of income taxes	492	767
Intangible asset	(2)	(2)

Tangible capital, core capital and Tier I risk-based capital	39,067	39,705
Allowance for loan losses	1,167	483

Total risk-based capital	$40,234	$40,188

Note 16 - Supervisory Agreement

On March 9, 2005, the Bank entered into a Supervisory Agreement with the Office of Thrift Supervision. The Supervisory Agreement required the Bank to improve its compliance with certain laws and regulations, including strengthening its Anti-Money Laundering and Bank Secrecy Act compliance, revise its Customer Identification Program and OFAC policies and procedures, review and revise its commercial and nonresidential real estate underwriting and monitoring policies and procedures along with several other requirements of lesser significance. In addition, the Bank could not increase its level of commercial and nonresidential real estate loans beyond $85,000,000 without approval from the Regional Director of the Office of Thrift Supervision. The Supervisory Agreement was terminated on March 10, 2008.

Note 17 - Employee Benefit Plan

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 3% of all eligible employees’ compensation under the Plan’s safe harbor provisions plus 50% of the first 4% of an employee’s compensation contributed to the Plan. The Company may also make additional discretionary contributions up to 15% of an employee’s annual compensation. Company contributions vest to the employee over a five-year period. Company contributions are reduced by any forfeitures. For the years ended June 30, 2009 and 2008, expense attributable to the Plan amounted to $102,000 and $139,000, respectively.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 18 - Related Party Transactions

In the ordinary course of business, the Company has granted loans to executive officers and directors and their affiliates amounting to $273,000 and $600,000 at June 30, 2009 and 2008, respectively. During the year ended June 30, 2009, there were no principal additions and total principal payments were $327,000.

Deposits from related parties held by the Company at June 30, 2009 and 2008 amounted to $787,000 and $715,000, respectively.

Note 19 - Fair Value Measurement and Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The Company adopted SFAS 157, including for non-financial assets, effective for the year ended June 30, 2009.

In October 2008, the FASB issued FASB Staff Position 157-3, Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 was effective immediately.

In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP FAS 157-4). FASB Statement 157, Fair Value Measurements, defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. FSP FAS 157-4 provides additional guidance on determining when the volume and level of activity for the asset or liability has significantly decreased. The FSP also includes guidance on identifying circumstances when a transaction may not be considered orderly. FSP FAS 157-4 was adopted for the Company’s year ended June 30, 2009.

SFAS 157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are as follows:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 19 - Fair Value Measurement and Fair Value of Financial Instruments (Continued)

Level 2:	Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2009 are as follows:

Description	June 30, 2009	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Securities available for sale	$25,909	$—	$25,232	$677

The following table presents a reconciliation of the securities available for sale measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended June 30, 2009 (in thousands):

Beginning balance, July 1, 2008	$2,620
Principal repayments	(55)
Unrealized losses included in noninterest income (loss)	(1,020)
Unrealized losses included in other comprehensive income	(868)

Ending balance, June 30, 2009	$677

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 19 - Fair Value Measurement and Fair Value of Financial Instruments (Continued)

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2009 are as follows:

Description	June 30, 2009	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Impaired loans	$1,680,000	$—	$—	$1,680,000
Foreclosed assets	$193,000	$—	$—	$193,000
Mortgage servicing rights	$42,000	$—	$—	$42,000

The methods and assumptions used to estimate the fair values included in the above tables are included in the disclosures that follow.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s financial instruments at June 30, 2009 and 2008:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts of cash and short-term instruments approximate fair value.

Securities Available for Sale (Carried at Fair Value)

The fair values of securities available for sale, excluding trust preferred securities, are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 19 - Fair Value Measurement and Fair Value of Financial Instruments (Continued)

Securities Available for Sale (Carried at Fair Value) (Continued)

The market for pooled trust preferred securities is inactive. A significant widening of the bid/ask spreads in the markets in which these securities trade was followed by a significant decrease in the volume of trades relative to historical levels. The new issue market is also inactive and no new pooled trust preferred securities have been issued since 2007. Since there were limited observable market-based Level 1 and Level 2 inputs for trust preferred securities, the fair value of these securities was estimated using primarily unobservable Level 3 inputs. Fair value estimates for trust preferred securities were based on discounting expected cash flows using a risk-adjusted discount rate. The methodology and significant inputs used to determine the aggregate expected cash flows are described in Note 5 - Securities. The Company develops the risk-adjusted discount rate by considering the time value of money (risk-free rate) adjusted for an estimated risk premium for bearing the uncertainty in future cash flows and, given current adverse market conditions, a liquidity adjustment based on an estimate of the premium that a market participant would require assuming an orderly transaction.

Federal Home Loan Bank Stock (Carried at Cost)

The carrying amount of Federal Home Loan Bank stock approximates fair value, and considers the limited marketability of such securities.

Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those that are accounted for under FASB Statement No. 114, Accounting by Creditors for Impairment of a Loan (“SFAS 114”), in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value of real estate collateral is generally determined based upon independent third-party appraisals of the properties, which consider sales prices of similar properties in the proximate vicinity or by discounting expected cash flows from the properties by an appropriate risk adjusted discount rate. Fair value of collateral other than real estate is based on an estimate of the liquidation proceeds. Impaired loans are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of the loan balances net of a valuation allowance.

Foreclosed Assets (Carried at Lower of Cost or Fair Value Less Estimated Selling Costs)

Fair values of foreclosed assets are based on independent third party appraisals of the properties or discounted cash flows based upon the expected sales proceeds upon disposition of the assets. These values were generally determined based on the sales prices of similar properties in the proximate vicinity. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 19 - Fair Value Measurement and Fair Value of Financial Instruments (Continued)

Mortgage Servicing Rights (Carried at Lower of Cost or Fair Value)

At origination, the Company estimates the fair value of mortgage servicing rights at 1% of the principal balances of loans sold and amortizes that amount over the estimated period of servicing revenues or charges the entire amount to income upon prepayment of the related loan. Due to the small size of the balance of mortgage servicing rights at June 30, 2009 and 2008, the Company did not perform any further analysis or estimate of their fair values. Therefore, the Company has disclosed that the carrying amounts of mortgage servicing rights approximate fair value.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities.

Federal Home Loan Bank Advances (Carried at Cost)

Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Securities Sold Under Agreements To Repurchase (Carried at Cost)

The carrying amounts of securities sold under agreements to repurchase approximate fair value for short-term obligations. The fair values for longer term repurchase agreements are based on current market interest rates for similar transactions.

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amounts of accrued interest approximate fair value.

Off-Balance-Sheet Credit-Related Instruments (Disclosures at Cost)

Fair values for off-balance-sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of these instruments is not material.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 19 - Fair Value Measurement and Fair Value of Financial Instruments (Continued)

Off-Balance-Sheet Credit-Related Instruments (Disclosures at Cost) (Continued)

The estimated fair values of the Company’s financial instruments were as follows:

	June 30,
	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$33,657	$33,657	$16,144	$16,144
Securities available for sale	25,909	25,909	30,225	30,225
Federal Home Loan Bank stock	3,883	3,883	3,846	3,846
Loans receivable, net	283,641	285,607	290,178	288,706
Accrued interest receivable	1,214	1,214	1,417	1,417
Mortgage servicing rights	42	42	50	50
Financial liabilities:
Deposits	244,536	247,102	216,230	217,669
Federal Home Loan Bank Advances	56,400	59,585	71,400	73,289
Securities sold under agreements to repurchase	18,779	18,851	23,809	23,605
Accrued interest payable	428	428	551	551
Off-balance-sheet financial instruments	—	—	—	—

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 20 - Parent Company Only Financial Information

Presented below are the condensed balance sheets, statements of operations and statements of cash flows for OBA Bancorp, MHC.

CONDENSED BALANCE SHEETS

	June 30,
	2009	2008
	(Dollars in Thousands)
Assets
Cash and due from banks	$15	$7
Investment in subsidiary	38,587	38,950
Other assets	10	1

Total Assets	$38,612	$38,958

Equity
Retained earnings	$39,104	$39,725
Accumulated other comprehensive loss	(492)	(767)

Total Equity	$38,612	$38,958

CONDENSED STATEMENTS OF OPERATIONS

	Years Ended June 30,
	2009	2008
	(Dollars in Thousands)
Income
Dividends from subsidiary	$30	$10

Expenses
Other noninterest expense	(22)	(3)

Income before Income Tax Benefit and (Excess of) Equity in Undistributed Net Income (Loss) of Subsidiary	8	7
Income Tax Benefit	9	1

Income before (Excess of) Equity in Undistributed Net Income (Loss) of Subsidiary	17	8
(Excess of) Equity in Undistributed Net Income (Loss) of Subsidiary	(638)	873

Net Income (Loss)	$(621)	$881

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 20 - Parent Company Only Financial Information (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2009	2008
	(Dollars in Thousands)
Operating Activities
Net income (loss)	$(621)	$881
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Excess of) equity in undistributed net income (loss) of subsidiary	638	(873)
Increase in other assets	(9)	(1)

Net Cash Provided by Operating Activities	8	7

Increase in Cash and Cash Equivalents	8	7
Cash and Cash Equivalents - Beginning of Year	7	—

Cash and Cash Equivalents - End of Year	$15	$7

Note 21 - Plan of Conversion and Reorganization

On May 5, 2009, the Board of Directors of OBA Bancorp, MHC approved a plan of conversion and reorganization under which OBA Bancorp, MHC would convert from a mutual holding company to a stock holding company. The conversion to a stock holding company is subject to approval of the members of OBA Bancorp, MHC and the OTS and includes the filing of a registration statement with the U.S. Securities and Exchange Commission. If such approvals are obtained, OBA Bancorp, MHC and OBA Bancorp, Inc. will cease to exist as separate legal entities and a stock holding company, OBA Financial Services, Inc. (of which the Bank will become a wholly owned subsidiary) will issue and sell shares of capital stock to eligible depositors and borrowers of the Bank and the public.

The cost of conversion and issuing the capital stock will be deferred and deducted from the proceeds of the offering. In the event the conversion and offering are not completed, any deferral costs will be charged to operations. Through June 30, 2009, the Company had incurred approximately $87,000 in conversion costs, which are included in other assets in the consolidated balance sheet.

OBA Bancorp, MHC

Notes to Consolidated Financial Statements

June 30, 2009 and 2008

Note 21 - Plan of Conversion and Reorganization (Continued)

In accordance with OTS regulations, at the time of the conversion from a mutual holding company to a stock holding company, OBA Financial Services, Inc. will substantially restrict retained earnings by establishing a liquidation account. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, and only in such event, each account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the adjusted qualifying account balances then held. The Bank may not pay dividends if those dividends would reduce equity capital below the required liquidation account amount.

Note 22 - Subsequent Events

In May 2009, the FASB issued SFAS No. 165, Subsequent Events. SFAS 165 establishes general standards for the accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. SFAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that should be made about events or transactions that occur after the balance sheet date. The Company adopted SFAS No. 165 effective for the year ended June 30, 2009.

In preparing the accompanying consolidated financial statements, the Company has evaluated subsequent events through September 9, 2009, the financial statement issue date. There were no subsequent events identified by the Company as a result of the evaluation that require recognition or disclosure in the consolidated financial statements.

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by OBA Financial Services, Inc. or OBA Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of OBA Financial Services, Inc. or OBA Bank since any of the dates as of which information is furnished herein or since the date hereof.

(Proposed Holding Company for OBA Bank)

Up to 4,025,000 Shares of

Common Stock

Par value $0.01 per share

(Subject to Increase to up to 4,628,750 Shares)

PROSPECTUS

KEEFE, BRUYETTE & WOODS

November 12, 2009

Until December 15, 2009 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.